UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No.                )

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Edwards Lifesciences Corporation

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Edwards Lifesciences Corporation 2021 Notice of Annual Meeting and Proxy Statement

Edwards Lifesciences Corporation One Edwards Way Irvine, California 92614 Phone: 949.250.2500 www.edwards.com

March 23, 2021

Dear Fellow Stockholders:

On behalf of the Edwards Board of Directors, it is my pleasure to invite you to attend our 2021 Annual Meeting of Stockholders. This year’s Annual Meeting will be held virtually via webcast at www.proxydocs.com/EW, beginning at 10:00 a.m. PT on Tuesday, May 4, 2021. A transcript with video and audio of the entire Annual Meeting will be made available at http://ir.edwards.com. Edwards will not hold an in-person meeting in order to ensure the health and well-being of our stockholders, employees and Board during the COVID-19 pandemic.

Details of the business to be conducted at the Annual Meeting are included in the attached Notice of 2021 Annual Meeting of Stockholders and Proxy Statement. Stockholders may also access the Notice of 2021 Annual Meeting of Stockholders and the Proxy Statement via the Internet at www.edwards.com.

Even in the midst of these challenging times, 2020 was another successful year for Edwards, thanks to the flexibility, resiliency, resourcefulness and passion of our employees and partners. We are pleased that we did not make staff reductions as a result of COVID. Instead, we grew our global team, invested in long-term programs and continued to pursue bold innovations for structural heart disease and critical care monitoring.

Our performance translated to 2020 total stockholder returns of 17%, with 3-year and 5-year returns of 143% and 247%, respectively, which continue to outpace the broader market. At the Annual Meeting, I look forward to reviewing our 2020 performance as well as our commitment to our long-term growth strategy.

This year also provided opportunities for Edwards to reflect on how we support our employees, our partners and our communities. I am extremely proud of Edwards’ inclusive culture and our excellent track record of valuing diversity. However, we continue to challenge ourselves to keep improving. We recognize that meaningful actions must be taken, and we look forward to sharing with you our initiatives and commitments that will help us continue a strong legacy of fostering a culture of diversity, inclusion and belonging.

Although we expect the pandemic to have a lingering impact on the global healthcare system, our team’s commitment and success has demonstrated their resiliency, and I am more optimistic than ever before about Edwards’ future. Our consistent growth demonstrates the strong demand for the work we do and the power of the triple win—innovations that extend life, improve quality of life and are more efficient for the health care system. Our focus on our innovation strategy presents tremendous opportunity to continue creating value and improving lives for patients around the world.

Thank you for your continued investment in Edwards.

Sincerely,

Michael A. Mussallem

Chairman of the Board and

Chief Executive Officer

Dear Fellow Stockholders:

On behalf of the Board of Directors, I would like to thank you for your continued investment in Edwards.

Over the past year, I have had the honor to serve as the Board’s Lead Independent Director following the retirement of Wesley von Schack. I am proud to work with such an experienced and skilled Board, providing independent oversight and leadership in support of Edwards’ long-term value creation.

During an unprecedented year, our Board remained actively engaged in guiding Edwards’ response to the COVID-19 pandemic. The Board met 12 times, both virtually and in-person, and received regular updates from our leadership team as the pandemic unfolded. Throughout this time, we have supported Edwards’ focus on protecting the health and well-being of our employees, serving our hospitals and clinical partners, and supporting our communities.

Our Board remains committed to ensuring we have the appropriate skills, experience and diversity to independently guide and oversee Edwards’ long-term strategy. As a result of our ongoing board refreshment efforts, we were pleased to appoint Ramona Sequeira and Paul LaViolette to our Board in the past year. Ramona and Paul both bring decades of valuable experience in the healthcare industry, and also provide unique perspectives to our Board and committees.

In keeping with years past, we have maintained our robust track record of engaging with our stockholders to solicit feedback on a variety of key themes. We value these conversations, and your perspectives help inform the Board’s decisions on topics related to governance, compensation, sustainability and strategy. I had the opportunity to speak with some of you during this past year, and I look forward to hearing from more of you in the future.

Edwards’ motivation continues to be caring for patients in need. Our commitment to delivering patient-focused innovation has created transformative medical technologies, improved patient care and resulted in exceptional long-term value creation. We are proud of our leading technologies and are confident we will continue to generate value for our stockholders in the future.

Thank you for your continued trust and support.

Sincerely,

Martha H. Marsh

Lead Independent Director

EDWARDS LIFESCIENCES CORPORATION

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

Date and Time	Location	Record Date
May 4, 2021	Virtual	March 10, 2021

10:00 a.m. PT

A live webcast of the Annual Meeting will be available at www.proxydocs.com/EW.

You will not be able to attend the Annual Meeting in person. Please see “Virtual Annual Meeting” on the following page for additional information.

Matters to be voted on at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”):

1.	Election of eight director nominees named in the attached Proxy Statement to serve until our next annual meeting of stockholders and until their respective successors are duly elected and qualified

2.	Approval, on an advisory basis, of the named executive officer compensation disclosed in the attached Proxy Statement

3.

Approval of the Amendment and Restatement of the Company’s 2001 Employee Stock Purchase Plan for United States Employees (the “U.S. ESPP”) to increase the total number of shares of common stock available for issuance under the U.S. ESPP by 3,300,000 shares

4.

Approval of the Amendment and Restatement of the Company’s 2001 Employee Stock Purchase Plan for International Employees (the “International ESPP”) to increase the total number of shares of common stock available for issuance under the International ESPP by 1,200,000 shares

5.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021

6.	Consider two stockholder proposals, if properly presented at the Annual Meeting

7.	Other business as may properly come before the Annual Meeting, and any postponement or adjournment of the Annual Meeting

The Proxy Statement accompanying this notice describes each of the items of business in more detail.

Record Date: If you were a holder of record of the common stock of Edwards Lifesciences Corporation at the close of business on March 10, 2021, you are entitled to notice of, and to vote at, the Annual Meeting.

Your vote is very important. Please submit your proxy or voting instructions as soon as possible to ensure that your shares will be represented at the Annual Meeting, whether or not you expect to attend the Annual Meeting. Stockholders may participate in the Annual Meeting by logging in at www.proxydocs.com/EW. Please see “Virtual Annual Meeting” below for additional information regarding participation in the virtual meeting.

List of Stockholders: A list of stockholders as of the record date for the Annual Meeting may be accessed during the virtual meeting by following the instructions you receive via email after you register in advance of the meeting. Instructions on viewing the list of stockholders will be provided to you approximately one hour prior to the start of the Annual Meeting.

How to Vote Your Shares

By Internet Go to www.proxypush.com/EW and follow the instructions	By Telephone Call 1-866-892-1604 and follow the instructions

By Mail Complete, sign, date, and return your proxy card or voting instruction form in the envelope provided	In Person (Virtual) Attend our Annual Meeting, which will be conducted virtually, via live webcast, and vote online; see “Virtual Annual Meeting” for more information

By Order of the Board of Directors,

Linda J. Park

Vice President, Associate General Counsel, and Corporate Secretary

March 23, 2021

Important notice regarding the availability of proxy materials for our 2021 Annual Meeting of Stockholders to be held on May 4, 2021:

Our Proxy Statement and 2020 Annual Report to stockholders are available on the Internet at

www.proxydocs.com/EW.

Edwards Lifesciences Corporation  ◾   One Edwards Way, Irvine, CA 92614  ◾   www.edwards.com

VIRTUAL ANNUAL MEETING

The Annual Meeting will be held in a virtual-only meeting format, via live video webcast that will provide stockholders with the ability to participate in the Annual Meeting, vote their shares and ask questions. In light of concerns and restrictions on travel related to the COVID-19 pandemic, we are implementing a virtual-only meeting format to enhance stockholder access to the Annual Meeting. We believe that the virtual-only meeting format will give stockholders the opportunity to exercise the same rights as if they had attended an in-person meeting and believe that these measures will enhance stockholder access and encourage participation and communication with our Board of Directors and management.

ATTENDANCE AT THE VIRTUAL ANNUAL MEETING

•

Only stockholders of record and beneficial owners of shares of our common stock as of the close of business on March 10, 2021, the record date, may attend and participate in the Annual Meeting, including voting and asking questions during the virtual Annual Meeting. You will not be able to attend the Annual Meeting physically in person.

•

In order to attend the Annual Meeting, you must register in advance of the meeting at www.proxydocs.com/EW. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions during the Annual Meeting.

As part of the registration process, you must enter the control number located on your proxy card, voting instruction form, or Notice of Internet Availability. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you will also need to enter your uniquely assigned control number at www.proxydocs.com/EW as part of the registration process.

•

If you were a stockholder as of the close of business on March 10, 2021, the record date, you may vote shares held in your name as the stockholder of record or shares for which you are the beneficial owner but not the stockholder of record electronically during the Annual Meeting through the online virtual annual meeting platform by following the instructions provided when you log onto the online virtual annual meeting platform.

•

On the day of the Annual Meeting, Tuesday, May 4, 2021, stockholders may begin to log onto the virtual-only Annual Meeting beginning at 9:50 a.m. local (Pacific) time, and the Annual Meeting will begin promptly at 10:00 a.m. local (Pacific) time. Please allow ample time for online login.

•

We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the virtual-only Annual Meeting platform, including any difficulties voting or submitting questions, you may call the technical support number that will be posted in your instruction email.

QUESTIONS AT THE VIRTUAL ANNUAL MEETING

•

Stockholders of record and beneficial owners as of the close of business on March 10, 2021, the record date, will have the ability to submit questions before and during the Annual Meeting. During a designated question and answer period at the Annual Meeting, we will respond to appropriate questions submitted by stockholders.

•

We will respond to as many stockholder-submitted questions as time permits, and any questions that we are unable to address during the Annual Meeting will be published and addressed on our website following the meeting, with the exception of any questions that are irrelevant to the purpose of the Annual Meeting or our business or that contain inappropriate or derogatory references which are not in good taste. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

YOU WILL NOT BE ABLE TO ATTEND THE ANNUAL MEETING IN PERSON.

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend the forward-looking statements contained in this Proxy to be covered by the safe harbor provisions of such Acts. Some statements other than statements of historical fact in this Proxy or referred to or incorporated by reference into this Proxy are “forward-looking statements” for purposes of these sections. These statements include, among other things, the expected impact of COVID-19 on our business, any predictions, opinions, expectations, plans, strategies, objectives and any statements of assumptions underlying any of the foregoing relating to our current and future business and operations, including, but not limited to, financial matters, development activities, clinical trials and regulatory matters, manufacturing and supply operations, and product sales and demand. These statements can sometimes be identified by the use of the forward-looking words, such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “should,” “anticipate,” “plan,” “goal,” “continue,” “seek,” “pro forma,” “forecast,” “intend,” “guidance,” “optimistic,” “aspire,” “confident,” other forms of these words, or similar words or expressions or the negative thereof. Statements of past performance, efforts or results about which inferences or assumptions may be made can also be forward-looking statements and are not indicative of future performance or results; these statements can be identified by the use of words such as “preliminary,” “initial,” “diligence,” “industry-leading,” “compliant,” “indications,” or “early feedback” or other forms of these words or similar words or expressions or the negative thereof. These forward-looking statements are subject to substantial risks and uncertainties that could cause our results or future business, financial condition, results of operations, or performance to differ materially from our historical results or experiences or those expressed or implied in any forward-looking statements contained in this Proxy. These risks and uncertainties include, but are not limited to: uncertainties regarding the severity and duration of the COVID-19 pandemic and its impact on our business and the economy generally; clinical trial or commercial results or new product approvals and therapy adoption; inability or failure to comply with applicable regulations; unpredictability of product launches; competitive dynamics; changes to reimbursement for the company’s products; the company’s success in developing new products and avoiding manufacturing and quality issues; the impact of currency exchange rates; the timing or results of research and development and clinical trials; unanticipated actions by the U.S. Food and Drug Administration and other regulatory agencies; unexpected litigation impacts or expenses; and other risks listed in Edwards’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and our other reports filed with the Securities and Exchange Commission, to which your attention is directed. These forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections.

Edwards, Edwards Lifesciences, the stylized E logo, HemoSphere, INSPIRIS, INSPIRIS RESILIA, KONECT, PARTNER, PARTNER 3, PASCAL, RESILIA, SAPIEN, and SAPIEN 3 are trademarks of Edwards Lifesciences Corporation. All other trademarks are the property of their respective owners.

PROXY SUMMARY

This summary contains highlights about Edwards Lifesciences Corporation (“Edwards”) and the upcoming 2021 Annual Meeting of Stockholders (the “Annual Meeting”). This summary does not contain all of the information that you should consider. Please read the entire Proxy Statement prior to voting.

2021 Annual Meeting of Stockholders
Date and Time	Location	Record Date

May 4, 2021	Virtual	March 10, 2021

10:00 a.m. PT

A live webcast of the Annual Meeting will be available at www.proxydocs.com/EW.

You will not be able to attend the Annual Meeting in person. Please see “Virtual Annual Meeting” for additional information.

If you were a holder of record of the common stock of Edwards at the close of business on March 10, 2021, you are entitled to notice of, and to vote at, the Annual Meeting.

STOCKHOLDER VOTING MATTERS (Page 1)

Proposal		Board’s Voting Recommendation

Proposal 1:	Election of Directors	FOR each nominee

Proposal 2:	Advisory Vote to Approve Named Executive Officer Compensation	FOR

Proposal 3:

Approval of the Amendment and Restatement of the Company’s 2001 Employee Stock Purchase Plan for United States Employees (the “U.S. ESPP”) to Increase the Total Number of Shares of Common Stock Available for Issuance under the U.S. ESPP by 3,300,000 Shares

FOR

Proposal 4:

Approval of the Amendment and Restatement of the Company’s 2001 Employee Stock Purchase Plan for International Employees (the “International ESPP”) to Increase the Total Number of Shares of Common Stock Available for Issuance under the International ESPP by 1,200,000 Shares

FOR

Proposal 5:	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR

Proposal 6:	Advisory Vote on a Stockholder Proposal Regarding Action by Written Consent	✗ AGAINST

Proposal 7:	Advisory Vote on a Stockholder Proposal to Adopt a Policy to Include Non-Management Employees as Prospective Director Candidates	✗ AGAINST

Edwards Lifesciences Corporation	2021 Proxy Statement	i

BOARD OF DIRECTOR NOMINEES (Page 5)

The Board of Directors (the “Board”) has selected the following eight persons as its nominees for election for a one-year term to the Board at the Annual Meeting. The following chart provides key information on each of our director nominees as of the date of this Proxy Statement. Each director nominee was elected as a director at the Company’s annual meeting held on May 7, 2020, to hold office until the next annual meeting, other than Mr. LaViolette who was appointed to the Board on July 13, 2020.

				Committee Memberships

Name	Age	Director Since	Independent	Audit Committee*	Compensation and Governance Committee	Other Public Company Boards

Kieran T. Gallahue Former Chairman and CEO, CareFusion Corporation	57	2015	Yes			3

Leslie S. Heisz Former Managing Director, Lazard Frères & Co	60	2016	Yes			2

Paul A. LaViolette Managing Partner and COO, SV Health Investors LLC	63	2020	Yes			2

Steven R. Loranger Former Chairman, President and CEO ITT Corporation	69	2016	Yes			1

Martha H. Marsh** Retired President and CEO, Stanford Hospital & Clinics	72	2015	Yes			1

Michael A. Mussallem Chief Executive Officer and Chairman, Edwards Lifesciences Corporation	68	2000	No			0

Ramona Sequeira President of the U.S. Business Unit and Global Portfolio Commercialization, Takeda Pharmaceuticals USA, Inc.	55	2020	Yes			0

Nicholas J. Valeriani Former CEO, West Health Institute Former EVP, Johnson & Johnson	64	2014	Yes		†	1

*	Each member of the Audit Committee is an audit committee financial expert

**	Lead Independent Director

†	Future Chairperson upon Dr. Link’s retirement from the Board at the Annual Meeting

C	Chairperson

ii	Edwards Lifesciences Corporation	2021 Proxy Statement

Our Board strives to maintain a highly independent, balanced, and diverse group of directors that collectively possesses the expertise to ensure effective oversight of management. Our director nominees are:

Diverse Range of Qualifications and Skills Represented by Our Directors

Medical Technology Industry Experience	Executive International Experience	Corporate Governance

Regulatory and Compliance	Senior Leadership	Operations Management

Innovation/Technology	Risk Management	Risk Oversight

Finance and Financial Industry	Human Capital Resources	Financial Reporting

Edwards Lifesciences Corporation	2021 Proxy Statement	iii

CORPORATE GOVERNANCE HIGHLIGHTS (Page 12)

Our commitment to good corporate governance practices and accountability to stockholders is described below.

WHAT WE DO

Annual election of directors

Ongoing Board refreshment and director skill set aligned with corporate strategy

Majority vote standard in uncontested elections, with director resignation policy

Special stockholders meetings can be called by stockholders owning at least 15% of our outstanding shares

Proxy access right to permit a stockholder, or a group of up to 30 stockholders, owning at least 3% of our outstanding shares continuously for at least 3 years, to nominate up to the greater of 2 directors or 20% of our Board for inclusion in our annual meeting proxy statement

Independent Board, all but our Chief Executive Officer

Commitment to Board Diversity

Executive session of independent directors held at each regularly scheduled Board and committee meeting

Lead Independent Director provides strong independent leadership of our Board

Retirement policy for directors

Annual Board and committee self-evaluations and peer reviews

Encourage continuing director education with designated annual reimbursement policy

Formal director orientation and continuing education program

Nonemployee directors expected to hold net shares upon vesting or exercise of equity awarded after 2011 until Board service ends

Senior management succession planning considered at each regularly scheduled Board meeting

Active stockholder engagement

Robust code of ethics in our Global Business Practice Standards

Active Board oversight of enterprise risks and risk management

Corporate sustainability report and receipt of numerous recognitions for our sustainability practices

“Clawback” policy for performance-based compensation

WHAT WE DON’T DO

✗	No pledging or hedging of Edwards’ securities by members of the Board, employees with a title of “vice president” equivalent or above, and any other employees designated as “Designated Insiders” under our insider trading policy

✗	No stockholder rights plan (“poison pill”)

✗	No supermajority voting provisions in the Company’s organizational documents

iv	Edwards Lifesciences Corporation	2021 Proxy Statement

ACTIVE STOCKHOLDER ENGAGEMENT PROGRAM (Page 12)

Edwards’ Board and management are committed to engaging with Edwards’ stockholders and incorporating feedback into their decision-making processes. Throughout the year, our CEO, CFO, and Vice President of Investor Relations meet, by phone and face-to-face, with current and prospective stockholders to discuss Edwards’ strategy, business, and financial results. Our CFO, Corporate Secretary, and Vice President of Investor Relations, together with other members of management and our Lead Independent Director, engage stockholders to solicit their views and feedback on, among other things, corporate governance, compensation, sustainability, corporate social responsibility, human capital management, diversity, inclusion and belonging, succession planning, and other related matters and to discuss the issues that matter most to our stockholders. During this past outreach season, which occurred from October to December 2020, we also discussed the Company’s response to the COVID-19 pandemic. Stockholder feedback is shared with the Board and its committees, which enhances our corporate governance practices, facilitates future dialogue between stockholders and the Board, and provides additional transparency to our stockholders. Since the 2020 annual meeting of stockholders, our CFO, Corporate Secretary, and Vice President of Investor Relations contacted our top stockholders representing approximately 55% of our outstanding shares and engaged with stockholders representing approximately 29% of our outstanding shares.

Over time, we have amended our Charter and Bylaws to adopt various stockholder rights and to align our corporate governance practices with our stockholders’ interests.

Topic	Action Taken in Response to Stockholder Feedback

Lead Independent Director Responsibilities	• Expanded the role of the Presiding Director position, and, in light of the additional responsibilities, designated the position, Lead Independent Director

Proxy Access	• Amended our Bylaws to provide for proxy access at 3% and 3-year ownership and holding period duration thresholds

Right to Call Special Meetings

•  Amended our Bylaws to permit stockholders to call a special meeting

•  In response to a non-binding stockholder proposal requesting the right to act by written consent, engaged with stockholders representing over 50% of shares then outstanding to better understand investor views and, in response to feedback received, reduced the minimum ownership threshold to call a special meeting from 25% to 15%

Declassified Board	• Amended our Charter to eliminate the classified board

No Supermajority Voting	• Amended our Charter to eliminate supermajority voting

Poison Pill	• Did not renew poison pill when it expired in March 2010

Majority Voting in Director Elections	• Amended our Bylaws to provide for majority voting in uncontested director elections

Edwards Lifesciences Corporation	2021 Proxy Statement	v

CORPORATE SOCIAL RESPONSIBILITY (Page 18)

At Edwards, our commitment to corporate responsibility and sustainability is foundational, and expressed in the words of our mission statement, known as our Credo: “Through our actions, we will become trusted partners with customers, colleagues and patients—creating a community unified in its mission to improve the quality of life around the world. Our results will benefit customers, patients, employees and shareholders.” Our Compensation and Governance Committee of the Board (the “Compensation Committee”) maintains formal oversight responsibilities for our Sustainability program, with regular discussions at meetings of the full Board. More details on our sustainability efforts can be found in our Sustainability Report posted on our website at www.edwards.com under “About Us—Corporate Responsibility.”

We received numerous recognitions for our sustainability and environmental responsibilities practices in 2020, some of which are highlighted below:

•

2020 marks the inaugural appearance of Edwards on Barron’s third annual list of the 100 Most Sustainable Companies in the United States. Significant performance indicators included the designation of funds for community support, the hiring of minority employees, and improvements in workplace inclusivity.

•

For the fourth consecutive year, named one of America’s Most JUST Companies from Forbes and JUST Capital—United States largest publicly traded companies are ranked on the issues Americans care about most.

•

Named as one of the Management Top 250 by the Wall Street Journal in partnership with the Drucker Institute—listed #29 out of 886 companies ranked according to their overall effectiveness of “doing the right things well.” Edwards achieved high marks in all five dimensions of corporate performance: Customer Satisfaction, Employee Engagement and Development, Innovation, Social Responsibility and Financial Strength.

•

In 2020, once again recognized by the Investor’s Business Daily 50 Best ESG Companies for superior Environmental, Social and Governance (ESG) ratings in addition to strong fundamental and technical performance.

•

Constituent of the DJSI ESG World and North America Indices—the Dow Jones Sustainability World index tracks the performance of the top 10% of the 2,500 largest companies in the S&P Global Broad Market Index that lead the field in sustainability.

EXECUTIVE COMPENSATION (Page 25)

Executive Summary.    Edwards is the global leader in patient-focused medical innovations for structural heart disease and critical care monitoring. Driven by a passion to help patients, we partner with the world’s leading clinicians and researchers and invest in research and development to transform care for those impacted by structural heart disease or who require hemodynamic monitoring during surgery or in intensive care.

Pay-for-Performance Philosophy.    The Compensation Committee strives to create a pay-for-performance culture and strongly believes that executive compensation should be tied not only to performance, but also directly to the successful implementation of our long-term corporate strategy. As a direct result of our strategy, we have introduced therapies such as transcatheter aortic valve replacement, novel resilient surgical heart valves and noninvasive advanced hemodynamic monitoring, and strengthening our leadership positions. Successfully managing our business in a challenging, highly regulated, dynamic environment requires talented and energetic leaders who champion our strategy and deliver on our commitments.

2020 Financial and Operating Performance.    Following the outbreak of COVID-19, we continued to remain fully committed to our patient-focused innovation strategy; the pandemic did not stop us from doing the right thing for patients. Guided by our Credo, our priorities during the pandemic have been to protect the health and well-being of our employees, to continue to serve our patients, hospitals and clinical partners, and to support our communities.

We intentionally did not take any actions that would negatively impact our employees’ compensation and benefits as a result of the crisis. In fact, the Company, with the support of the Board, is paying typical bonuses to hourly employees in our supply chain and is protecting the majority of the incentive pay of the field organization to recognize their commitment and resilience. In addition, across the Company, our employees generally received typical bonuses, salary increases and continuing equity grants for 2020. In light of our long-term strategy that includes the development of technologies over many years, we intentionally did not take any actions to significantly reduce investments that would disrupt programs that we expect will benefit all stakeholders, including patients, over time.

Our financial results and operating performance in 2020 were significantly impacted by COVID-19. We faced headwinds most severely beginning in March 2020 when procedure rates were highly variable around the globe, leading to a sharp,

vi	Edwards Lifesciences Corporation	2021 Proxy Statement

temporary decline in sales. Treatments were delayed due to hospital prioritization of COVID-19 patients, hospital closures, and patients deferring treatment as a result of the pandemic. Although we began recovering towards the end of the second quarter and continued to recover from the financial impact through the second half of the year, our financial performance was below original expectations. Despite the impact of the pandemic, our total sales for fiscal year 2020 was $4.4 billion, an increase in underlying revenue growth for the year of approximately 1% over the prior year, and our total stockholder return for the year was 17%.1

Even with the challenges we faced during the global pandemic, we continued to make important progress on future advancements for patients:

•	Extended leadership in transcatheter aortic valves with the continued strong adoption of our SAPIEN 3 valve technology, particularly in Europe, and the launch of this therapy in China;
•	In transcatheter mitral and tricuspid therapies, we aggressively pursued a portfolio of differentiated technologies supported by the establishment of rigorous clinical evidence;
•	Extended our leadership in aortic surgical valves through the continued adoption of our newest technologies, INSPIRIS RESILIA aortic valve and the launch of KONECT aortic valve conduit; and
•	Advanced leadership in critical care with the continued introduction of advanced monitoring technology and smart recovery algorithms for patients.

Stock Performance.    As a general indicator of our pay-for-performance culture, the Compensation Committee considers how Edwards’ cumulative total return to stockholders (“TSR”) compares to both the S&P 500 Index and the S&P Healthcare Equipment Select Industry Index (the “SPSIHE”). The table below illustrates our 5-year cumulative TSR on common stock with the cumulative total returns of the S&P 500 Index and the SPSIHE.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN*

*

$100 invested at market close on December 31, 2015 in stock or index, including reinvestment of dividends. The stock price performance included in this graph is not necessarily indicative of future stock price performance.

[1]	“Underlying growth rate” is a non-GAAP item. Refer to the Appendix A for a reconciliation to the most directly comparable GAAP financial measure.

Edwards Lifesciences Corporation	2021 Proxy Statement	vii

2020 Annual Incentive Plan Outcomes and Long-Term Incentives.    The Company’s Annual Incentive Plan consists of three elements:

•	the corporate financial measurement (based on underlying revenue growth, adjusted net income and adjusted free cash flow targets),
•	the Key Operating Drivers (“KODs”) (quantifiable strategic milestones that include financial objectives and are tracked using a points system across our entire organization), and
•	individual performance.

The KODs contemplate near and long-term objectives of our multi-year strategy, and the KODs are how we translate these strategic goals into quantifiable metrics to be achieved in any given year, holding all employees, including executives, accountable for the Company’s and their own performance; approximately 20% of the KODs include a financial component.

Due to the impacts of, and the circumstances surrounding, the COVID-19 pandemic and the considerations discussed in “2020 Annual Incentive Plan” on page 29 of this Proxy Statement, the Compensation Committee approved the use of discretion for the 2020 Annual Incentive Plan funding and determined it was appropriate to use the KOD results as the primary mechanism to determine 2020 Annual Incentive Plan payouts across the entire organization, and to not include the corporate financial measurement element, which, if used, would have resulted in a funding at 0%. The Compensation Committee also adjusted the bonus potential downwards by 35% for the CEO and 25% for the rest of the executive group, including the other named executive officers (“NEOs”), to further calibrate the results to the financial outcomes and underscore the executive team’s commitment to, and responsibility for, the Company’s performance. With a 2020 KOD achievement of 70%, our cash incentive plan funded at 70% for corporate employees, 52.5% for the executive group, and 45.5% for the CEO, and also took into account each individual’s performance, more fully described under “Elements of Compensation—Annual Cash Incentive Payment.” The Performance-Based Restricted Stock Units (“PBRSU”) that vested in 2020 were granted in 2017 and measured performance based on Edwards’ TSR over a three-year period compared to that of companies in a subset of the SPSIHE, as discussed in more detail under “Compensation Discussion and Analysis” below. These PBRSUs paid out at 175% of the targeted vesting level.

viii	Edwards Lifesciences Corporation	2021 Proxy Statement

COMPENSATION PROGRAM HIGHLIGHTS (Page 32)

Compensation Program Highlights.    The Compensation Committee believes that its executive compensation and benefits philosophy and objectives have resulted in programs that align executives with stockholder interests.

WHAT WE DO

Pay-for-Performance. Approximately 89% of the target total direct compensation of our CEO, and an average of 78% of the target total direct compensation of our other NEOs, was performance-based in 2020.

Linkage Between Performance Measures and Strategic Imperatives. Performance measures for incentive compensation are linked to our Strategic Imperatives through achievement of KODs and are designed to create long-term stockholder value and hold executives accountable for their individual and Edwards’ performance.

Performance-Based Equity. Our PBRSUs vest based on our relative TSR over a three-year period.

Minimum Three-Year Vesting. Equity compensation is structured to vest over a minimum period of three years, subject to limited exceptions.

Robust Executive Stock Ownership Guidelines with Holding Period Requirements. Executives are required to hold Edwards’ stock with a value not less than six-times salary for our CEO and three-times salary for each other NEO. Fifty percent of net shares received as equity compensation must be retained until the guideline has been met.

CEO Stock Ownership. Our CEO far exceeds his six-times salary ownership guideline and has continued to increase his ownership of Edwards’ stock each year.

Modest Perquisites. We provide modest perquisites and have a business rationale for the perquisites that we do provide.

“Double Trigger” in the Event of a Change in Control. Severance benefits are paid, and equity compensation awarded starting in May 2015 accelerates in connection with a severance, only upon a “double trigger” in connection with a change in control (meaning a termination of the executive’s employment is required, in addition to the occurrence of a change in control, in order for the benefits to be triggered).

Use of Tally Sheets. The Compensation Committee annually reviews summaries of prior and potential future compensation levels (referred to as “tally sheets”) when making compensation decisions.

“Clawback” Policy. We maintain a recoupment policy for performance-based compensation.

Independent Compensation Consultant. The Compensation Committee engages an independent compensation consulting firm that provides us with no other services.

WHAT WE DON’T DO

✗	No excise tax gross-ups for executive officers.

✗	No repricing or buyout of underwater stock options.

✗	No pledging of Edwards’ securities by members of the Board, employees with a title of “vice president” equivalent or above, and any other employees designated as “Designated Insiders” under our insider trading policy.

✗	No hedging of Edwards’ securities by members of the Board, employees with a title of “vice president” equivalent or above, and any other employees designated as “Designated Insiders” under our insider trading policy.

We ALIGN executive compensation with the interests of our stockholders.	We DESIGNED executive compensation programs to avoid excessive risk and foster long-term value creation.	We ADHERE to strong executive compensation and corporate governance practices.

Edwards Lifesciences Corporation	2021 Proxy Statement	ix

EDWARDS LIFESCIENCES CORPORATION

PROXY STATEMENT FOR THE

2021 ANNUAL MEETING OF STOCKHOLDERS

GENERAL MEETING AND VOTING INFORMATION

Our Board is soliciting your proxy for use at the Annual Meeting to be held at 10:00 a.m. PT, on Tuesday, May 4, 2021, which will be conducted virtually, via live webcast.

Unless the context otherwise requires, references in this Proxy Statement to “Edwards,” “the Company,” “we,” “our,” “us,” and similar terms refer to Edwards Lifesciences Corporation, a Delaware corporation.

Important Notice Regarding the Availability of Proxy Materials for Our 2021 Annual Meeting of Stockholders to be Held on May 4, 2021

We are pleased to take advantage of Securities and Exchange Commission (the “SEC”) rules that allow us to furnish our proxy materials, including our 2020 Annual Report and this Proxy Statement (collectively, the “Proxy Materials”), over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of the Proxy Materials. The Notice contains instructions on how to access those documents over the Internet and how to submit your proxy via the Internet. The Notice also contains instructions on how to request a paper copy of the Proxy Materials. All stockholders who do not receive the Notice will receive a paper copy of the Proxy Materials by mail or an electronic copy of the Proxy Materials by e-mail. This process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing the Proxy Materials. This Proxy Statement and our 2020 Annual Report are available at http://ir.edwards.com/annuals-proxies.cfm.

The Notice and the Proxy Materials are first being made available to stockholders on or about March 23, 2021.

Voting Matters and the Recommendations of the Board

The items of business scheduled to be voted on at the Annual Meeting and our Board’s recommendation on each item are as follows:

Proposal		Board’s Voting Recommendation

Proposal 1.	Election of Directors	FOR each nominee

Proposal 2.	Advisory Vote to Approve Named Executive Officer Compensation	FOR

Proposal 3.

Approval of the Amendment and Restatement of the Company’s 2001 Employee Stock Purchase Plan for United States Employees (the “U.S. ESPP”) to Increase the Total Number of Shares of Common Stock Available for Issuance under the U.S. ESPP by 3,300,000 Shares

FOR

Proposal 4.

Approval of the Amendment and Restatement of the Company’s 2001 Employee Stock Purchase Plan for International Employees (the “International ESPP”) to Increase the Total Number of Shares of Common Stock Available for Issuance under the International ESPP by 1,200,000 Shares

FOR

Proposal 5.	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR

Proposal 6.	Advisory Vote on a Stockholder Proposal Regarding Action by Written Consent	✗ AGAINST

Proposal 7.	Advisory Vote on a Stockholder Proposal to Adopt a Policy to Include Non-Management Employees as Prospective Director Candidates	✗ AGAINST

Edwards Lifesciences Corporation	2021 Proxy Statement	1

GENERAL MEETING AND VOTING INFORMATION

Stockholders will also be asked to consider and transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof. Pursuant to our Bylaws, the chairman of the Annual Meeting will determine whether any business proposed to be brought before the Annual Meeting has been properly presented. If the chairman determines that the business was not properly brought before the Annual Meeting, the chairman will declare at the Annual Meeting that such business was not properly brought and such business will not be transacted.

Record Date and Stockholders List

The Board has fixed the close of business on March 10, 2021 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders of record entitled to vote at the Annual Meeting will be available for inspection by any stockholder, for any purpose germane to the meeting, during normal business hours, for a period of 10 days prior to and including the date of the Annual Meeting, at our corporate headquarters located at One Edwards Way, Irvine, California 92614.

How to Attend

The Annual Meeting will be held on Tuesday, May 4, 2021 at 10:00 a.m. PT in a virtual-only meeting format, via live video webcast. To ensure the health and well-being of our stockholders, employees and Board during the COVID-19 pandemic, we have determined that the Annual Meeting will be held solely in a virtual meeting format via the Internet. You will be able to attend and participate in the Annual Meeting online by visiting www.proxydocs.com/EW and registering in advance of the meeting. See “Virtual Annual Meeting” above following the Notice of 2021 Annual Meeting of Stockholders for further information.

Who Can Vote

You are entitled to vote your shares at the Annual Meeting if our records show that you held your shares as of the close of business on the record date, March 10, 2021. At the close of business on that date, 622,036,179 shares of our common stock were outstanding and entitled to vote at the Annual Meeting. We have no other class of voting securities outstanding. Each stockholder is entitled to one vote per share on each proposal to be voted upon at the Annual Meeting.

How to Vote

You may hold Edwards’ shares in multiple accounts and therefore receive more than one set of the Proxy Materials. To ensure that all of your shares are voted, please submit your proxy or voting instructions for each account for which you have received a set of the Proxy Materials.

Shares Held of Record.    If you hold your shares in your own name as a holder of record with our transfer agent, Computershare, you may authorize that your shares be voted at the Annual Meeting in one of the following ways:

By Internet	If you received the Notice or a printed copy of the Proxy Materials, follow the instructions in the Notice or on the proxy card.

By Telephone	If you received a printed copy of the Proxy Materials, follow the instructions on the proxy card.

By Mail	If you received a printed copy of the Proxy Materials, complete, sign, date, and mail your proxy card in the enclosed, postage-prepaid envelope.

In Person (Virtual)

You may also vote virtually while attending the meeting through www.proxydocs.com/EW. To attend the Annual Meeting and vote your shares, you must register for the Annual Meeting in advance of the meeting and provide the control number located on your Notice or proxy card. See “Virtual Annual Meeting” above following the Notice of 2021 Annual Meeting of Stockholders for further information.

Shares Held in Street Name.    If you hold your shares through a broker, bank or other nominee (that is, in street name), you will receive instructions from your broker, bank or nominee that you must follow in order to submit your voting instructions and have your shares voted at the Annual Meeting. If you want to vote in person virtually at the Annual Meeting, you may be required to obtain a legal proxy from your broker, bank or other nominee, and you must also register in advance of the meeting at www.proxydocs.com/EW.

Shares Held in Our 401(k) Plan.    If you participate in the Edwards Lifesciences Corporation 401(k) Savings and Investment Plan or the Edwards Lifesciences Technology Sarl Retirement Savings Plan, you will receive a request for voting instructions

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GENERAL MEETING AND VOTING INFORMATION

with respect to the shares allocated to your plan account. You are entitled to direct the plan trustee how to vote your plan shares. If the plan trustee does not receive voting instructions for shares in your plan account, the shares attributable to your account will be voted in the same proportion as the allocated shares for which voting instructions have been received.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance of the Annual Meeting as described above so that your vote will be counted if you later decide not to attend or are unable to attend the Annual Meeting.

Deadline to Vote

If you are a stockholder of record, your proxy must be received by telephone or the Internet prior to the start of the meeting in order for your shares to be voted at the Annual Meeting. If you are a stockholder of record and you received a printed copy of the Proxy Materials, you may instead mark, sign, date and return the enclosed proxy card, which must be received before the polls close at the Annual Meeting.

If you hold your shares in street name through a broker, bank or other nominee, please follow the instructions provided by the broker, bank or other nominee who holds your shares. If you hold shares in one of our 401(k) plans, to allow sufficient time for voting by the plan trustees, your voting instructions must be received by telephone or the Internet by 11:59 p.m. ET on April 29, 2021.

Appointment of Proxies

The Board has appointed Martha H. Marsh and Michael A. Mussallem to serve as proxy holders to vote your shares according to the instructions you submit. If you properly submit a proxy but do not indicate how you want your shares to be voted on one or more items, your shares will be voted on such items in accordance with the recommendations of our Board as set forth above under “Voting Matters and the Recommendations of the Board.” With respect to any other matter properly presented at the Annual Meeting, your proxy, if properly submitted, gives authority to the proxy holders to vote your shares on such matter in accordance with their best judgment.

Revocation of Your Proxy

If you are a holder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by delivering written notice of revocation to the Corporate Secretary of the Company by submitting a subsequently dated proxy by mail, telephone or the Internet in the manner described above under “How to Vote,” or by attending the Annual Meeting and voting in person virtually. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy. If you hold your shares in street name, you must follow the instructions provided by your broker, bank or nominee to revoke your voting instructions, or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the Annual Meeting, by participating in the Annual Meeting virtually.

Any change to your proxy or voting instructions that is provided by telephone or the Internet must be submitted prior to the Annual Meeting, except that if you are voting shares held in one of our 401(k) plans, the deadline is 11:59 p.m. ET on April 29, 2021.

Broker Voting

Brokers holding shares of record for their customers are entitled to vote on certain routine matters, such as the ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”), our independent registered public accounting firm (Proposal 5), without instructions from their customers. However, these brokers are generally not entitled to vote on non-routine matters, including the election of directors, matters relating to equity compensation plans or executive compensation, and certain corporate governance proposals, unless their customers submit voting instructions. If you hold your shares in street name through a broker and the broker does not receive your voting instructions, the broker will not be permitted to vote your shares in its discretion on any of the proposals at the Annual Meeting other than the proposal to ratify the appointment of PwC (Proposal 5). If you do not submit voting instructions and your broker votes your shares on Proposal 5 in its discretion, your shares will constitute “broker non-votes” on each of the other proposals.

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GENERAL MEETING AND VOTING INFORMATION

Quorum

The presence at the Annual Meeting, in person or by proxy, of holders of at least a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum to transact business at the Annual Meeting. Shares represented at the Annual Meeting are counted toward a quorum even if the holder of such shares abstains from voting. Shares held through brokers are not counted toward a quorum unless the broker has authority to vote, and votes such shares, upon at least one matter at the Annual Meeting.

Vote Required on Proposals

The following summary describes the vote required to approve each of the proposals at the Annual Meeting.

Voting Item		Vote Standard	Treatment of Abstentions and Broker Non-Votes

Proposal 1.	Election of Directors	• Majority of votes cast	• Abstentions and broker non-votes not counted as votes cast

Proposal 2.	Advisory Vote to Approve Named Executive Officer Compensation	• Majority of shares represented at the Annual Meeting and entitled to vote on the proposal	• Abstentions will have the effect of votes “against” • Broker non-votes will not be counted as shares entitled to vote on the proposal
Proposal 3.	Approval of the Amendment and Restatement of the Company’s 2001 Employee Stock Purchase Plan for United States Employees (the “U.S. ESPP”) to Increase the Total Number of Shares of Common Stock Available for Issuance under the U.S. ESPP by 3,300,000 Shares
Proposal 4.	Approval of the Amendment and Restatement of the Company’s 2001 Employee Stock Purchase Plan for International Employees (the “International ESPP”) to Increase the Total Number of Shares of Common Stock Available for Issuance under the International ESPP by 1,200,000 Shares
Proposal 5.	Ratification of Appointment of Independent Registered Public Accounting Firm
Proposal 6.	Advisory Vote on a Stockholder Proposal Regarding Action by Written Consent
Proposal 7.	Advisory Vote on a Stockholder Proposal to Adopt a Policy to Include Non-Management Employees as Prospective Director Candidates

Proxy Solicitation Costs

Your proxy for the Annual Meeting is being solicited on behalf of our Board, and the Company will bear the cost of solicitation. At our expense, we will also request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting materials to the beneficial owners of shares held of record by such persons. In addition, we have retained Georgeson Inc. (“Georgeson”) to assist with the distribution and solicitation of proxies for a fee of $20,000, plus expenses for these services. We also agreed to indemnify Georgeson against liabilities and expenses arising in connection with the proxy solicitation unless caused by Georgeson’s gross negligence or intentional misconduct. Georgeson and our officers, directors and regular employees may also solicit proxies by telephone, facsimile, e-mail and personal solicitation. We will not pay additional compensation to our officers, directors and regular employees for these activities.

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BOARD OF DIRECTORS MATTERS

PROPOSAL 1 – ELECTION OF DIRECTORS

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

General.    Our Board currently consists of nine directors forming one single class of directors.

The Board has nominated the eight individuals below for election to the Board at the Annual Meeting, to serve a one-year term until the next annual meeting of stockholders and until their respective successors are elected and qualified, or until their earlier resignation or removal. In anticipation of the retirement policy in our Corporate Governance Guidelines and in furtherance of our director succession plans, our Board did not nominate Dr. Link for reelection at the Annual Meeting. Dr. Link will retire from the Board immediately prior to the Annual Meeting, at which point the Board intends to decrease the size of the Board to eight directors. As a result, stockholders may not vote for more than eight nominees.

Each of the nominees standing for election is currently a director and, with the exception of Mr. LaViolette who was appointed to the Board on July 13, 2020 after last year’s annual meeting of stockholders, each nominee was previously elected to the Board by our stockholders. Each of the director nominees has consented to serve as a director if elected. However, if any nominee becomes unable or unwilling for good cause to serve before the election, the shares represented by proxy may be voted for a substitute nominee designated by the Board. No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee, and none of our directors has any family relationship with any other director or with any of our executive officers. More information regarding the Board, the committees of the Board, director independence, and related matters follows this Proposal 1.

Identification and Evaluation of Director Candidates.    Our Board carefully considers the skills, experiences, and diversity of its members as part of its robust director evaluation and Board refreshment process. Even though our Compensation Committee makes recommendations to the Board regarding candidates for election as directors of the Company, all members of the Board are very engaged in the process of, and discussions regarding, refreshment.

The Compensation Committee maintains formal criteria for selecting director nominees who will best serve the interests of the Company and its stockholders. These criteria are described in more detail below under “Board Criteria and Diversity Policy.” In addition to these requirements, the Compensation Committee also evaluates whether the candidate’s skills and experience are complementary to the existing Board members’ skills and experience, recognizing that the Board’s skills evolve in order to align with the Company’s strategy as well as emerging risks and opportunities. Some or all of the members of the Compensation Committee interview candidates that meet the criteria, and the Compensation Committee selects nominees that it believes best suit the needs of the Board. As a result of the Board’s thoughtful and deliberate process of refreshment, seven new directors have been added to the Board since 2014, including two new directors in 2020. This process has involved the participation of all directors, taking advantage of their broad range of expertise and experience as part of the decision-making process.

The Board previously retained Spencer Stuart to commence a search for qualified director candidates to be considered for possible appointment to the Board. Spencer Stuart identified potential candidates and provided the Board with background information and its assessment of the qualifications of potential candidates, which included Mr. LaViolette. The Board then followed the evaluation and screening process discussed above, including interviewing and then reviewing the candidates against the formal criteria for selecting director nominees, and then discussed the potential candidates. The Board then met, discussed and appointed Mr. LaViolette as a member of the Board and a member of the Compensation Committee in July 2020. Mr. LaViolette, as a director nominee, will stand for election by stockholders for the first time at the Annual Meeting.

The Compensation Committee will consider qualified candidates for director nominees suggested by the Company’s stockholders. Stockholders can suggest qualified candidates for director nominees by writing to the Corporate Secretary of the Company at One Edwards Way, Irvine, California 92614. Submissions should include the information about the director candidate and the stockholder making the submission that would otherwise be required by Article I, Section 2(f)

Edwards Lifesciences Corporation	2021 Proxy Statement	5

PROPOSAL 1 — ELECTION OF DIRECTORS

of our Bylaws if the stockholder was nominating the individual for election to our Board. Submissions received that include such information, and provided that the recommended candidate meets the criteria described below, are forwarded to the Compensation Committee for further review and consideration. The Compensation Committee may also request additional information concerning the director candidate that it deems reasonably required to determine the eligibility and qualification of the director candidate to serve on our Board. Stockholders suggesting director candidates for consideration by our Board in connection with the next annual meeting of stockholders should provide their submission no earlier than January 4, 2022 and no later than February 3, 2022. The Compensation Committee does not intend to evaluate candidates proposed by stockholders any differently from other candidates.

Board Criteria and Diversity Policy.    Our Board, led by the Compensation Committee, is responsible for assessing, identifying, evaluating, and, ultimately, recommending to the stockholders, individuals qualified to be directors of the Company. We believe that diverse backgrounds and experiences strengthen Board performance and promote long-term stockholder value creation.

The Compensation Committee charter sets forth the membership criteria against which potential director candidates are evaluated. These written membership criteria state that the Company “seeks a Board with diversity of background among its members as determined by the Board in its business judgment, which may include diversity of experience, gender, race, ethnic or national origin, age or other factors as the Board determines appropriate.” In performing this responsibility, the Compensation Committee considers women and minority candidates, consistent with the membership criteria and the Company’s non-discrimination policies.

The Compensation Committee also seeks director candidates and nominees with the following qualities:

•	intelligence,

•	honesty,

•	perceptiveness,

•	good judgment,

•	maturity,

•	high ethics and standards,

•	integrity,

•	fairness,

•	responsibility,

•	a background that demonstrates an understanding of business and financial affairs and the complexities of a large, multifaceted, global business, governmental or educational organization, and

•	independent opinions and the willingness to state them in a constructive manner.

Of significant importance, the Compensation Committee and the Board seek individuals who are compatible and able to work well with other directors and executives. The satisfaction of these criteria is implemented and assessed through ongoing consideration of directors and potential nominees by the Compensation Committee and the Board, with a discussion of Board succession planning held at regularly scheduled meetings of the Board and certain specially called meetings. These discussions have included reviews of current director skills against an established skills matrix and consideration of each director’s retirement horizon, as well as the Board’s self-evaluation and peer evaluation processes, as described below under “Board Evaluations.” Based upon these activities and its review of the current composition of the Board, the Compensation Committee and the Board believe that the nominating criteria have been satisfied. As a result, the Board believes its members represent diverse backgrounds and experience that are aligned with our Company’s strategy, including financial, industrial, entrepreneurial, and international experience.

Board Evaluations.    The Board conducts an annual Board and Committee self-evaluation every July or August, soliciting each director’s views on, among other things, Board and Committee performance and effectiveness, size, composition, agenda, processes and schedule. In addition, the directors conduct annual peer evaluations focusing on each individual

6	Edwards Lifesciences Corporation	2021 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

director’s personal interactions and skills. This is a robust process that culminates in one-on-one meetings during which peer feedback is provided to each director by the General Counsel. Our Board views the self- and peer-evaluation processes as an integral part of its commitment to cultivating excellence and best practices in its performance.

Board Retirement Policy.    As set forth in the Corporate Governance Guidelines, the Board has adopted a retirement policy that no director shall stand for election to the Board after reaching the age of 75, except in special circumstances specifically approved by the Board.

In light of the robust process described above, our Board believes our nominees’ skills, expertise, and experience and their mix of qualifications and attributes strengthen our Board’s independent leadership and effective oversight of management.

Diverse Range of Qualifications and Skills Represented by Our Directors

Medical Technology Industry Experience	Executive International Experience	Corporate Governance

Regulatory and Compliance	Senior Leadership	Operations Management

Innovation/Technology	Risk Management	Risk Oversight

Finance and Financial Industry	Human Capital Resources	Financial Reporting

Our Board strives to maintain a highly independent, balanced, and diverse group of directors that collectively possesses the expertise to ensure proper oversight.

Edwards Lifesciences Corporation	2021 Proxy Statement	7

PROPOSAL 1 — ELECTION OF DIRECTORS

BOARD OF DIRECTOR NOMINEES

Michael A. Mussallem Age: 68 Director Since: 2000	Edwards Board Role: • Chairman of the Board

Select Professional Experience and Highlights:

•  Edwards Lifesciences Corporation

–  Chairman and Chief Executive Officer, since 2000

•  Baxter International Inc.

–  Group Vice President, Cardiovascular businesses, from 1994 to 2000

–  Group Vice President, Biopharmaceutical business, from 1998 to 2000

–  Held a variety of positions with increasing responsibility in engineering and product development, from 1979 to 1994

•  Advanced Medical Technology Association (AdvaMed)

–  Member of the Board, since 2001

–  Member of the Executive Committee, since 2006

–  Chairman, from 2008 to 2010

•  University of California, Irvine Foundation

–  Member of the Board of Trustees, since 2008

•  Leonard D. Schaeffer Center for Health Policy & Economics at the University of Southern California

–  Advisory Member of the Board, since 2014

•  Rose-Hulman Institute of Technology

–  Member of the Board of Trustees, since 2017

•  CEO Leadership Alliance

–  Vice Chairman, since 2017

•  California Healthcare Institute

–  Member of the Board, from 1996 to 2014

–  Chairman, from 2004 to 2005

•  Forum for Corporate Directors Hall of Fame

•  University of California Irvine Medal Award

•  The Phoenix Conference Lifetime Achievement Award

•  WomenHeart Excellence in Corporate Leadership Wenger Award

Select Skills and Qualifications:

Mr. Mussallem has extensive knowledge of the medical technology industry in general, and of the people, operations, processes and products of the Company in particular, and he built an over 40-year career with the Company and its predecessor. In addition, in his roles with AdvaMed and other healthcare-related organizations, he has become a recognized leader in the medical technology industry, making important contributions to healthcare policy discussions in California, the United States and the key global markets that the Company serves. These experiences have established relationships, which are helpful in developing our Board’s strategic perspective, and enhanced his leadership of the Company and contributions to our Board.

Martha H. Marsh Age: 72 Director Since: 2015	Edwards Board Roles: • Lead Independent Director • Compensation and Governance Committee Member

Other Current Public Company Directorships:

•  AMN Healthcare Services, Inc., since 2010

–  Member of the Compensation Committee, since 2010

–  Member of the Corporate Governance Committees, from 2010 to 2019

–  Chair of the Compensation Committee, since 2012

Other Public Company Directorships Previously Held:

•  Owens & Minor, Inc., from 2012 to 2019

•  Thoratec Corporation, from 2014 to 2015

Select Professional Experience and Highlights:

•  Stanford Hospital & Clinics

–  President and Chief Executive Officer, from 2002 until her retirement in 2010

•  University of California Davis Medical Center

–  Chief Executive Officer, from 1999 to 2002

•  University of California Davis Health System

–  Chief Operating Officer, from 1999 to 2002

•  University of Pennsylvania Health System

–  Senior Vice President for Professional Services and Managed Care, from 1996 to 1998

–  Vice President for Managed Care, from 1994 to 1996

Select Skills and Qualifications:

Ms. Marsh’s experience of more than 30 years in an increasingly complex and evolving healthcare system as a president and chief executive officer, combined with years of board experience that includes corporate governance chairmanships, provide a unique perspective as our Board considers the execution of our patient-focused innovation strategy.

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PROPOSAL 1 — ELECTION OF DIRECTORS

Kieran T. Gallahue Age: 57 Director Since: 2015	Edwards Board Role: • Audit Committee Member

Other Current Public Company Directorships:

•  Envista Holdings Corporation, since 2019

–  Chair of the Nominating and Governance Committee, since 2019

•  Arena Pharmaceuticals, Inc., since 2018

–  Member of the Audit Committee, since 2018

•  Intersect ENT, Inc., since 2015

–  Chairman of the Board, since 2020

–  Member of the Audit Committee, since 2015

Other Public Company Directorships Previously Held:

•  CareFusion Corporation, from 2011 to 2015

•  Volcano Corporation, from 2007 to 2015

•  ResMed, Inc., from 2008 to 2011

Select Professional Experience and Highlights:

•  CareFusion Corporation, a global medical technology company (acquired by Becton, Dickinson and Company in March 2015)

–  Chairman and Chief Executive Officer, from 2011 until his retirement in 2015

•  ResMed, Inc.

–  Chief Executive Officer, from 2008 to 2011

–  President, from 2004 to 2011

–  President and Chief Operating Officer, Americas, from 2003 to 2004

•  Nanogen, Inc.

–  Various positions, including President and Chief Financial Officer, from 1998 to 2002

•  Prior to 1998, various marketing, sales, and financial positions within Instrumentation Laboratory, the Procter & Gamble Company, and the General Electric Company

•  Served on the Board and Executive Committee, and as Chairman of the International Committee and Treasurer of Advanced Medical Technology Association (AdvaMed)

Select Skills and Qualifications:

Mr. Gallahue provides valuable insights and direction to our Board gained through extensive executive management experience at medical technology companies. His leadership roles on other public company boards and committees and prior experience as a public company chief financial officer also enable him to contribute valuable financial and accounting perspectives to our Board and Audit Committee.

Leslie S. Heisz Age: 60 Director Since: 2016	Edwards Board Role: • Chair of the Audit Committee

Other Current Public Company Directorships:

•  Capital Group Private Client Services and certain American Funds, since 2019

–  Member of the Audit Committee, since 2019

–  Member of the Contracts Committee, since 2019

•  Public Storage, Independent Trustee, since 2017

–  Member of the Audit Committee, from 2017 to 2020

–  Member of the Nominating/Corporate Governance Committee, since 2017

–  Member of the Long-Term Planning Committee, since 2020

Other Public Company Directorships Previously Held:

•  Ingram Micro Inc., from 2007 to 2016

•  Towers Watson & Co., from 2012 to 2016

•  HCC Insurance Holdings, Inc., from 2010 to 2014

Select Professional Experience and Highlights:

•  Kaiser Foundation Hospitals and Kaiser Foundation Health Plan, Inc., since 2015

–  Member of the Audit and Compliance Committee, since 2015

–  Member of the Finance Committee, since 2018

–  Member of the Governance and Community Benefit Committees, from 2015 to 2017

•  Lazard Freres & Co., from 2003 to 2010

–  Served as Senior Advisor then Managing Director for six years

•  Dresdner Kleinwort Wasserstein (and its predecessor Wasserstein Perella & Co.), Mergers & Acquisitions and Corporate Finance, from 1995 to 2002

–  Served as Director then Managing Director for six years

•  Salomon Brothers Inc., from 1987 to 1995

–  Served as Associate then Vice President, Corporate Finance for four years

•  PricewaterhouseCoopers LLP, from 1982 to 1986

–  Served as Staff Consultant then Senior Consultant for two years

•  National Association of Corporate Directors’ Directorship 100 Award

Select Skills and Qualifications:

Ms. Heisz’s career in the banking industry, in-depth knowledge of capital markets, and previous public company board and audit committee experience enhance our Board’s ability to effectively oversee financial reporting, enterprise and operational risk management, as well as corporate finance, tax, treasury, and governance matters.

Edwards Lifesciences Corporation	2021 Proxy Statement	9

PROPOSAL 1 — ELECTION OF DIRECTORS

Paul. A. LaViolette Age: 63 Director since: 2020	Edwards Board Role: • Compensation and Governance Committee Member

Other Current Public Company Directorships:

•  Misonix, Inc., since 2019

–  Chairman of the Board, since 2019

•  TransEnterix, Inc., since 2014

–  Chairman of the Board, since 2014

Other Public Company Directorships Previously Held:

•  Thoratec, from 2009 to 2015

Select Professional Experience and Highlights:

•  SV Health Investors LLC, a specialist healthcare fund management company, since 2009

–  Managing Partner and Chief Operating Officer, since 2014

•  Advanced Medical Technology Association (AdvaMed), from 1998 to 2008

•  Boston Scientific Corporation, from 1994 to 2008

–  Various executive positions, including serving as Chief Operating Officer, from 2004 to 2008

•  C.R. Bard Inc., from 1984 to 1993

–  Various marketing and general management positions

•  Kendall, Inc., from 1980 to 1984

–  Various marketing positions

•  Medical Device Manufacturers Association

–  Chairman of the Board, from 2016 to 2019

•  Innovation Advisory Board for the Mass General Brigham Health System

–  Chairman of the Board, since 2015

Select Skills and Qualifications:

Mr. LaViolette brings significant executive experience in global medical technology, and his experience working with large, global organizations and start-ups provides him with a unique perspective on strategy and innovation. In addition, Mr. LaViolette’s service on boards, including numerous chairmanships, has enabled him to be an immediate contributor, offering valuable insight to our Board and the Compensation and Governance Committee.

Steven R. Loranger Age: 69 Director Since: 2016	Edwards Board Role: • Audit Committee Member

Other Current Public Company Directorships:

•  Xylem Inc., since 2011

–  Member of the Compensation and Personnel Committee, since 2018

–  Chair of the Finance, Innovation, and Technology Committee, since 2017

–  Member of the Audit Committee, from 2011 to 2018

–  Member of the Nominating and Governance Committee, from 2011 to 2017

Other Public Company Directorships Previously Held:

•  FedEx Corporation, from 2006 to 2014

•  ITT Exelis, Inc., from 2011 to 2013

Select Professional Experience and Highlights:

•  Xylem Inc., a global water technology provider

–  Interim Chief Executive Officer and President, from 2013 until his retirement in 2014

•  ITT Corporation

–  Chairman, President and Chief Executive Officer, from 2004 to 2011

•  Textron, Inc.

–  Executive Vice President and Chief Operating Officer, from 2002 to 2004

•  Honeywell International Inc. and its predecessor company, AlliedSignal, Inc.

–  Various executive positions, including serving as President and Chief Executive Officer of its Engines, Systems and Services businesses, from 1981 to 2002

•  Senior Advisor to the Chief Executive Officer of FlightSafety International, from 2014 to 2020, and serves on the Boards of the Smithsonian National Air and Space Museum and the Congressional Medal of Honor Foundation (Emeritus)

Select Skills and Qualifications:

Mr. Loranger is a seasoned executive with global manufacturing and operational experience in highly regulated, high-tech industries. His decades of experience leading large, global innovation-focused corporations with intensive data privacy components is particularly valuable to our Board.

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PROPOSAL 1 — ELECTION OF DIRECTORS

Ramona Sequeira Age: 55 Director Since: 2020	Edwards Board Role: • Audit Committee Member

Select Professional Experience and Highlights:

•  Takeda Pharmaceuticals USA, Inc., a biopharmaceutical company, since 2015

–  President of the U.S. Business Unit and Global Portfolio Commercialization, since 2020

–  President, from 2015 to 2020

–  Business Review Committee and Pipeline Review Committee, since 2015

–  Commercialization and Launch Committee, since 2020

•  Pharmaceutical Research and Manufacturers of America (PhRMA), since 2015

–  Member of the Board, since 2015

–  Vice Chair, since 2020

–  Treasurer, since 2019

•  Eli Lilly & Company

–  Vice President – Lilly USA, from 2013 to 2015

–  General Manager, UK/Northern Europe, from 2010 to 2012

–  Vice President, Sales – Lilly Canada, from 2005 to 2009

–  Associate Director, Neuroscience Marketing, from 2003 to 2005

•  Member of the Board of Trustees for Lake Forest Academy, since 2017

•  Member of the Board of Trustees for Harvey Mudd College, since 2020

•  Member of the Board of Matter, from 2017 to 2020

•  Member of the Board of Chicago Executives Club, from 2017 to 2019

Select Skills and Qualifications:

Ms. Sequeira has over 25 years of experience in the pharmaceutical industry through her work with Takeda and, prior to that, with Eli Lilly. She is a seasoned executive, currently leading the multi-billion dollar U.S. business for Takeda. She has led businesses in Canada, Europe and the U.S. Her experience in leadership roles in multiple markets, across cultures and within different healthcare systems where she has successfully launched products, transformed businesses, and delivered sustainable growth is particularly valuable for our global business. Also, Ms. Sequeira’s industry experience with pharmaceutical innovation and patient access aligns with the execution of our patient-focused innovation strategy.

Nicholas J. Valeriani Age: 64 Director Since: 2014	Edwards Board Role: • Future Chair of Compensation and Governance Committee

Other Current Public Company Directorships:

•  Surgalign Holdings, Inc. (formerly known as RTI Surgical Holdings, Inc.)

–  Member of the Compensation Committee, since 2016

–  Member of the Nominating and Governance Committee, since 2019

–  Member of the Sciences and Technology Committee, from 2016 to 2020

Other Public Company Directorships Previously Held:

•  Roka Bioscience, Inc., from 2015 to January 2018

Select Professional Experience and Highlights:

•  Gary and Mary West Health Institute, an independent, nonprofit medical research organization that works to create new, more effective ways of delivering care at lower costs

–  Chief Executive Officer, from 2012 until his retirement in 2015

•  Johnson & Johnson

–  Company Group Chairman, Ortho Clinical Diagnostics, from 2009 to 2012

–  Member of the Executive Committee

–  Vice President, Office of Strategy and Growth, from 2007 to 2009

–  Served 34 years in key positions, including Worldwide Chairman, Medical Devices and Diagnostics, and Corporate Vice President, Human Resources

•  Member of the Boards of the Gary and Mary West Health Institute and the Gary and Mary West Health Policy Center, since 2012

•  Member of the Board of AgNovos Healthcare, LLC, since 2016

•  Member of the Board of SPR Therapeutics, Inc., since 2018

•  Served on the Boards of the Robert Wood Johnson University Hospital, from 2008 to 2016, and the Center for Medical Interoperability, from 2013 to 2015

Select Skills and Qualifications:

Mr. Valeriani’s 40 years of medical technology industry experience in a large and complex global company and experience directing strategy inform his contribution to the development of our innovation strategy and assessment of future business opportunities. In addition, his background in human resources enables him to contribute valuable insights to the Compensation and Governance Committee.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

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BOARD OF DIRECTORS MATTERS

CORPORATE GOVERNANCE POLICIES AND PRACTICES

The Company and the Board take seriously our commitment to good corporate governance. We believe the regular review of our corporate governance practices with current issues and trends in mind, the discussions we hold with our stockholders and advisers, and the practice enhancements we consider as a result, help us to compete more effectively, sustain our successes and build long-term value for our stockholders.

Active Stockholder Engagement Program.    The Board and management are committed to engaging with Edwards’ stockholders and incorporating feedback into their decision-making processes. Throughout the year our CEO, CFO and Vice President of Investor Relations meet, by phone and face-to-face, with current and prospective stockholders to discuss Edwards’ strategy, business and financial results. Our CFO, Corporate Secretary, and Vice President of Investor Relations, together with other members of management and our Lead Independent Director, engage stockholders to solicit their views and feedback on, among other things, corporate governance, compensation, sustainability, corporate social responsibility, human capital management, succession planning, and other related matters and to discuss the issues that matter most to our stockholders. Stockholder feedback is shared with the Board and its committees, which enhances our corporate governance practices, facilitates future dialogue between stockholders and the Board and provides additional transparency to our stockholders. Since the 2020 annual meeting of stockholders, our CFO, Corporate Secretary, and Vice President of Investor Relations contacted our top stockholders representing approximately 55% of our outstanding shares and engaged with stockholders representing approximately 29% of our outstanding shares. In this engagement, we received feedback from stockholders on a range of topics including corporate governance, executive compensation, and corporate social responsibility.

Over time, we have amended our Charter and Bylaws to adopt various stockholder rights and to align our corporate governance practices with our stockholders’ interests.

Topic	Action Taken in Response to Stockholder Feedback

Lead Independent Director Responsibilities	• Expanded the role of the Presiding Director position, and, in light of the additional responsibilities, designated the position, Lead Independent Director

Proxy Access	• Amended our Bylaws to provide for proxy access at 3% and 3-year ownership and holding period duration thresholds

Right to Call Special Meetings

•  Amended our Bylaws to permit stockholders to call a special meeting

•  In response to a non-binding stockholder proposal requesting the right to act by written consent, engaged with stockholders representing over 50% of shares then outstanding to better understand investor views and, in response to feedback received, reduced the minimum ownership threshold to call a special meeting from 25% to 15%

Declassified Board	• Amended our Charter to eliminate the classified board

No Supermajority Voting	• Amended our Charter to eliminate supermajority voting

Poison Pill	• Did not renew poison pill when it expired in March 2010

Majority Voting in Director Elections	• Amended our Bylaws to provide for majority voting in uncontested director elections

Director Independence.    Under the corporate governance rules of the New York Stock Exchange (“NYSE”), a majority of the members of the Board must satisfy the NYSE criteria for independence. No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company). After review of information

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supplied in the director questionnaires which are provided on an annual basis, the Board has determined that each of Mr. Gallahue, Ms. Heisz, Mr. LaViolette, Mr. Loranger, Ms. Marsh, Ms. Sequeira and Mr. Valeriani, the nominees for election at the Annual Meeting, and Dr. Link is independent under the NYSE rules. In addition, Mr. Von Schack, who retired from the Board immediately prior to our 2020 annual meeting of stockholders, was also independent under the NYSE rules during the period of his service on the Board in 2020. Mr. Mussallem is not independent as a result of his position as our Chief Executive Officer.

Corporate Governance Guidelines.    Our Board has adopted a set of Corporate Governance Guidelines (the “Governance Guidelines”) to assist the Board and its committees in performing their duties and serving the best interests of the Company and its stockholders. The Governance Guidelines cover topics including, but not limited to, director selection and qualification, director responsibilities and operation of the Board, director access to management and independent advisors, director compensation, director orientation and continuing education, succession planning, recoupment of performance-based compensation and the annual evaluations of the Board. The Governance Guidelines are available on our website at www.edwards.com under “Investors—Corporate Governance.”

Board Leadership Structure.    The independent directors evaluate the Board’s leadership structure on a regular basis to ensure that the approach continues to provide independent oversight of the Company and serves the best interests of stockholders.

Our Chief Executive Officer also serves as the Chairman of the Board. Our Board believes this leadership structure has been and continues to be effective for our Company. Under this model, the Company has experienced strong financial and operational growth over its 20 years as a public company, most recently providing a cumulative TSR of 247% to stockholders from 2015 to 2020. Our Chairman and Chief Executive Officer is seen by hospitals, physicians, business partners, investors and others as providing strong leadership for the Company in the communities we serve and in our industry. Our Board believes that our current leadership structure is effective because it fosters a constructive and cooperative relationship between the independent directors and management that allows our Board to most effectively carry out its oversight duties. Our Board also believes that, given its size and constructive working relationships, changing the existing structure would not improve the Board’s performance. The directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in overseeing the affairs of the Company. All directors are well-engaged in their responsibilities, express their views, and are open to the opinions expressed by other directors.

Our Board believes that it is important to have an active, engaged and independent Board. Our Governance Guidelines provide that a substantial majority of our Board and all members of our Audit Committee and Compensation Committee will be independent under the applicable rules of the NYSE. All members of our Board, other than the Chairman, are independent. In order to assure that the independent directors are not inappropriately influenced by management, the non-management members of the Board meet in executive session, without management, in conjunction with each regularly scheduled meeting of the Board and each committee, and otherwise as deemed necessary. These executive sessions allow directors to speak candidly on any matter of interest, without the CEO or other members of management present.

Lead Independent Director’s Role and Responsibilities.    Our Governance Guidelines provide that if our Chairman is not independent, our independent directors shall annually select an independent director to serve as Lead Independent Director (formerly referred to as our presiding director). Each year, the Lead Independent Director’s performance is assessed. As part of this review, the Compensation Committee evaluates the criteria for nominees for the Lead Independent Director role and assesses any needed changes. In selecting the Lead Independent Director, the Compensation Committee considers relevant leadership, operational and corporate governance experience, relationships with other Board members and external commitments. In addition, the Lead Independent Director is expected to have a thorough understanding of the Company’s business operations and history.

Ms. Marsh is currently designated as the Lead Independent Director and, as such, she presides at the executive sessions of the Board.

In addition, in discharging responsibilities under our Governance Guidelines, the Lead Independent Director:

•	reviews and approves Board meeting agendas and relevant information provided to the Board;

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BOARD OF DIRECTORS MATTERS

•	reviews and approves Board meeting schedules to assure there is sufficient time for discussion of all agenda items;

•	serves as a liaison between the independent members of the Board and the Chairman and other members of management;

•	provides feedback to management from the Board’s executive sessions;

•	coordinates the activities of the independent directors, including calling meetings of the independent directors as necessary and appropriate to address their responsibilities;

•	provides advice and counsel to the Chairman; and

•	consults and directly communicates with major stockholders, as appropriate, including participation in the Company’s stockholder outreach efforts.

Board Role in Risk Oversight.    Effective risk oversight is an important priority of the Board. Its role includes understanding the critical risks in the business, allocating the responsibilities for risk oversight among the full Board and its committees, evaluating the Company’s risk management processes and facilitating open communication between management and the directors.

While the Board oversees risk management, the Company’s management is charged with managing risk and bringing to the Board’s attention emerging risks as well as the most material risks. We have internal processes designed to facilitate the identification and management of risks and assure regular communication with the Board and the Audit Committee. At least once per quarter, the Company’s management provides the full Board with an analysis of the Company’s most significant risks. The Board implements its risk oversight function both as a whole and through delegation to its committees. Both committees play significant roles in carrying out the risk oversight function.

The Audit Committee oversees risks related to the financial statements and the financial reporting process, including internal control over financial reporting and accounting matters. It also regularly reviews Edwards’ risk management processes and enterprise-wide risk management, focusing on manufacturing processes and supplier quality, product development processes and systems, continuity of our operations and regulatory compliance. The Audit Committee also regularly reviews treasury risks (insurance, credit, debt, currency risk and hedging programs), legal and compliance risks, and other risk management functions; senior leaders of the Company present at least twice a year, and sometimes more frequently as applicable, on information technology infrastructure and cybersecurity and information security risks. In addition, the Audit Committee considers risks to the Company’s reputation and has established procedures related to the reporting of ethical and compliance issues, including maintenance of a confidential, anonymous reporting hotline. The Audit Committee periodically receives reports on, and discusses, the risk management and escalation process, and reviews significant risks and exposures identified by management, the internal auditors, or the independent public accountants, including the steps management has taken to monitor and control such risks and exposures.

The Compensation Committee considers risks related to succession planning, human capital management, including diversity, inclusion and belonging, the attraction and retention of talent, and risks relating to the design of compensation programs and arrangements. As part of its normal review of these risks, the Compensation Committee considers the Company’s compensation policies and practices to determine if their structure or implementation provides incentives to employees to take unnecessary or inappropriate risks that could have a material adverse effect on the Company. The Compensation Committee also reviews compensation and benefits plans affecting employees, in addition to those applicable to executive officers. The Compensation Committee has determined that the implementation and structure of the compensation policies and practices do not encourage unnecessary and inappropriate risks that could have a material adverse effect on the Company. The Compensation Committee further determined that the Company’s compensation programs and practices appropriately encourage employees to maintain a strong balance sheet, improve operating performance and create value for stockholders, without encouraging unreasonable or unrestricted risks. In making these determinations, the Compensation Committee considered the views of the Company’s compensation staff, legal counsel and internal audit team, as well as its Compensation Consultant (as defined below). In addition, the Compensation Committee oversees risks associated with the Company’s political activities and expenditures, as well as risks related to corporate social responsibility principles, programs and practices, including environmental and social affairs. Moreover, the Compensation Committee oversees the Company’s program for engaging with stockholders on corporate governance and other matters relating to meetings of the Company’s stockholders.

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The full Board considers strategic risks and opportunities and regularly receives reports from the committees regarding risk oversight in their areas of responsibility. Our Board believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and, therefore, do not materially affect its choice of leadership structure as described under “Board Leadership Structure” above.

Meetings of the Board.    During the year ended December 31, 2020, the Board held 12 meetings. Each director attended at least 75% of the total of all meetings of the Board and any applicable committee held during the period of his or her tenure in 2020.

The Company encourages, but does not require, its directors to attend annual meetings of stockholders. All of our then-current directors attended the 2020 annual meeting.

Board Composition.    In connection with the Annual Meeting, our Board expects to fix the number of directors at eight.

The Board regularly assesses its composition, including in connection with the Board evaluation process, as further described above in “Identification and Evaluation of Director Candidates.” The ages of our director nominees range from 55 to 72, with an average age of approximately 64. We believe in a balanced approach to director tenure that allows the Board to benefit from a mix of newer directors who bring fresh perspectives and seasoned directors who bring continuity and a deep understanding of our business. For our nominees, lengths of service on our Board range from 0 years to approximately 20 years, with an average tenure of approximately 7 years. In addition, 37.5% of our nominees are female, and 25% of our nominees are ethnically diverse. None of the nominees currently serve on the boards of directors of more than three other public companies.

Committees of the Board.    To facilitate independent director review, and to make the most effective use of the directors’ time and capabilities, we have established the Audit Committee and the Compensation and Governance Committee. The Board is permitted to establish other committees from time to time as it deems appropriate.

Audit Committee

Audit Committee Membership

Leslie S. Heisz, Chair

Kieran T. Gallahue

Steven R. Loranger

Ramona Sequeira

Key Highlights.

•	Each member is “independent,” “financially literate,” and an “audit committee financial expert” under applicable rules of the NYSE and the SEC.

•	The Audit Committee held nine meetings in 2020.

Purpose.    The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to, among other things:

•	the integrity of the Company’s financial statements;

•	compliance with legal and regulatory requirements;

•	monitoring the independent registered public accounting firm’s qualifications, performance and independence;

•	the performance of the Company’s internal audit function;

•	the Company’s investment and hedging activities; and

•

enterprise-wide risks and management practices related to those risks, including, but not limited to, manufacturing processes and supplier quality, product development processes and systems, continuity of our operations and information technology infrastructure and cybersecurity and information security risks.

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BOARD OF DIRECTORS MATTERS

The Company has a full-time internal audit function that reports to the Audit Committee and the CFO, and is responsible for, among other things, objectively reviewing and evaluating the adequacy, effectiveness and quality of the Company’s system of internal controls. The Company also has a Chief Responsibility Officer who manages the Company’s ethics and compliance programs and reports to the Audit Committee and the CEO.

The Audit Committee appoints, retains, terminates, determines compensation for, and oversees the independent registered public accounting firm, reviews the scope of the audit by the independent registered public accounting firm and inquiries into the effectiveness of the Company’s accounting and internal control functions. The Audit Committee also assists the Board in establishing and monitoring ethics and compliance with the Global Business Practice Standards of the Company. The Company’s Global Business Practice Standards are posted on our website at www.edwards.com under “About Us—Corporate Responsibility.” The Audit Committee also reviews, with management and the independent registered public accounting firm, the Company’s policies and procedures with respect to risk assessment and risk management and reviews and approves or ratifies any related party transactions, as described under “Other Matters and Business—Related Party Transactions” below.

The full responsibilities of the Audit Committee are included in its written charter, which is posted on our website at www.edwards.com under “Investors—Corporate Governance.”

Compensation and Governance Committee

Compensation and Governance Committee Membership

William J. Link, Ph.D., Chair*

Paul A. LaViolette

Martha H. Marsh

Nicholas J. Valeriani

* Not a director nominee at the Annual Meeting. Mr. Valeriani will succeed Dr. Link as Compensation and Governance Committee Chair.

Key Highlights.

•	Each member is “independent” under the rules of the NYSE and a “nonemployee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•	The Compensation Committee held five meetings in 2020.

Purpose.    The Compensation Committee’s responsibilities include, among other things:

•	determining the compensation of executive officers and recommending to the Board the compensation of outside directors;

•	overseeing management of succession planning, attraction and retention of talent, and risks related to the design of executive compensation programs and arrangements;

•	developing and recommending to the Board corporate governance guidelines for the Company;

•	identifying, evaluating and recommending individuals qualified to be directors to the Board;

•	overseeing the evaluation of the Board and management;

•	overseeing the Company’s principles, programs and practices on sustainability topics, including environmental and social affairs; and

•	overseeing the Company’s program for engaging with stockholders on corporate governance and other matters relating to meetings of the Company’s stockholders.

In making its decisions regarding compensation of the NEOs (other than the CEO), the Compensation Committee considers recommendations provided by our CEO and Corporate Vice President of Human Resources, as further described

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under “Compensation Discussion and Analysis—Compensation Process” below. The Compensation Committee has also delegated to (i) the CEO the authority to grant stock options or other equity awards to eligible employees who are not executive officers, and (ii) the Administrative and Investment Committee the administrative and fiduciary functions related to the Company’s employee benefit plans, including the review of funding and investment of plan funds, and the authority to approve amendment to the plans, appoint trustees and enter into trust agreements.

In 2020, the Compensation Committee retained the services of Semler Brossy Consulting Group as its independent compensation consultant (“Compensation Consultant”). See “Compensation Discussion and Analysis—Independent Compensation Consultant” for additional information regarding the Compensation Committee’s engagement of its Compensation Consultant.

The Compensation Committee also advises the Board on Board committee structure and membership and corporate governance matters. It evaluates the governance environment, receives feedback from management interactions with stockholders, and reviews and recommends to the Board corporate governance enhancements that are in the best interest of the Company and its stockholders.

The Compensation Committee also oversees Edwards’ political activities, including the periodic review of its policy on political expenditures and its payments that may be used for political purposes, and receives reports regarding compliance with the policy. In addition, the Compensation Committee reviews and oversees Edwards’ principles, programs and practices on corporate social responsibility topics, including environmental and social affairs, as well as the Company’s public reporting on these topics. Reports concerning political activities and sustainability efforts and metrics are presented periodically to the Compensation Committee.

The full responsibilities of the Compensation Committee are included in its written charter, which is posted on our website at www.edwards.com under “Investors—Corporate Governance.”

Succession Planning.    Our Board is actively engaged and involved in talent management to identify and cultivate our future leaders. At every regularly scheduled Board meeting, directors discuss the Company’s leadership and talent development. Our directors also have an opportunity to meet with Company leaders, including executive officers, business group leaders and functional leaders through regular reports to the Board from senior management, technology showcases and meals with management. In addition, Board members have freedom of access to all employees, and have made site visits to meet local management.

We maintain a robust mid-year and annual performance review process for our employees, as well as a leadership development program that cultivates leadership principles in our future leaders. Management develops leadership at lower levels of the organization by identifying key talent and exposing them to the skills and capabilities that will allow these individuals to become future leaders.

Communications with the Board.    Stockholders and other interested parties who desire to contact any member of the Board, including the Lead Independent Director or the non-management members of the Board as a group, may write to any member or members of the Board at: Board of Directors, c/o Corporate Secretary, Edwards Lifesciences Corporation, One Edwards Way, Irvine, California 92614. Communications will be received by the Corporate Secretary of the Company and, after initial review and determination of the nature and appropriateness of such communications, will be distributed to the appropriate members of the Board depending on the facts and circumstances described in the communication.

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BOARD OF DIRECTORS MATTERS

CORPORATE SOCIAL RESPONSIBILITY

At Edwards, our commitment to corporate responsibility and sustainability is foundational, and expressed in the words of our mission statement, known as our Credo: “Through our actions, we will become trusted partners with customers, colleagues and patients – creating a community unified in its mission to improve the quality of life around the world. Our results will benefit customers, patients, employees and shareholders.” Our Compensation and Governance Committee of the Board (the “Compensation Committee”) maintains formal oversight responsibilities for our Sustainability program, with regular discussions at meetings of the full Board.

Board Oversight Over Environmental, Sustainability, and Corporate Social Responsibility

Our Board has designed robust internal processes to oversee our

Company’s sustainability principles, strategies, and initiatives

Edwards’ Sustainability Report discusses our programs and practices designed to promote ethical business practices, good corporate governance, and the well-being and health of our environment, employees, and the communities in which we live and work. We continue to align our sustainability efforts with our aspirations and patient-focused innovation strategy. In 2020, we integrated sustainability factors into our strategic planning process to ensure future sustainability goals continue to be closely aligned with our business strategy and aspirations. We conducted a comprehensive materiality assessment refresh through engagement with internal and external stakeholders that helped to identify the sustainability topics that matter most for the Company. Our team continues to assess and report progress on our goals annually.

We received numerous recognitions for our sustainability and environmental responsibilities practices in 2020, some of which are highlighted below:

•

2020 marks the inaugural appearance of Edwards on Barron’s third annual list of the 100 Most Sustainable Companies in the United States. Significant performance indicators included the designation of funds for community support, the hiring of minority employees, and improvements in workplace inclusivity.

•

For the fourth consecutive year, named one of America’s Most JUST Companies from Forbes and JUST Capital—United States largest publicly traded companies are ranked on the issues Americans care about most.

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•

Named as one of the Management Top 250 by the Wall Street Journal in partnership with the Drucker Institute—listed #29 out of 886 companies ranked according to their overall effectiveness of “doing the right things well.” Edwards achieved high marks in all five dimensions of corporate performance: Customer Satisfaction, Employee Engagement and Development, Innovation, Social Responsibility and Financial Strength.

•

In 2020, once again recognized by the Investor’s Business Daily 50 Best ESG Companies for superior Environmental, Social and Governance (ESG) ratings in addition to strong fundamental and technical performance.

•

Constituent of the DJSI ESG World and North America Indices—the Dow Jones Sustainability World index tracks the performance of the top 10% of the 2,500 largest companies in the S&P Global Broad Market Index that lead the field in sustainability.

More details on our sustainability efforts can be found in our Sustainability Report posted on our website at www.edwards.com under “About Us—Corporate Responsibility.” A complete list of recognitions can be found under “About Us—Awards & Recognitions.”

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BOARD OF DIRECTORS MATTERS

DIRECTOR COMPENSATION

Director Compensation Table – 2020

The following table presents the 2020 compensation paid or awarded to each individual who served as a nonemployee director at any time during 2020. The compensation paid to Mr. Mussallem is presented in the “Executive Compensation” disclosures beginning on page 45. Mr. Mussallem does not receive additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)

Mr. Gallahue	$80,155	$239,842	—	$319,997

Ms. Heisz	93,932	239,842	—	333,774

Mr. LaViolette	62,500	—	—	62,500

Dr. Link	93,155	239,842	—	332,997

Mr. Loranger	71,109	239,842	—	310,951

Ms. Marsh	110,000	239,842	—	349,842

Ms. Sequeira	80,000	239,842	—	319,842

Mr. von Schack*	—	—	—	—

Mr. Valeriani	75,000	239,842	—	314,842

*	Mr. von Schack retired from the Board in connection with our 2020 annual meeting of stockholders which was held on May 7, 2020.

(1)

Consists of annual retainer fees and meeting fees for service as a director and a member of Board committees. Please see the section “Retainers and Fees” below. Director fees that would have been paid in cash, but, at the election of the director, converted to restricted stock or option awards are included in this “Fees Earned or Paid in Cash” column.

(2)

Amounts disclosed in these columns reflect the aggregate grant-date fair value of the restricted stock award or option award, as applicable, granted to our nonemployee directors during 2020 (excluding restricted stock and option awarded granted in lieu of cash and as to which the corresponding retainer fees have been included in the “Fees Earned or Paid in Cash” column), as determined under the principles used to calculate the grant-date fair value of equity awards for purposes of our financial statements in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For a discussion of the assumptions and methodologies used to value the awards reported in these columns, please see the discussion of restricted stock awards and option awards contained in Note 14 of the “Notes to Consolidated Financial Statements” in the 2020 Annual Report.

Please see the information under “2020 Nonemployee Directors Stock Incentive Program” and “Outstanding Nonemployee Director Equity Awards” below for the grant-date fair value of each restricted stock and option award granted to our nonemployee directors in 2020 as well as the restricted stock and option awards held by each nonemployee director at the end of 2020.

Retainers and Fees.    Nonemployee directors received the following retainers and fees in 2020:

Nonemployee Director Retainers and Fees

Annual Retainers

Nonemployee Director	$75,000

Lead Independent Director	$35,000

Audit Committee Chair	$25,000

Audit Committee Member	$5,000

Additional Meeting Fees if meetings exceed the following:	$1,500	*

– 10 meetings for the Board

– 10 meetings for the Audit Committee

– 7 meetings for the Compensation and Governance Committee

Compensation and Governance Committee Chair	$18,000

*	Per meeting; meeting fees cannot be deferred.

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BOARD OF DIRECTORS MATTERS

A director may elect to receive stock options or restricted shares in lieu of the annual cash retainers as described in “Deferral Election Program” below. Meeting fees, however, cannot be deferred. Retainers are paid in advance. Directors beginning service during the year receive a prorated amount of the retainer.

2020 Nonemployee Directors Stock Incentive Program.    In order to align the nonemployee directors’ interests more closely with the interests of our stockholders, we maintain our 2020 Nonemployee Directors Stock Incentive Program (the “Nonemployee Directors Program”), pursuant to which each nonemployee director receives an annual grant of options for up to 120,000 shares of our common stock, or Restricted Stock Units (“RSU”) for up to 48,000 shares of our common stock, or a combination of options and RSUs with a maximum grant-date value as of 2019 of approximately $240,000. The Compensation Committee recommends to the Board for its approval the actual amount and type of award for each year.

The annual equity award is granted on the day after our annual meeting. The option exercise price is the closing price of our common stock on the grant date. Options are valued as of the grant date using the Black-Scholes valuation model, and the RSUs are valued at the fair market value of the common stock on the grant date. The Board has discretion to determine whether an award will be granted to a director who joins the Board mid-year and to determine the terms and conditions of any such award.

On May 8, 2020, each nonemployee director who was serving on that date received 3,303 RSUs as an annual grant (the grant-date fair value of such award was $239,842, determined as noted in footnote 2 to the Director Compensation Table above).

These RSUs vest 100% upon the earlier of the one-year anniversary of the grant date and the date of the next regular annual meeting of stockholders at which members of the Board are to be elected, subject to earlier vesting in the event of the nonemployee director’s death or disability or in connection with a change of control of Edwards. Once the RSUs vest, the shares must be held until the nonemployee director no longer serves on the Board.

Prior to 2017, upon a nonemployee director’s initial election to the Board, the new nonemployee director received a grant of the numbers of RSUs or stock options determined by dividing $200,000 by the fair value of a share on the grant date for RSUs, or the fair value of an option on the grant date, estimated using the Black-Scholes valuation model, and in either case rounding up to the nearest whole share, provided that in no event shall such number exceed sixty thousand (60,000) shares. Initial stock option awards vest one-third each year over three years from the grant date, subject to the nonemployee director’s continued service on the Board, and subject to earlier vesting in the event of the nonemployee director’s death or disability. The exercise price of an option is the closing price of our common stock on the date of the award. With respect to initial stock option awards granted after May 14, 2013, the shares of our common stock issued upon exercise of the options must be held until the nonemployee director no longer serves on the Board.

Deferral Election Program.    In lieu of all or part of a nonemployee director’s annual cash retainer, the director may elect to receive either stock options or restricted stock awards under the Nonemployee Directors Program. If a director makes a timely election to receive stock options, such options are granted on the date the cash retainer would otherwise have been paid, and the number of shares subject to the option is equal to four times the number of shares that could have been purchased on the grant date with the amount of the director’s cash retainer that was foregone to receive the award. The options are exercisable and vested in full on the grant date, and the exercise price per share is the fair market value of the common stock on the grant date. If a director makes a timely election to receive a restricted share award, the shares are granted on the date the cash retainer would otherwise have been paid, and the number of shares granted is equal to the portion of the cash retainer to be paid in the form of restricted shares divided by the fair market value per share of the common stock on the grant date. The restrictions on the restricted shares lapse upon the earlier of the one-year anniversary of the grant date and the date of the next regular annual meeting of stockholders at which members of the Board are to be elected, subject to earlier vesting in the event of the nonemployee director’s death or disability or in connection with a change in control of Edwards.

On May 8, 2020, Ms. Heisz and Mr. Loranger received 3,099 and 4,134 stock option shares, respectively, in lieu of their annual cash retainer (the grant-date fair value of each such award was $50,182 and $66,942, respectively, determined as noted in footnote 2 to the Director Compensation Table above). On the same date, each of Mr. Gallahue and Dr. Link received a grant of 1,035 restricted shares in lieu of his annual cash retainer (the grant-date fair value of each such award was $75,155, determined as noted in footnote 2 to the Director Compensation Table above).

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BOARD OF DIRECTORS MATTERS

Directors’ Stock Ownership Guidelines and Holding Requirement.    Under the stock ownership guidelines, each nonemployee director is expected to own shares of our common stock equal to $500,000. This amount equals almost six times the annual cash retainer for each nonemployee director. Stock that is counted toward meeting the guideline includes any shares owned outright, restricted stock, RSUs and 25% of the value of vested, in-the-money stock options. Upon vesting or exercise of equity awarded after 2011, each director is required to hold the underlying common stock (net of any shares sold to cover the exercise price and applicable taxes) until the director’s Board service ends. The holding requirement does not apply to equity awards directors elect to receive in lieu of their cash retainers.

Expense Reimbursement Policy.    Directors are reimbursed for travel expenses related to their attendance at Board and committee meetings as well as for the costs of attending director continuing education programs. The Board may change compensation arrangements for nonemployee directors from time to time.

Outstanding Nonemployee Director Equity Awards

The following table sets forth, as of December 31, 2020, the stock options and unvested stock awards (RSUs and restricted shares) held by each nonemployee director who served on the Board in 2020.

		Option Awards				Stock Awards

Name	Grant Date	Exercise Price ($)	Unvested Option Awards (#)	Option Awards Vested and Outstanding (#)		Stock Awards Not Vested (#)

Mr. Gallahue	02/19/2015	22.2867	—	32,256		—

	05/12/2017	36.8633	—	7,056		—

	05/08/2020	—	—	—		3,303	(1)

	05/08/2020	—	—	—		1,035	(2)

Total			—	39,312		4,338

Ms. Heisz	07/14/2016	35.6767	—	19,671		—

	05/12/2017	36.8633	—	7,056		—

	05/18/2018	45.3167	—	5,739		—

	05/08/2020	72.6133	—	3,099	(3)	—

	05/08/2020	—	—	—		3,303	(1)

Total			—	35,565		3,303

Dr. Link	05/08/2020	—	—	—		3,303	(1)

	05/08/2020	—	—	—		1,035	(2)

Total			—	—		4,338

Mr. Loranger	05/18/2018	45.3167	—	5,739		—

	05/08/2020	72.6133	—	4,134	(3)	—

	05/08/2020	—	—	—		3,303	(1)

Total			—	9,873		3,303

Ms. Marsh	11/19/2015	25.9883	—	28,722		—

	05/08/2020	—	—	—		3,303	(1)

Total			—	28,722		3,303

Ms. Sequeira	05/08/2020	—	—	—		3,303	(1)

Total			—	—		3,303

Mr. Valeriani	11/13/2014	20.7583	—	22,608		—

	05/08/2020	—	—	—		3,303	(1)

Total			—	22,608		3,303

22	Edwards Lifesciences Corporation	2021 Proxy Statement

BOARD OF DIRECTORS MATTERS

(1)

Annual awards vest on the earlier of the one-year anniversary of the grant date and the date of the next regular annual meeting of stockholders at which members of the Board are to be elected, subject to earlier vesting in the event of the nonemployee director’s death or disability or in connection with a change in control of Edwards.

(2)

Annual retainer fees deferred into restricted shares under the Deferral Election Program vest on the earlier of the one-year anniversary of the grant date and the date of the next regular annual meeting of stockholders at which members of the Board are to be elected, subject to earlier vesting in the event of the nonemployee director’s death or disability or in connection with a change in control of Edwards.

(3)	Annual retainer fees deferred into stock options under the Deferral Election Program are vested upon grant.

Edwards Lifesciences Corporation	2021 Proxy Statement	23

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company’s common stock by each stockholder known by the Company to own beneficially more than 5% of the Company’s common stock as of January 31, 2021.

Principal Stockholder Name and Address	Total Shares Beneficially Owned	Percentage of Class

The Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	48,347,685	7.76%

BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	58,596,560	9.40%

(1)

Based solely on information contained in the Schedule 13G/A filed with the SEC by The Vanguard Group, on its own behalf, on February 10, 2021. The Schedule 13G/A indicates The Vanguard Group has shared voting power for 1,075,814 shares, sole dispositive power for 45,572,591 shares and shared dispositive power for 2,775,094 shares as of December 31, 2020.

(2)

Based solely on information contained in the Schedule 13G/A filed with the SEC by BlackRock, Inc. on its own behalf, on January 29, 2021. The Schedule 13G/A indicates BlackRock, Inc. has sole voting power for 51,687,237 shares and sole dispositive power for 58,596,560 shares as of December 31, 2020.

The following table sets forth certain information regarding beneficial ownership of the Company’s common stock as of January 31, 2021 by (i) each of the NEOs (as named below); (ii) each of our current directors and director nominees; and (iii) all of our current directors and executive officers as a group. Percent of beneficial ownership is based upon 624,518,873 shares of the Company’s common stock outstanding as of January 31, 2021.

Under the column “RSUs and Shares Underlying Options,” we include the number of shares that could be acquired within 60 days of January 31, 2021 pursuant to the exercise of stock options or the vesting of stock unit awards. These shares are not deemed outstanding for purposes of computing the beneficial ownership of any other person. Unless otherwise indicated, we believe that the stockholders listed have sole voting and investment power with respect to all shares, subject to applicable community property laws.

Named Executive Officers, Executive Officers and Directors	Outstanding Shares Beneficially Owned(1)	RSUs and Shares Underlying Options	Total Shares Beneficially Owned	Percentage of Class

Mr. Mussallem	3,399,525	2,150,847	5,550,370	*

Mr. Bobo	188,205	439,761	627,966	*

Mr. Wood	340,579	181,725	522,304	*

Mr. Ullem	229,251	189,225	418,476	*

Mr. Lemercier	124,557	191,436	315,993

Mr. Gallahue	52,413	39,312	91,725	*

Mr. Loranger	58,662	9,873	68,535	*

Dr. Link	62,025	—	62,025	*

Ms. Heisz	15,969	35,565	51,534	*

Ms. Marsh	20,859	28,722	49,581	*

Mr. Valeriani	41,985	—	41,985	*

Ms. Sequeira	—	—	—	*

Mr. LaViolette	—	—	—	*

All current directors and executive officers as a group (16 persons)	4,620,282	3,876,376	8,496,658	1.35%

*	Less than 1%

(1)

Includes shares held by family trust, members of his or her household, in the 401(k) Plans, or jointly, as follows: Mr. Mussallem, 3,285,316; Mr. Ullem, 229,251; Mr. Bobo, 161,897; Mr. Lemercier, 45,000; Mr. Wood, 495; Mr. Gallahue, 52,413; Mr. Loranger, 15,000; and Dr. Link, 32,316.

24	Edwards Lifesciences Corporation	2021 Proxy Statement

EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE OFFICERS

Set forth below is the biographical information regarding our current executive officers, other than Mr. Mussallem, whose biographical information is set forth under “Proposal 1—Election of Directors—Director Nominees” above. None of the executive officers has any family relationship with any other executive officer or any of our directors.

Donald E. Bobo, Jr., age 59. Mr. Bobo has been Corporate Vice President since 2007 and is currently responsible for Edwards’ corporate strategy and corporate development functions. In addition, Mr. Bobo has executive responsibility for the Company’s heart failure initiatives, as well as the U.S. healthcare solutions and commercial services team. Mr. Bobo has more than 30 years of experience in the medical products and healthcare industry and has served in various operating roles at Edwards, including leading the surgical heart valve business and valve manufacturing operations, and establishing corporate disease awareness and the Company’s transcatheter mitral portfolio. Prior to joining Edwards in 1995, Mr. Bobo held a variety of roles with increasing levels of responsibility with American Hospital Supply and Baxter Healthcare Corporation, including research and development, business development, operations and general management. He has served on the board and executive committee of the California Life Sciences Association since 2015 and served as its chairman of the board from 2017 to 2018.

Daveen Chopra, age 42. Mr. Chopra has been Corporate Vice President, Surgical Structural Heart since May 2018. Prior to joining Edwards, Mr. Chopra held various roles with increasing levels of responsibility at Medtronic, LLC, a medical technology, services and solutions company, from 2005 to 2018, culminating in a global leadership role as Vice President and General Manager of Medtronic’s Aortic Franchise. Mr. Chopra’s previous roles at Medtronic include Vice President of Global Marketing, leading Medtronic’s Endovascular Therapies Business. While in Medtronic’s Endovascular Therapies Business, he served as Vice President, U.S. Commercial Operations, Director of Program Management Office, Senior Business Manager for the Endovascular and Peripheral Business in Asia-Pacific, Global Group Product Manager for Thoracic Stent Grafts, and International Aortic Product Manager. Prior to Medtronic, Mr. Chopra served as an international strategy consultant at The Parthenon Group supporting clients in various industries ranging from education to industrial manufacturing.

Jean-Luc Lemercier, age 63. Mr. Lemercier has been Corporate Vice President, EMEA (Europe, Middle East and Africa), Canada and Latin America since July 2017. Prior to assuming his current role, Mr. Lemercier served as Vice President of Transcatheter Heart Valves EMEA from 2008 to 2017. Under his leadership, Edwards has successfully built its leadership position in Europe. Prior to joining Edwards, Mr. Lemercier served in various leadership roles with Johnson & Johnson Cordis from 1996 to 2008, including leader of the structural heart disease group in the United States, Vice President of New Business Development in Europe, Vice President of the Cordis Cardiology Division in Belgium, and General Manager of Cordis France. Mr. Lemercier has more than 30 years of medical technology experience, beginning with Baxter in France, and held several sales and marketing management positions within Baxter in both Europe and the United States. Mr. Lemercier has served on the board of CARMAT since 2017.

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

Catherine M. Szyman, age 54. Ms. Szyman has been Corporate Vice President, Critical Care since 2015. Under her leadership, Edwards has experienced successful sales growth in the Critical Care business unit. Prior to 2015, she was employed for more than 20 years at Medtronic, LLC, where she served as its Senior Vice President and President of Medtronic’s Global Diabetes business from 2009 to 2014, overseeing research, development, operations, sales and marketing for Medtronic’s insulin infusion pumps and continuous glucose monitoring systems. Prior to that, she held a variety of leadership roles at Medtronic, including Senior Vice President of Corporate Strategy and Business Development, General Manager of Endovascular Innovations and Vice President of Finance for the Cardiovascular Business. Ms. Szyman serves on the boards of Inari Medical Inc., Octane, and the American Heart Association of Orange County, and previously served on the boards of Tornier, Inspire Medical Systems, and the California Healthcare Institute.

Scott B. Ullem, age 54. Mr. Ullem has been Corporate Vice President, Chief Financial Officer since January 2014. In addition, Mr. Ullem has executive responsibility for the Company’s information technology, information security, risk management, indirect sourcing, and corporate services teams. Prior to joining Edwards, he served as Chief Financial Officer of Bemis Company Inc., a Fortune 500 publicly traded global supplier of packaging and pressure sensitive materials used in leading food, consumer, and healthcare products, from May 2010 to December 2013. Mr. Ullem also had leadership responsibility for one of Bemis’ three business segments and the company’s information technology function. Prior to Bemis, Mr. Ullem spent 17 years in investment banking, serving as Managing Director at Goldman Sachs and later at Bank of America. He has served on the board and compensation committee of Berry Global Inc. since 2016, and is a Henry Crown Fellow at the Aspen Institute.

Huimin Wang, M.D., age 64. Dr. Wang has been Corporate Vice President, Japan, Asia and Pacific since 2010. From 2004 to 2010, he served as Corporate Vice President, Japan and Intercontinental Regions and, from 2000 to 2004, served as Corporate Vice President, Japan. Prior to joining Edwards, he served in a number of roles with Baxter Healthcare Corporation, including Senior Manager of Strategy Development, Director of Product/Therapy for the Renal Division in Japan, and President of Medical Systems and Devices in Japan, and was a representative director of Baxter Limited, a Japan corporation, from 2000 to 2002. Prior to Baxter, Dr. Wang was a senior associate with Booz, Allen & Hamilton in Chicago, Vice President of Integrated Strategies, a consulting and venture management firm which he co-founded, and an associate with McKinsey & Company. Prior to that, Dr. Wang was a resident and staff physician in anesthesiology at Keio University Hospital in Tokyo. Dr. Wang serves on the board of The Ascend Foundation.

Larry L. Wood, age 55. Mr. Wood has been Corporate Vice President, Transcatheter Aortic Valve Replacement (TAVR) since 2007. Under his leadership, Edwards has experienced extraordinary growth in the global TAVR business, and the Edwards SAPIEN heart valve has won numerous awards, including the Prix Galien “Best Medical Technology Product” award. Prior to assuming his current role, he served as Vice President and General Manager, Percutaneous Valve Interventions, from 2004 to 2007. Mr. Wood has more than 30 years of experience in the medical technology industry at both Edwards and Baxter Healthcare Corporation in positions including manufacturing management, regulatory affairs and strategic and clinical marketing, primarily for the surgical heart valve therapy business. Mr. Wood is also a passionate supporter of the United Way Orange County’s Destination Graduation Program which encourages at-risk high school students to graduate and pursue higher education.

26	Edwards Lifesciences Corporation	2021 Proxy Statement

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes and provides disclosure about the objectives and policies underlying our executive compensation programs.

Edwards’ 2020 NEOs are as follows:

NEO Names and Positions

Michael A. Mussallem Chairman and Chief Executive Officer

Scott B. Ullem Corporate Vice President, Chief Financial Officer

Donald E. Bobo Corporate Vice President, Strategy and Corporate Development

Jean-Luc Lemercier Corporate Vice President, EMEA (Europe, Middle East and Africa), Canada and Latin America

Larry L. Wood Corporate Vice President, Transcatheter Aortic Valve Replacement

Executive Summary

Edwards is the global leader in patient-focused medical innovations for structural heart disease and critical care monitoring. Driven by a passion to help patients, we partner with the world’s leading clinicians and researchers and invest in research and development to transform care for those impacted by structural heart disease or who require hemodynamic monitoring during surgery or in intensive care.

Pay-for-Performance Philosophy.    The Compensation Committee strives to create a pay-for-performance culture and strongly believes that executive compensation should be tied not only to annual performance but also directly to the successful implementation of our long-term corporate strategy.

We are driven by our culture that puts patients first and our long-term corporate strategy that creates value with therapies that transform care and focuses on large, under-treated diseases. Our annual plan is essential to executing our strategy and seeks to balance doing the right thing for patients, identifying unmet clinical needs and developing breakthrough therapies, while maintaining trusted relationships with our stakeholders. As a direct result of our strategy, we have introduced therapies such as transcatheter aortic valve replacement, novel resilient surgical heart valves and noninvasive advanced hemodynamic monitoring, and strengthening our leadership positions. Successfully managing our business in a challenging, highly regulated, dynamic environment requires talented and energetic leaders who champion our strategy and deliver on our commitments.

Our executive compensation programs are designed to emphasize performance-based compensation, reward financial performance and the implementation of our corporate strategy and align the financial interests of our executives with those of our long-term stockholders.

Response to COVID-19.    Following the outbreak of COVID-19, we continued to remain fully committed to our patient-focused innovation strategy; the pandemic did not stop us from doing the right thing for patients. Guided by our Credo, our priorities during the pandemic have been to protect the health and well-being of our employees, to continue to serve our patients, hospitals and clinical partners, and to support our communities.

With respect to our employees, our Company is part of the essential healthcare infrastructure, and many of our employees are “essential” workers who cannot work remotely. We created safe-on-site working conditions; these included extensive safety practices and procedures to ensure the delivery of our life-saving technologies in over 100 countries. We also utilized remote work options for those employees who could work remotely.

Edwards Lifesciences Corporation	2021 Proxy Statement	27

EXECUTIVE COMPENSATION AND OTHER INFORMATION

For our patients, we worked to ensure that our life-saving technologies continued to be accessible during the pandemic with customer support provided by our committed field team that participated in procedures in hospitals all over the world. We worked with investigators, clinicians, hospitals and trial sites to continue and reengage patient treatments.

We intentionally did not take any actions that would negatively impact our employees’ compensation and benefits as a result of the crisis. In fact, the Company, with the support of the Board, is paying typical bonuses to hourly employees in our supply chain and is protecting the majority of the incentive pay of the field organization to recognize their commitment and resilience. In addition, across the Company, our employees generally received typical bonuses, salary increases and continuing equity grants for 2020. In light of our long-term strategy that includes the development of technologies over many years, we intentionally did not take any actions to significantly reduce investments that would disrupt programs that we expect will benefit all stakeholders, including patients, over time.

Within our communities, among other actions taken, we donated critical care technologies to help underserved patients around the world. We also supported charitable organizations working on the front-line. We took steps to address community hardship through giving efforts and accelerated grants, including $1 million in emergency community grants to partner organizations.

2020 Financial and Operating Performance.    Our financial results and operating performance in 2020 were significantly impacted by COVID-19. We faced headwinds most severely beginning in March 2020 when procedure rates were highly variable around the globe, leading to a sharp, temporary decline in sales. Treatments were delayed due to hospital prioritization of COVID-19 patients, hospital closures, and patients deferring treatment as a result of the pandemic. Although we began recovering towards the end of the second quarter and continued to recover from the financial impact through the second half of the year, our financial performance was below original expectations. Despite the impact of the pandemic, our total sales for fiscal year 2020 was $4.4 billion, an increase in underlying revenue growth for the year of approximately 1% over the prior year, and our total stockholder return for the year was 17%.2

Even with the challenges we faced during the global pandemic, we continued to make important progress on future advancements for patients:

•	Extended leadership in transcatheter aortic valves with the continued strong adoption of our SAPIEN 3 valve technology, particularly in Europe, and the launch of this therapy in China;

•	In transcatheter mitral and tricuspid therapies, we aggressively pursued a portfolio of differentiated technologies supported by the establishment of rigorous clinical evidence;

•	Extended our leadership in aortic surgical valves through the continued adoption of our newest technologies, INSPIRIS RESILIA aortic valve and the launch of KONECT aortic valve conduit; and

•	Advanced leadership in critical care with the continued introduction of advanced monitoring technology and smart recovery algorithms for patients.

Stock Performance.    One indicator of our pay-for-performance culture is the relationship of our NEOs’ target total direct compensation to total stockholder return. Over the past five years, on average, 89% of the CEO’s target total direct compensation has been performance-based, and 74% has been tied to the performance of Edwards’ stock. As a general indicator, the Compensation Committee considers how Edwards’ cumulative total return to stockholders compares to both the S&P 500 Index and the SPSIHE. The table below illustrates our Company’s 5-year cumulative total stockholder return on common stock with the cumulative total returns of the S&P 500 Index and the SPSIHE. The cumulative total return listed below assumes an initial investment of $100 at the market close on December 31, 2015 and reinvestment of dividends. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

[2]	“Underlying growth rate” is a non-GAAP item. Refer to Appendix A for a reconciliation to the most directly comparable GAAP financial measure.

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN*

* $100 invested at market close on December 31, 2015 in stock or index, including reinvestment of dividends.

   The stock price performance included in this graph is not necessarily indicative of future stock price performance.

2020 Annual Incentive Plan.    The Company’s Annual Incentive Plan consists of three elements:

•	the corporate financial measurement (based on underlying revenue growth, adjusted net income and adjusted free cash flow targets),

•	the Key Operating Drivers (“KODs”) (quantifiable strategic milestones that include financial objectives and are tracked using a points system across our entire organization), and

•	individual performance.

The corporate financial measurement targets were set prior to the pandemic, and reflected a strong financial plan that was built on successes from prior years. The COVID-19 pandemic dramatically altered the Company’s ability to execute on the financial plan. With hospital closures, elective surgeries stalled, and patients deferring treatment as a result of the pandemic, the financial targets set at the start of the year were not achieved. For the 2020 year, the Company focused its efforts and energy on protecting our employees and investing in our long-term innovations by continuing to implement our patient-focused innovation strategy in areas that were not limited by the pandemic and working toward long-term solutions that will serve patients.

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

The Company ended the 2020 year with an increase in underlying revenue growth for the year of approximately 1% over the prior year, adjusted net income of $1.113 million, and adjusted free cash flow of $666 million, which are all below their respective minimum threshold set in the beginning of 2020 on the financial measure component of the Annual Incentive Plan.3 The annual incentive funding is determined by multiplying the three elements of the plan—that is, achievement on the financial measurements, KODs and individual performance. With a 0% financial measure achievement, the Annual Incentive Plan would fund at 0%.

In light of the unusual circumstances surrounding 2020, the Compensation Committee, with input from its Compensation Consultant, discussed whether a 0% funding result driven largely by factors beyond management’s control would be consistent with its intent to create a pay-for-performance culture that compensates executives and employees for the successful implementation of our corporate strategy. The Compensation Committee determined that Edwards’ accomplishments on the KODs were a strong and quantifiable indicator of the Company’s value creation and success in 2020.

The KODs are a rigorous set of milestones and metrics that are used throughout the Company to manage annual objectives at a more granular level. Annually, the Board approves the Company’s Strategic Imperatives, and it is from these Strategic Imperatives that the KODs are derived. The KODs contemplate near and long-term objectives of our multi-year strategy, and the KODs are how we translate these strategic goals into quantifiable metrics to be achieved in any given year, holding all employees, including executives, accountable for the Company’s and their own performance.

In 2020, there were four Strategic Imperatives from which the KODs were derived:

•	Lead the expansion of Transcatheter Aortic Valve Replacement (“TAVR”) and accelerate the treatment of aortic stenosis

•	Transform the treatment of mitral and tricuspid valve disease

•	Strengthen global leadership in surgical heart valve and critical care

•	Strengthen capabilities and talent to execute key initiatives

Underlying these Strategic Imperatives are approximately 75 specific KOD metrics and milestones relating to, among other things, research and development, commercial and financial milestones in each of the four business units, key initiatives to increase patient access to our therapies and specific milestones for global supply chain as it relates to launches of products, supply, capacity, quality, productivity, service and capabilities. Approximately 20% of the KODs include a financial component. The aggregate KOD multiplier may not exceed 150%.

[3]

“Underlying growth rate” is a non-GAAP item. Adjusted net income used in setting and determining compensation is not calculated in accordance with GAAP and excludes intellectual property litigation expenses, amortization of intangible assets, fair value adjustments to contingent consideration liabilities, the purchase of intellectual property, impairment of long-lived assets, and the tax benefit from stock-based compensation. Adjusted free cash flow used in setting and determining compensation is also a non-GAAP financial measure that is defined as cash flows from operating activities less capital expenditures and excluding the tax benefit from stock based compensation and payments related to a litigation settlement, net of the associated tax benefit. As to each measure, the percentage of achievement is determined on a straight-line basis for actual performance between the minimum and target, or between the target and maximum, levels, and the corporate financial measurement is the average of those three percentages. The threshold (25% of targeted payout), target (100% of targeted payout) and maximum (175% of targeted payout) performance levels established for the corporate financial measures under the 2020 Annual Incentive Plan were as follows: 9%, 13%, and 18%, respectively, for the underlying revenue growth measure; $1.204 million, $1.267 million, and $1.331 million, respectively, for the adjusted net income measure; and $959 million, $1.034 million, and $1.109 million, respectively, for the adjusted free cash flow measure.

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

We are not disclosing our KODs in detail because we believe doing so would cause a meaningful competitive disadvantage. However, we are providing additional transparency on the structure and outcomes of the KODs with specific illustrative examples of milestones in the table below to provide the nature and types of milestones included in our KODs.

Strategic Imperatives	Points Achieved	Illustrative Examples of KODs Underlying the Strategic Imperatives

Lead the expansion of TAVR and accelerate the treatment of aortic stenosis	18

•  Missed revenue thresholds due to the impact of COVID on the health care system

•  Achieved milestones on the advancement of next-gen development of product portfolio

•  Achieved TAVR product launch in high-potential emerging market on time

Transform the treatment of mitral and tricuspid valve disease	17

•  Achieved milestones around new approvals of mitral and tricuspid therapies in a market outside of the United States

•  Missed on some clinical trial enrollment goals due to the impact of COVID on the health care system

•  Achieved milestones around clinical advancements in tricuspid replacement therapies

Strengthen global leadership in surgical heart valve and critical care	11

•  Achieved milestones in SAVR even through a challenged market:

–  Launched novel aortic surgical therapy

–  Increased mix of most advanced premium surgical aortic replacement therapy

•  Achieved milestones around advancement of Critical Care technologies including hardware and algorithm development

Strengthen capabilities and talent to execute key initiatives	24

•  Substantial progress achieved on new manufacturing facilities

–  Costa Rica facility received regulatory approval for commercial products in both United States and Europe

–  New Ireland facility completed construction and is ready for validation

•  Achieved global supply chain milestones through innovative efforts that enabled continuous production of life-saving heart valve therapies

Total	70	• Missed overall revenue thresholds due to COVID interruptions • Achieved long-term strategic initiatives and milestones through collective creative problem solving

2020 Executive and Corporate Annual Incentive Plan Outcomes.    In determining the right approach for defining the Annual Incentive Plan outcomes, both for executives and across the full organization, the Compensation Committee and Board considered, among other things, the following:

•

Ensuring that management is not disincentivized for creating long-term value (e.g., protecting employees, not taking actions that would disrupt development programs that would advance our long-term strategy and providing care/relief for patients);

•

Rewarding the prompt and proactive actions taken by the management team to protect employee health while maintaining our commitment to patients, as well as the other actions taken by management during the pandemic as described above under “Response to COVID-19”;

•

Rewarding the Company’s operational execution in that the Company’s financial performance improved from fiscal year 2019 to fiscal year 2020 despite the impact of the COVID-19 pandemic, with a total stockholder return of 17%;

•	Paying for performance and execution by using the KODs approved by the Board prior to the COVID-19 pandemic, as the basis for funding;

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•

Being consistent with the Compensation Committee’s intention to continue a pay-for-performance culture that compensates executives and employees for the successful implementation of our corporate strategy;

•	The fact that the headwinds the Company faced were largely outside the control of the employees; and

•	Engagement and retention considerations for our dedicated employees.

In light of these considerations, the Compensation Committee applied its discretion and determined that it was appropriate to use the KOD results to set the overall funding for the 2020 Edwards Incentive Plan payouts across the entire organization, and to not include the corporate financial measurement element. The Compensation Committee also adjusted the bonus potential downwards by 35% for the CEO and 25% for the rest of the executive group, including the other NEOs, to further calibrate the results to the financial outcomes and underscore the executive team’s commitment to, and responsibility for, the Company’s performance. With a 2020 KOD achievement of 70%, our cash incentive plan funded at 70% for corporate employees, 52.5% for the executive group, and 45.5% for the CEO, and also took into account each individual’s performance, more fully described under “Elements of Compensation—Annual Cash Incentive Payment.”

2021 Annual Incentive Plan.    In addition, as a result of the expected continued impact of COVID-19 in fiscal year 2021 and the considerations enumerated above, after review and input from the Compensation Consultant and other advisors, the Board determined that it was also appropriate to use the results of the KOD achievement as the primary mechanism to determine 2021 annual incentive payouts.

Consideration of Say-on-Pay Vote Results.    At our 2020 annual meeting, our stockholders cast an advisory vote on the compensation of our NEOs (a “say-on-pay” vote). Approximately 94% of the votes cast on this proposal voted in favor of our NEO compensation. We believe this vote reflects stockholders’ continued strong support of compensation programs for our NEOs. The Compensation Committee will continue to consider the results of say-on-pay votes along with the feedback received from stockholders received through the stockholder outreach program when making future compensation decisions for the NEOs.

Compensation Philosophy and Objectives for NEOs.    Our compensation programs are designed to attract, retain, motivate and engage executives with superior leadership and management capabilities to enhance stockholder value. Within this overall philosophy, our objectives are to:

•	offer programs that place a higher emphasis on performance-based compensation than fixed compensation;

•	align the financial interests of executives with those of our long-term stockholders; and

•	provide compensation that is competitive.

We strongly believe that a significant amount of compensation for the NEOs should be composed of short-term and long-term incentives, or at-risk pay, to focus the executives on near-term goals and strategic initiatives. The amount of such short-term and long-term incentive compensation is dependent on achievement of our annual goals, individual performance, and long-term increases in the value of our stock. In this Proxy Statement, “target total direct compensation” for each NEO consists of (i) base salary, (ii) Incentive Pay Objective (as defined under “Elements of Compensation—Annual Cash Incentive Payment” below), and (iii) long-term incentive awards (presented in the charts below using their target equity mix values).

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The charts below illustrate the percentage weighting of each compensation vehicle that comprise the 2020 target total direct compensation for the CEO and the average for the other NEOs.

Compensation Process.    The Compensation Committee is responsible for discussing, evaluating and approving the compensation of the CEO and the other NEOs, including the specific objectives and target performance levels to be included in our executive compensation plans. The CEO and other members of the executive leadership team develop our Strategic Imperatives as well as the KODs that measure our achievement of these imperatives. The Board reviews and approves the Strategic Imperatives and KODs at the start of every year. The CEO provides input to the Compensation Committee after year-end regarding achievement of our Strategic Imperatives and KODs. In addition, the CEO and the Corporate Vice President of Human Resources provide recommendations to the Compensation Committee regarding compensation of the NEOs (other than the CEO). The Compensation Committee then determines the compensation of the CEO and reviews and approves the compensation of the other NEOs.

The CEO and the Corporate Vice President of Human Resources are invited to, and regularly attend, Compensation Committee meetings as non-voting guests. The Compensation Committee regularly meets in executive session without participation by the CEO or other management representatives. In addition, our CEO and Corporate Vice President of Human Resources meet with the Compensation Consultant as well as the Chair of the Compensation and Governance Committee in preparation for Compensation Committee meetings, and the Compensation Consultant also regularly attends Compensation Committee meetings and participates in executive sessions with the Compensation Committee.

Independent Compensation Consultant.    The Compensation Consultant, Semler Brossy Consulting Group, has been retained by and reports to the Compensation Committee and provides executive and director compensation consulting services to the Compensation Committee.

Semler Brossy’s responsibilities for 2020 generally included:

•	Annual and periodic reviews of executive total compensation relative to peers;

•	Annual and periodic reviews of director total compensation;

•	Annual and periodic reviews of the Company’s comparator group;

•	Report on proxy advisory firms around say-on-pay and other compensation matters;

•	Presentations on specialized topics, as requested or applicable;

•	Reports to the Compensation Committee on market trends and best practices in compensation; and

•	Attendance and participation in all Compensation Committee meetings and stockholder consultations, as requested.

The Compensation Consultant does not provide any other services to the Board or the Company. The Compensation Committee has assessed the independence of the Compensation Consultant pursuant to the NYSE rules and determined

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that the Compensation Consultant is independent, and free of conflicts of interest with us or any of our directors or executive officers.

Use of Competitive Data.    In determining the appropriate positioning level of each NEO’s target total direct compensation and each component of compensation for an NEO, the Compensation Committee takes into account its assessment of the Company’s or business unit’s general performance, as applicable for each executive, and the executive’s tenure, experience, level of individual performance and potential to contribute to our future growth. Accordingly, an NEO’s actual compensation may be higher or lower than the median for the position based on the Compensation Committee’s assessment of these other factors. If the Compensation Committee determines that changes are appropriate, it has the flexibility to make adjustments for one or more executives.

Consistent with our philosophy of emphasizing pay for performance, annual cash incentive payments are designed to be above Incentive Pay Objectives when we exceed our goals and below the Incentive Pay Objectives when we do not achieve our goals. In the event threshold levels of performance are not attained, no annual incentive payment is generally earned.

For purposes of establishing the value of equity awards, stock options are valued as of the grant date using the Black-Scholes valuation model. RSUs and PBRSUs are valued at the fair market value of the underlying shares on the grant date. Except as otherwise noted above or described below, the Compensation Committee’s executive compensation determinations are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee as well as the input from the Compensation Consultant and peer group data provided by the Compensation Consultant. In order to establish competitive compensation market data for the NEOs, the Compensation Consultant uses public proxy information from companies primarily in the medical technology industry. These peer companies are chosen based on the Compensation Committee’s assessment of their market capitalization, revenue, business focus, complexity, geographic location and the extent to which the Compensation Committee believes they compete with us for executive talent (the “Comparator Group”). The composition of the Comparator Group is reviewed annually to monitor the appropriateness of the profiles of the companies included so that the group continues to reflect our competitive market and provides statistical reliability.

The review of the Comparator Group for pay decisions in 2020 was conducted in July 2019. After evaluating a series of qualitative and quantitative factors among other publicly traded U.S. companies in our industry, including scale, talent, business, and operational characteristics and overlap among peers, the Compensation Committee determined that the Comparator Group used in making 2019 executive compensation decisions remained appropriate in size and composition for 2020 executive compensation decisions. For 2020, the Comparator Group consisted of the following companies:

Edwards’ 2020 Comparator Group

Abbott Laboratories	IDEXX Laboratories, Inc.

ABIOMED, Inc.	Illumina, Inc.

Agilent Technologies, Inc.	Intuitive Surgical, Inc.

Alexion Pharmaceuticals, Inc.	Medtronic plc

Align Technology, Inc.	ResMed Inc.

Baxter International Inc.	Stryker Corporation

Becton, Dickinson and Company	Teleflex, Inc.

Boston Scientific Corporation	Varian Medical Systems, Inc.

The Cooper Companies, Inc.	Waters Corporation

DENTSPLY SIRONA, Inc.	Zimmer Biomet Holdings, Inc.

Hologic, Inc.

As of June 30, 2019, Edwards ranked at the 64th percentile of this group in terms of market capitalization. Compensation data are generally regressed for market capitalization to ensure that the data are not distorted by larger companies. Regression analysis is a commonly used technique to size-adjust data, which allows for more statistically valid comparisons. The key measure used in our regression model is market capitalization. Based on this measure, the

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regression formula correlates and adjusts the raw data for base salary, total cash compensation and total direct compensation to predict those items based on the market capitalization for each of the Comparator Group companies.

Although data from the Comparator Group are the primary data input for compensation decisions for the NEOs, consideration is given to compensation data for companies in healthcare-related industries as reported in nationally recognized Radford Global Technology and Global Lifesciences Compensation Surveys. The Compensation Committee considers both survey data that is healthcare-specific and also general industry data for companies within a similar size scope to Edwards. The Compensation Committee believes it is appropriate to refer to these additional data because we compete with these types of companies for executive talent.

We do not target any one specific percentile but instead consider the market data along with factors like the individual’s performance and context from the talent market more broadly to determine our target total direct compensation and the elements of compensation for our NEOs.

Elements of Compensation.    The compensation package for each NEO consists primarily of (i) base salary, (ii) an annual cash incentive payment based on attainment of pre-established financial measures, operating goals, and individual performance, and (iii) long-term stock-based incentive awards. Each of these three components of compensation is intended to promote one or more of our objectives of designing executive compensation that is performance-based, is competitive, and aligns the interests of the executives with our stockholders, as further described in the Elements of Compensation Summary chart below.

Elements of Compensation Summary

Element of Compensation	Why We Pay this Element	Compensation Committee’s Evaluation Criteria

Base Salary	• Provides fixed compensation component payable in cash • Provides a certain level of security and continuity from year to year • Helps attract and retain qualified executives	• In addition to competitive data, the executive’s responsibilities, tenure, prior experience and expertise, individual performance, future potential, and internal equity are considered

Annual Cash Incentive Payment (see sections “Executive Summary” above for specific considerations pertaining to fiscal years 2020 and 2021, and “Annual Cash Incentive Payment” below)

•  Provides variable compensation component payable in cash to motivate and reward executives for annual performance against established corporate financial measures, operating and strategic goals, and individual objectives

•  Recognizes executives based on their individual contributions

•  Is performance-based and not guaranteed

• Incentive plan funding is determined by multiplying:
Financial Measurement Achievement (based on underlying revenue growth, adjusted net income, and adjusted free cash flow targets set at the beginning of the year)
X
KOD Achievement (based on strategic, corporate, and business unit objectives determined at the beginning of the year) The aggregate KOD multiplier may not exceed 150%
X
Individual Performance Objective Achievement (determined at the beginning of the year) Up to a maximum of 200% of pre-established Incentive Pay Objective

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Element of Compensation	Why We Pay this Element	Compensation Committee’s Evaluation Criteria

Long-Term Incentive Awards • 55% Stock Options • 20% RSUs • 25% PBRSUs

•  Aligning executives’ interests directly with those of stockholders; provides executives with an incentive to manage the Company from the perspective of an owner

•  Stock options tie executive pay directly to stockholder value creation over the long term, promote executive retention, and are consistent with our focus on top-line growth, innovation and our longer-term investment horizon and product pipeline

•  RSUs promote stability and retention of our executives over the long term

•  PBRSUs are measured against relative TSR, which links compensation to our performance over a three-year period against the performance of other companies

•  Since RSUs and PBRSUs are paid in shares of Edwards stock, these awards also further link executives’ interests with those of our long-term stockholders

•  Retains qualified employees

•  Is performance- or stock price-based and value is not guaranteed

•  The size and composition of long-term incentive awards are determined annually by the Compensation Committee, taking into account competitive total direct compensation pay positioning guidelines using market reference data from the Comparator Group, along with the individual executive’s level of responsibilities, ability to contribute to and influence our long-term results, and individual performance

Benefits

•  Provides a safety net to protect against financial catastrophes that can result from illness, disability or death

•  A benefit program that is competitive with companies with which we compete for executive talent supports recruitment and retention of executives

• Executives are eligible to participate in benefit programs on terms as are generally offered to other Company employees

Perquisites

•  Assists in attracting and retaining executives by enhancing the competitiveness of the executive’s compensation in a relatively inexpensive way

•  Enables executives to perform their responsibilities efficiently, maximize their working time, and minimize distractions

• Modest perquisites, consistent with market practices

Base Salary.    The Compensation Committee generally reviews each NEO’s base salary in February and any approved changes are effective with the first pay period in April. The base salary for the CEO is established in a similar manner and is described more fully under “Employment and Post-Termination Agreements” below. Base salaries paid to the NEOs increased between 2.5% and 4.5% in 2020 over the level in effect in 2019 to help maintain market competitiveness and based on the Compensation Committee’s assessment of internal roles and contributions.

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Annual Cash Incentive Payment.    All of the NEOs and many other management and non-management-level employees (approximately 13,160 employees) participated in the 2020 Edwards Incentive Plan (the “Incentive Plan”).

The Compensation Committee establishes for each NEO the amount of incentive payment that will be earned for targeted performance, referred to as the “Incentive Pay Objective.” The Compensation Committee utilizes the Incentive Pay Objective so that the total cash compensation (base salary plus incentive payment for expected performance) for the NEOs will be at approximately the median of the Comparator Group. The Compensation Committee then considers performance results to determine the actual cash incentive payments.

The accompanying “Grants of Plan-Based Awards in Fiscal Year 2020” table reports the Incentive Pay Objective (called the “Target” in the table) established for each NEO for 2020 as well as the maximum amount that could have been earned by each NEO under the Annual Incentive Plan for 2020 had the maximum performance levels been attained.

As described above in “Compensation Discussion and Analysis—Executive Summary” on pages 27 through 32 of this Proxy Statement, the Board reflected on the impact of the COVID-19 pandemic on the Company in fiscal year 2020 and the expected continued impact of COVID-19 in fiscal year 2021. After review and input from the Compensation Consultant and other advisors as well as feedback from stockholders during the stockholder outreach conducted from October to December 2020, the Board determined that the implementation of the annual cash incentive payment as structured was not consistent with its intention to create a pay-for-performance culture that compensates executives and employees for the successful implementation of our corporate strategy. Therefore, the Board used discretion and determined that the compensation structure change as provided above should be applied for both fiscal years 2020 and 2021.

Individual Performance.    Individual performance objectives for the CEO are established collaboratively by the CEO and the Compensation Committee, and the individual performance objectives for the other NEOs are established collaboratively by the CEO and each such executive. The Compensation Committee believes each executive has an appropriate number of meaningful individual performance objectives. The individual performance objectives are chosen to create goals, the attainment of which is designed to implement our strategic and operating plans, with a focus on the achievement of the financial measures and operational goals within each executive’s individual area of responsibility.

These objectives are considered in the aggregate to determine an overall performance assessment for each NEO for the purposes of determining compensation. Although some of the individual performance objectives are expressed in qualitative terms that require subjective evaluation, objectives also include several quantitative measures. However, the assessment of the overall performance for each NEO involves a subjective process. The CEO reviews the performance of each NEO (other than the CEO) with the Compensation Committee and recommends a performance assessment for each executive. The Compensation Committee assesses the CEO’s performance. The Compensation Committee then exercises subjective judgment, reviewing the individual performance objectives, the overall performance of the individual executive against all of his or her individual objectives, taken together, and the executive’s performance relative to the environment and to other executives. There is no formal weighting of the individual performance objectives. Individual performance may impact an executive’s cash incentive payment, subject to an overall cap on incentive payments of 200% of the Incentive Pay Objective.

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The individual performance objectives for the CEO and the other NEOs and the factors considered by the Compensation Committee for 2020 are described below.

NEO	2020 Performance Objectives and Factors Considered by the Compensation Committee

Mr. Mussallem

•  Develop and deploy strategy; drive our strategic imperatives through KOD achievement; achieve Company financial goals; increase long-term shareholder value; attract and retain a diverse, talented team; promote a strong culture consistent with our Credo and Aspirations; and provide leadership as Board Chairman.

•  Though the COVID pandemic significantly impacted Edwards’ planned financial performance, the Compensation Committee found that Mr. Mussallem led a remarkable patient-focused team who, as a member of the critical healthcare infrastructure, never stopped working to deliver sustained financial results similar to 2019 with an unwavering commitment to our patients and innovation strategy. Continued focus on important therapy innovations and infrastructure-related strategic initiatives intended to drive longer term growth and success were executed as the Company was recognized for our sustainability program and significant community engagement. The Company fortified our strong patient-focused culture and expanded our diversity and inclusion initiatives to strengthen our innovation strategy. The Company continued to focus on delivering long-term shareholder returns while prioritizing the protection of employee jobs and investing in our technology pipeline and future initiatives.

Mr. Ullem*

•  Ensure the Company’s financial reporting maintains the highest integrity; drive to achieve 2020 strategic imperatives, KODs and financial goals; maintain a high standard of investor relations; optimize capital deployment; enhance stockholder returns; execute Company-wide Information Technology and enterprise risk management initiatives; attract and retain a diverse, talented team; and promote a strong culture consistent with our Credo and Aspirations.

•  The Compensation Committee noted that even under difficult circumstances of the pandemic, Mr. Ullem demonstrated strong overall performance in the role of Chief Financial Officer. Specifically, he led the continued development of solid financial planning and issuance of timely and accurate financial reports, continued to build investor confidence, improved risk mitigation through enterprise risk management, deployed several global information technology enhancements to strengthen Edwards’ infrastructure, and focused on global talent development.

   *Mr. Ullem was also paid a discretionary bonus in the amount of $49,583 for his extraordinary contributions in obtaining a legal settlement.

Mr. Bobo

•  Develop and implement Edwards’ corporate strategy, establish and execute business development goals that advance our strategy, provide leadership to our U.S. Healthcare solution team, develop and advance our emerging heart failure and disease awareness initiatives; attract and retain a diverse, talented team; and promote a strong culture consistent with our Credo and Aspirations.

•  The Compensation Committee noted Mr. Bobo’s leadership in the strengthening and execution of our innovation-driven strategy including advancing our global disease awareness initiatives, the successful execution of business development transactions that advanced our pipeline, strengthened key initiatives and complemented our internal investments, and leadership of our new strategic initiatives including investment analysis, strategic fit analysis, and alliance management.

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NEO	2020 Performance Objectives and Factors Considered by the Compensation Committee (Continued)

Mr. Lemercier

•  Develop, evolve and execute the regional business strategy for Europe, Canada, and Latin America; drive new product introductions, consistently deliver sales growth and achieve financial goals for Europe, Eastern Europe, Middle East, Africa, Canada, and Latin America; drive innovation and enhance leadership in key franchises; attract and retain a diverse, talented team; and promote a strong culture consistent with our Credo and Aspirations.

•  The Compensation Committee noted that despite unprecedented circumstances of the pandemic, Mr. Lemercier’s leadership continually achieves solid regional results, specifically driven by multiple product launches, a focus on regulatory and government affairs, and patient engagement. In particular, there was improved adoption and expansion for Transcatheter Aortic Valve Replacement, continued introduction of transformative Transcatheter Mitral and Tricuspid therapies, as well as driving strong surgical structural heart and critical care initiatives. His team also enhanced customer operations and had continued focus on talent development and community philanthropy across all geographies.

Mr. Wood

•  Develop, evolve and execute the strategy for the Transcatheter Aortic Valve Replacement business to strengthen our leadership position; consistently deliver sales growth and achieve the financial goals for the Transcatheter Aortic Valve Replacement business; drive innovation and 2020 product development KODs; attract and retain a diverse, talented team; and promote a strong culture consistent with our Credo and Aspirations.

•  The Compensation Committee noted that under Mr. Wood’s leadership, achieving planned revenue targets was challenging as a result of the pandemic, but Edwards continued its strong patient focus with on-site case support globally and was present in over 95% of the cases in the US in all 50 states. His team continued to expand our SAPIEN 3 ULTRA platform globally and strengthened our leadership position as Edwards became the first multinational to receive TAVR approval in China as well as achieved important progress on our pulmonic program. The focus on new technology has also established groundwork for a new clinical trial to study patients with moderate aortic stenosis, which is a population that could benefit from earlier intervention.

Committee Review Process.    The Compensation Committee generally meets each February to review and approve annual incentive payments for the prior year and to set incentive performance targets for the current year. The Compensation Committee may adjust the incentive payment levels based on financial measure achievement, KOD achievement, individual performance, and TSR. In February 2021, the Compensation Committee awarded incentive payments to the NEOs that ranged from 45.5% to 55.1% of the Incentive Pay Objectives for the NEOs. The amount awarded to each NEO for 2020 is reported in the accompanying “Summary Compensation Table.” The incentive payments were paid in March 2021.

Long-Term Incentive Awards.    The mix of long-term incentive awards granted to our NEOs in 2020 included stock options, PBRSUs and RSUs. The Compensation Committee views stock options as performance-based equity compensation, tying our executives’ pay directly to stockholder value creation over the long term because the value of our common stock must increase after the date of grant of the options in order for the options to have any value. Having a seven-year time horizon, stock options also promote the retention of our executives and are consistent with our focus on top-line growth, innovation and our longer-term investment horizon and product pipeline. PBRSU awards measure relative TSR, which the Compensation Committee believes is a straightforward and objective metric for our stockholders to evaluate our performance against the performance of other companies and to align with stockholder interests. As the RSU awards have value regardless of stock price performance, they help promote the stability and retention of a strong executive team over the longer term (vesting schedules generally require continuous service over multiple years, as described below).

Of the total 2020 long-term incentive awards granted to each of our NEOs, the grant values approved by the Compensation Committee were weighted 55% stock options, 25% PBRSUs, and 20% time-based RSUs. We believe measuring a combination of absolute TSR (through stock options) and relative TSR (through PBRSUs), and providing stock-denominated time-based vesting RSUs, results in a balance between these incentives that appropriately aligns our executives’ pay with stockholder value while promoting the stability and retention of the executive team. Given the

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different risk and reward characteristics of these three types of awards and our executive compensation philosophy, the Compensation Committee believes that the equity awards granted to executives should comprise a greater proportion of stock options and PBRSUs relative to RSUs.

Stock Options.    Stock options granted in 2020 to Messrs. Ullem and Wood vest annually over four years and have a seven-year term. Stock options granted to Messrs. Mussallem, Lemercier and Bobo vest monthly over 36 months, consistent with the vesting standards established by the Company for its stock option grants to executives who are retirement-eligible, and have a seven-year term. Stock options granted during 2020 have an exercise price equal to the closing price on the day of the regular Board meeting held on the next day following Compensation Committee approval.

PBRSUs.    PBRSUs awarded in 2020 are based on relative TSR performance as measured for the performance period beginning April 30, 2020 and ending April 30, 2023. The percentage of the target PBRSU awards that will vest at the end of the three-year performance period depends on the percentage by which our annualized TSR exceeds or falls short of the median annualized TSR (calculated assuming dividend reinvestment) of the SPSIHE Subset (as defined below). The chart below illustrates the maximum, target and threshold performance levels and the PBRSU payout at each level (with the payout level determined on a pro-rata basis between points for actual performance between the levels shows in the chart).

2020 PBRSU Performance Levels	Annualized TSR vs Median of SPSIHE Subset	Payout as a Percentage of Target Award

Maximum	+7.5% points from median	175%

Target	Median	100%

Threshold	-7.5% points from median	25%

No Payout	More than -7.5% points from median	0%

The maximum and threshold performance levels applicable to the awards were set at levels that the Compensation Committee believed were consistent with the historical 75th and 25th percentile levels, respectively, for the TSRs of the SPSIHE Subset. The “SPSIHE Subset” is a subset of 26 companies in the S&P Healthcare Equipment Select Industry Index that are also on the S&P 500 Index or S&P 400 Midcap Index. We believe this group is a strong comparator for performance purposes as it includes companies of comparable size with similar business models.

RSUs.    RSUs awarded in 2020 to the NEOs vest 25% annually over four years on each anniversary of the award date, subject to continued employment of the award recipient through the applicable vesting date. RSUs awarded prior to February 2020 vest 50% on the third and fourth anniversaries of the award date, subject to continued employment of the award recipient through the applicable vesting date.

At the Compensation Committee meeting immediately preceding the stockholder meeting in May of each year, the Compensation Committee generally determines the size of the long-term incentive award for each NEO. In keeping with our commitment to provide a total compensation package that emphasizes at-risk components of pay, long-term incentives for 2020 comprised, on average, 67% of the value of the NEO’s target total direct compensation package.

For 2020, the CEO evaluated each NEO’s performance (other than his own), as discussed previously (see “Compensation Process” above), and established specific recommendations for the Compensation Committee’s consideration. Accordingly, the Compensation Committee established awards for the NEOs (other than the CEO) based on these recommendations and the Compensation Committee’s assessment of the factors noted above for each executive. The Compensation Committee, with input from the full Board, evaluated the CEO’s performance using the same criteria as discussed above in “Compensation Process” to establish the appropriate award for the CEO. Equity awards are granted under the Company’s Long-Term Stock Incentive Compensation Program (the “Long-Term Stock Program”), which was last approved by the stockholders in May 2017. The equity awards granted to the NEOs for 2020 are set forth in the accompanying “Grants of Plan-Based Awards in Fiscal Year 2020” table below.

Value of Equity Awarded in 2020.    In granting equity awards, the Compensation Committee values stock options as of the grant date using the Black-Scholes valuation model, and RSUs and PBRSUs are valued at the fair market value of the

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underlying shares on the grant date with the value of PBRSUs based on the “target” level of performance. Under applicable accounting rules, however, the grant-date fair value of the PBRSUs awarded to our NEOs is calculated using a Monte Carlo simulation pricing model. The PBRSUs are included as compensation for our NEOs in the “Summary Compensation Table” based on this valuation methodology. For information on the assumptions used in this fair value computation, refer to Note 14 of the “Notes to Consolidated Financial Statements” in our 2020 Annual Report. The Compensation Committee does not apply the Monte Carlo simulation when it determines the number of PBRSUs to be awarded to an executive (instead basing the value of a PBRSU on the fair market value of the underlying “target” number of shares on the grant date) to simplify the award process and provide more consistent award sizing (based on the number of shares subject to the awards) from year to year.

The following chart shows the values of the PBRSU awards approved by the Compensation Committee in 2020 that were used to determine the number of shares subject to the awards (based on the $72.68 closing price per share of our common stock on the grant date for PBRSUs, calculated at the “target” level of performance and without taking the Monte Carlo simulation pricing model into account), as well as the accounting grant-date fair value of the PBRSUs we are required to use under applicable SEC rules to report in the “Summary Compensation Table” (calculated as noted in the footnotes to the “Summary Compensation Table,” and including the impact of the Monte Carlo simulation pricing model).

	2020 PBRSU Awards

Name	Value Based on May 7, 2020 Stock Price	Value Required to be Included in Summary Compensation Table

Mr. Mussallem	$1,924,203	$2,188,776

Mr. Ullem	561,453	638,651

Mr. Bobo	441,531	502,240

Mr. Lemercier	310,707	353,428

Mr. Wood	501,492	570,446

The grant-date fair value of all the long-term incentive awards granted by the Company to the NEOs in 2020 is included in the “Grants of Plan-Based Awards in Fiscal Year 2020” table below.

Determination as to 2017 PBRSU Awards.    In May 2017, the Compensation Committee granted awards of PBRSUs to certain of our executives. For these awards to vest, Edwards’ TSR had to be at or above -7.5% points from median of the other companies that were listed in the SPSIHE Subset on the grant date and were still publicly traded on April 30, 2020, the last day of the three-year performance period. Edwards’ TSR compared to the threshold, target, and maximum performance levels of the SPSIHE Subset as of April 30, 2020, as well as the 3-year TSRs relative to each level, are as follows:

2017 PBRSU Performance Levels	Company’s TSR vs Median of SPSIHE Subset	TSR Over Three-Year Period	Payout as a Percentage of Target Award

Maximum	+7.5% points from Median	21.39%	175%

Target	Median	13.89%	100%

Threshold	-7.5% points from Median	6.39%	25%

Edwards	+15.27% points from Median	29.16%	175%

The Compensation Committee determined that as of April 30, 2020 our relative TSR was at +15.27% points above the median and, accordingly, 175% of the target award for each executive vested. Amounts realized by our NEOs attributable to these awards can be found in the “Option Exercises and Stock Vested in Fiscal Year 2020” table below.

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Stock Ownership Guidelines and Holding Requirement.    Under our guidelines, executives are expected to own shares of Edwards’ stock as follows:

CEO	Other NEOs

6 times base salary	3 times base salary

All of our NEOs are in compliance with the ownership guidelines.

Stock ownership guidelines were established to create additional owner commitment and to emphasize stockholder value creation. Expected ownership levels are adjusted as the executives’ annual base salaries change. Executives who have not met the guidelines must hold 50% of the net shares of our common stock acquired in connection with the exercise of stock options and the vesting of restricted stock and RSU awards (after satisfaction of applicable taxes and, in the case of options, payment of the exercise price) until the guidelines are met. In the event an executive achieved the guideline but was unable to maintain the ownership level due to a decline in the price of our common stock, the 50% holding requirement is reinstated.

Prohibition on Pledging and Hedging.    We have adopted a policy prohibiting all members of the Board, all employees with a title of “vice president” equivalent or above, and any other employee designated as a “Designated Insider” from time to time under our insider trading policy, from pledging or hedging the Company’s securities. Pledging includes holding the Company’s securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan. Hedging includes entering into short sales, options, puts, calls and sales against the box, as well as hedging of the Company’s securities or derivative transactions including equity swaps, forwards, futures, collars and exchange funds. To our knowledge, none of our NEOs have engaged in pledging or hedging with respect to our common stock.

Market Timing of Equity Awards.    We do not have any program, plan or practice to time equity grants in coordination with the release of material information. Annual equity awards for the NEOs are generally approved at the Compensation Committee meeting in May of each year and awarded on the date of the Board meeting immediately following that Committee meeting. Any other equity awards to the NEOs, including grants to new hires, are generally made on the date of the next regularly scheduled Board meeting.

Benefits and Perquisites.    The NEOs are eligible to participate in employee benefit programs generally offered to our employees employed in the same jurisdiction as the NEO including, for all NEOs employed in the United States, the Edwards Lifesciences Corporation 401(k) Savings and Investment Plan (“401(k)”), which provides for a Company matching contribution. The Company matches employee 401(k) contributions dollar for dollar up to the first 4% of cash compensation, and 50% on the next 2%. In addition, we provide certain other perquisites to our NEOs described below that are not generally available to our employees.

The Compensation Committee conducts an annual review of the competitiveness of our perquisite program, including its individual components and levels, against the perquisite programs of companies in the Comparator Group. As a result of these reviews, the Compensation Committee may make adjustments from time to time in the benefits and perquisites provided as it determines to be appropriate.

We believe that providing perquisites enhances the competitiveness of the executive’s compensation in a relatively inexpensive way. These perquisites are described below and reported in the “Summary Compensation Table.”

Our perquisite program for the NEOs includes the following:

Car Allowance.    An annual car allowance is paid as follows: $13,200 for the CEO, and $10,800 for the other U.S.-based NEOs. An executive residing outside of the U.S. is entitled to an amount in local currency that provides the executive with similar car benefits as those received by an executive in the U.S. The car allowance is intended to cover expenses related to the lease, purchase, insurance, and maintenance of a vehicle, and mileage for business use. It is provided in recognition of the need to have executives visit hospitals, physicians, business partners, and other stakeholders in order to fulfill their job responsibilities.

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Executive Physical Examination.    The Company paid up to $2,149 for each annual executive physical examination received by a NEO. This benefit encourages the proactive management of the executive’s health, helping best position the executive team to be able to address the ongoing and day-to-day issues we face.

Perquisite Allowance.    NEOs receive a fixed annual allowance for certain expenses. The CEO receives $40,000 (including one club membership that is being used for corporate business purposes, at a cost of $7,103 in 2020), and the other NEOs each receive $20,000. This benefit recognizes the diverse nature of expenses that have a business nexus that may be incurred by our executives. The allowance may also be used to cover certain personal financial, estate and tax planning costs, as we believe that it is appropriate for the executives to have professional assistance in managing their total compensation, permitting them to focus their full attention on growing and managing our business. Mr. Lemercier also receives a monthly housing allowance.

Pension. Mr. Lemercier participates in our pension plan applicable to our salaried employees at our Nyon, Switzerland facility (see the section “Pension Benefits” below). We do not have any pension plans in which any of the other NEOs participate.

Deferred Compensation.    We have adopted a deferred compensation plan for the NEOs and certain other management employees to enable them to save for retirement by deferring their income and the associated tax to a future date or termination of employment. Under the Executive Deferred Compensation Plan (the “EDCP”), return on compensation deferred by participants is based on investment alternatives selected by the participant. We believe that the EDCP is comparable to similar plans offered by companies in the Comparator Group.

The amounts deferred and accrued under the EDCP for the NEOs are reported below in the “Summary Compensation Table” and the “Nonqualified Deferred Compensation Plans” table.

Employment and Post-Termination Agreements.    We have entered into an employment agreement with the CEO, as well as change-in-control severance agreements (the “change-in-control severance agreements”) with the CEO and our other NEOs as discussed below. Messrs. Bobo, Ullem, and Wood are eligible to participate in a general severance plan for eligible U.S. employees to receive severance benefits, and Mr. Lemercier is eligible to receive severance benefits, in each case upon a qualifying termination of employment.

Chief Executive Officer Employment Agreement.    We entered into an amended and restated employment agreement with Mr. Mussallem on March 9, 2009, which was approved by the Compensation Committee and provides for, among other things, his appointment as Chief Executive Officer, an annual base salary, bonus and long-term incentive awards as determined by the Board, and, in certain circumstances, severance payments upon termination of employment. The agreement renews automatically for successive one-year terms.

Mr. Mussallem’s base salary is reviewed and may be adjusted annually based on the Compensation Committee’s review of the Comparator Group data in consultation with the Compensation Consultant, and Mr. Mussallem’s performance. The Compensation Committee followed the same philosophy and programs described above for executives in determining 2020 compensation for Mr. Mussallem. In addition, the Compensation Committee reviewed a tally sheet, which affixed a dollar amount to all components of Mr. Mussallem’s compensation, including current compensation, equity awards and benefits.

The Compensation Committee believes, after reviewing Mr. Mussallem’s target total direct compensation, individual performance, and contribution to our financial results during 2020, that Mr. Mussallem’s total compensation and each component thereof were in line with our compensation philosophy and objectives.

If Mr. Mussallem’s employment is involuntarily terminated by us without “cause,” as defined in the employment agreement, we are required to pay certain severance benefits, provided he is not receiving the severance benefits under his change-in-control severance agreement. The material terms of the severance arrangement are described in the section “Potential Payments upon Termination or Change in Control” below.

Change-in-Control Severance Agreements.    We have entered into agreements with the NEOs pursuant to which such individuals will be provided certain payments and benefits in the event of termination of employment following a change

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

in control of the Company. We believe that these agreements enhance the likelihood of retaining the services of the executives in the event we were to become an acquisition target and allow the NEOs to continue to focus their attention on our business operations, stockholder value and the attainment of long-term and short-term objectives without undue concern over their employment or financial situations. The material terms of the agreements are described in the section “Potential Payments upon Termination or Change in Control” below.

We believe that the level of severance payments is fair and reasonable based on the value we would derive from the services provided by the executives with change-in-control severance agreements prior to, and following, a change in control.

Tax Implications – Policy Regarding Section 162(m).    Federal income tax law generally prohibits a publicly-held company from deducting compensation paid to a current or former NEO that exceeds $1 million during the tax year. Certain awards granted by the Company before November 2, 2017 that were based upon attaining pre-established performance measures set by the Compensation Committee, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit. There can be no assurance that any compensation the Compensation Committee intended to be deductible will in fact be deductible. Although the potential deductibility of compensation is one of the factors the Compensation Committee notes when designing the Company’s executive compensation program, the Compensation Committee has the flexibility to take any compensation-related actions it determines are in the best interests of the Company and its stockholders, including awarding compensation that will not be deductible for tax purposes.

The Compensation Committee recognizes the importance of preserving our ability to design compensation programs to attract and retain skilled and qualified individuals in a highly competitive market. The Compensation Committee will continue to design salary, annual incentive bonuses and long-term incentive compensation in a manner that the Compensation Committee believes prudent or necessary to hire and retain our NEOs, and may approve non-deductible compensation arrangements for our executive officers from time to time when it believes that these other considerations outweigh the benefit of the tax deductibility of the compensation.

COMPENSATION AND GOVERNANCE COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” contained in this Proxy Statement with management. Based on its review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into the Company’s 2020 Annual Report on Form 10-K.

The Compensation and Governance Committee:

William J. Link, Ph.D. (Chair)

Nicholas J. Valeriani

Martha H. Marsh

Paul A. LaViolette

This report shall not be deemed soliciting material or to be filed with the SEC, or incorporated by reference in any document so filed, whether made before or after the date hereof, except to the extent we specifically request that it be treated as soliciting material or it is specifically incorporated by reference therein.

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

The “Summary Compensation Table” quantifies the value of the different forms of compensation earned by or awarded to our NEOs for 2020. The primary elements of each NEO’s total compensation reported in the table are base salary, annual bonus and long-term equity incentives, consisting of stock options, PBRSUs and RSUs. NEOs also received the other benefits listed in the “All Other Compensation” column of the “Summary Compensation Table,” as further described in the footnotes to the table.

The “Summary Compensation Table” should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each NEO’s base salary and annual bonus is provided immediately following the “Summary Compensation Table.” The “Grants of Plan-Based Awards in Fiscal Year 2020” table, and the accompanying description of the material terms of the stock options, PBRSUs, and RSUs granted in 2020, provides information regarding the long-term equity incentives awarded to NEOs in 2020. The “Outstanding Equity Awards at 2020 Fiscal Year-End” and “Option Exercises and Stock Vested in Fiscal Year 2020” tables provide further information on the NEOs’ potential realizable value and actual value realized with respect to their equity awards.

Summary Compensation Table

The following table sets forth a summary, for the years indicated, of the compensation of the principal executive officer, the principal financial officer and our three other most highly compensated executive officers whose total compensation for 2020 was in excess of $100,000 and who were serving as executive officers at the end of 2020. No other executive officers that would have otherwise been includable in the table on the basis of total compensation for 2020 have been excluded by reason of their termination of employment or change in executive status during that year.

Name and Principal Position	Year	Salary $(1)	Bonus $(2)	Stock Awards $(3)	Option Awards $(3)	Non-Equity Incentive Plan Compensation $(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings $(5)	All Other Compensation $(6)	Total $

Mr. Mussallem	2020	1,121,299	—	3,731,409	4,232,880	734,993	—	230,352	10,050,933
Chairman of the Board and Chief Executive Officer	2019	1,072,240	—	3,641,664	4,235,402	2,381,117	—	190,550	11,520,973
	2018	1,034,769	—	3,409,941	3,958,800	1,668,227	—	207,212	10,278,949

Mr. Ullem	2020	647,079	49,583	1,091,084	1,236,859	262,500	—	98,860	3,385,965
Corporate Vice President, Chief Financial Officer	2019	619,760	—	1,047,907	1,098,595	756,864	—	47,945	3,571,071
	2018	593,628	—	843,514	975,537	559,944	—	49,207	3,021,830

Mr. Bobo	2020	640,931	—	856,555	975,897	252,000	—	77,881	2,803,264
Corporate Vice President	2019	615,455	2,000	807,687	935,153	671,600	—	73,546	3,105,441
	2018	592,999	4,000	772,062	891,964	563,790	—	78,584	2,903,399

Mr. Lemercier	2020	625,360	—	604,174	688,517	254,746	1,925,308	246,810	4,344,915
Corporate Vice President	2019	576,854	—	546,270	633,331	555,287	804,765	197,453	3,313,960

Mr. Wood	2020	639,273	—	968,369	1,097,961	273,000	—	101,114	3,079,717
Corporate Vice President	2019	605,791	4,000	849,708	988,184	756,864	—	88,736	3,293,283
	2018	574,430	4,000	804,231	936,516	507,683	—	91,543	2,918,403

(1)

The amounts shown for 2020 include amounts that were deferred into the EDCP as follows: Mr. Mussallem – $224,469; Mr. Ullem – $66,544; Mr. Bobo – $458,056; Mr. Lemercier – $0, and Mr. Wood – $66,081. The EDCP is more fully described in the section following the “Nonqualified Deferred Compensation Plans” table below. Mr. Lemercier’s salary is paid in Swiss Francs. For 2020, Mr. Lemercier’s salary is reported in this table by converting Swiss Francs to United States dollars using an exchange ratio of 1.0657 (which is our average monthly intercompany Swiss Franc to United States dollar exchange rate for the year). For 2019, Mr. Lemercier’s salary is reported in this table by converting Swiss Francs to United States dollars using an exchange ratio of 1.006404 (which is our average monthly intercompany Swiss Franc to United States dollar exchange rate for the year).

(2)

The amount shown for Mr. Ullem includes an award received through our Discretionary Cash Award Program which recognizes extraordinary contributions to our Company. The amounts shown for Messrs. Bobo and Wood include awards received through our Innovation Rewards Program which compensates active employee inventors for their patent contributions to our Company.

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

(3)

The amounts reported in these columns reflect the aggregate grant-date fair value of the stock awards and option awards during the applicable year. These values have been determined under the principles used to calculate the grant-date fair value of equity awards for purposes of our financial statements in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. PBRSUs have been valued for this purpose based on a Monte Carlo simulation pricing model. For a discussion of the assumptions and methodologies used to value the awards reported in these columns, please see the discussion of stock awards and option awards contained in Note 14 of the “Notes to Consolidated Financial Statements” in our 2020 Annual Report.

Under the terms of our PBRSU awards at grant, between 0% and 175% of the target number of shares subject to the awards can vest based on performance and the other vesting conditions applicable to the awards. For the PBRSUs awarded to our NEOs in 2020, 2019 and 2018, the table below sets forth (i) the grant-date fair value of the awards determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, with these values determined based on a Monte Carlo simulation pricing model (included in the “Probable Outcome” column below), and (ii) the grant-date fair value of these awards assuming that the maximum level of performance was achieved.

Name	Year	Probable Outcome of Performance Conditions Grant-Date Fair Value ($)	Maximum Outcome of Performance Conditions Grant-Date Fair Value ($)

Mr. Mussallem	2020	2,188,776	3,830,357

	2019	2,099,509	3,674,140

	2018	1,970,143	3,447,749

Mr. Ullem	2020	638,651	1,117,640

	2019	547,909	958,840

	2018	486,960	852,180

Mr. Bobo	2020	502,240	878,921

	2019	465,480	814,590

	2018	446,070	780,623

Mr. Lemercier	2020	353,428	618,500

	2019	315,169	551,545

Mr. Wood	2020	570,446	998,280

	2019	489,724	857,017

	2018	464,656	813,148

(4)

Amounts shown in this column for 2020 were earned under the Incentive Plan based on achievement of performance criteria for 2020, as described in the “Compensation Discussion and Analysis” above. Amounts shown for Mr. Bobo include $83,160 deferred into the EDCP. Amounts earned but not deferred were paid to the executives for 2020 performance.

(5)

Mr. Lemercier participates in our pension plan for salaried employees at our Nyon, Switzerland facility (see section “Pension Benefits” below). The amounts shown include employer contributions and investment earnings, and do not include regular employee contributions of approximately $123,469 in 2020. The amount of Mr. Lemercier’s regular employee contributions to the Nyon pension plan is reflected in the total amount included in the “Base Salary” column of the “Summary Compensation Table.”

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(6)	The “All Other Compensation” column includes the following amounts paid to the NEOs for the year ended December 31, 2020. The amounts disclosed are the actual costs to us of providing these benefits.

Type of Compensation	Mr. Mussallem	Mr. Ullem	Mr. Bobo	Mr. Lemercier		Mr. Wood

401(k) Company Match	$14,250	$11,611	$14,250	$—		$14,250

EDCP Company Contribution	160,014	55,453	31,917	—		55,068

Company Contribution – Zurich vita Pension Plan (saving)	—	—	—	166,078		—

Car Allowance or Company Car Lease Payments	13,200	10,800	10,800	27,448		10,800

Officer Perquisites (Flexible Allowance, including, among other things, financial planning expenses, airline club dues, club membership dues, home office supplies, personal travel expenses; Annual Physical Examination Expenses and Life Insurance Premiums)	42,888	20,996	20,914	21,313	*	20,996

Housing Allowance	—	—	—	31,971		—

Total	$230,352	$98,860	$77,881	$246,810		$101,114

*

Converted from 19,999 Swiss Francs to United States dollars, using an exchange ratio of 1.0657 (which is our average monthly intercompany Swiss Franc to United States dollar exchange rate for the year).

Employment Agreements.    We entered into an amended and restated employment agreement with Mr. Mussallem on March 9, 2009 as described in the “Compensation Discussion and Analysis” section above. We do not have employment agreements with the other NEOs. Post-termination benefits are discussed in the section “Potential Payments Upon Termination or Change in Control” below.

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

Grants of Plan-Based Awards in Fiscal Year 2020

The following table provides certain summary information concerning each grant of an incentive award made to NEOs in 2020 under a compensation plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)				Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock/ Units (#)		All Other Option Awards; Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Share)	Closing Price on Grant Date ($)	Grant-Date Fair Value of Stock and Option Awards ($)(8)
Name	Grant Date(1)	Approval Date	Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Mr. Mussallem	—	02/19/2020	—	1,615,370	(3)	3,230,740	—	—	—	—		—		—	—	—
	05/07/2020	05/06/2020	—	—		—	—	—	—	—		212,100	(6)	72.68	72.68	4,232,880
	05/07/2020	05/06/2020	—	—		—	—	—	—	21,225	(5)	—		—	—	1,542,633
	05/07/2020	05/06/2020	—	—		—	—	26,475	46,331	—		—		—	—	2,188,776

Mr. Ullem	—	02/19/2020	—	500,000	(3)	1,000,000	—	—	—	—		—		—	—	—
	05/07/2020	05/06/2020	—	—		—	—	—	—	—		56,100	(7)	72.68	72.68	1,236,859
	05/07/2020	05/06/2020	—	—		—	—	—	—	6,225	(5)	—		—	—	452,433
	05/07/2020	05/06/2020	—	—		—	—	7,725	13,518	—		—		—	—	638,651

Mr. Bobo	—	02/19/2020	—	480,000	(3)	960,000	—	—	—	—		—		—	—	—
	05/07/2020	05/06/2020	—	—		—	—	—	—	—		48,900	(6)	72.68	72.68	975,897
	05/07/2020	05/06/2020	—	—		—	—	—	—	4,875	(5)	—		—	—	354,315
	05/07/2020	05/06/2020	—	—		—	—	6,075	10,631	—		—		—	—	502,240

Mr. Lemercier	—	02/19/2020	—	421,180	(3)	842,360	—	—	—	—		—		—	—	—
	05/07/2020	05/06/2020	—	—		—	—	—	—	—		34,500	(6)	72.68	72.68	688,517
	05/07/2020	05/06/2020	—	—		—	—	—	—	3,450	(5)	—		—	—	250,746
	05/07/2020	05/06/2020	—	—		—	—	4,275	7,481	—		—		—	—	353,428

Mr. Wood	—	02/19/2020	—	520,000	(3)	1,040,000	—	—	—	—		—		—	—	—
	05/07/2020	05/06/2020	—	—		—	—	—	—	—		49,800	(7)	72.68	72.68	1,097,961
	05/07/2020	05/06/2020	—	—		—	—	—	—	5,475	(5)	—		—	—	397,923
	05/07/2020	05/06/2020	—	—		—	—	6,900	12,075	—		—		—	—	570,446

(1)	Our practice is to grant equity-based awards on the date of the Board meeting following the Compensation Committee’s approval of the grants.

(2)

These are awards payable under the Incentive Plan for 2020. See the discussion on “Annual Cash Incentive Payment” beginning at page 35 for additional information. Amounts for Mr. Lemercier were converted from Swiss Francs to United States dollars using an exchange rate of 1.027267 CHF/USD (reflects the exchange rate as of January 2020).

(3)

See the discussions beginning at page 29 on “2020 Annual Incentive Plan” and page 35 on “Annual Cash Incentive Payment” and on “Incentive Pay Objective” for additional information. The amounts set forth above represent the Incentive Pay Objective that were set in the beginning of 2020 prior to the pandemic that would have been paid for performance meeting the pre-established objectives at the “target” and “maximum” performance levels.

(4)

These are PBRSUs granted under the Long-Term Stock Program that vest based on a combination of certain length of service and market conditions. The material terms of the PBRSUs are described in the section “Equity Incentive Plan Awards—Performance-Based Restricted Stock Units” below.

(5)

RSUs with respect to shares of common stock are granted under the Long-Term Stock Program. RSUs granted since February 2020 become vested in four equal annual installments beginning on the first anniversary of the grant date and are subject to the executive’s continued employment with the Company. The material terms of the RSUs are described in the section “Equity Incentive Plan Awards—Restricted Stock Units” below.

(6)

Options to acquire common stock are granted under the Long-Term Stock Program. Consistent with vesting standards established by the Company for its stock option grants to executives who are retirement-eligible, options vest and become exercisable in 36 equal monthly installments beginning one month after the award date, and are subject to the executive’s continued employment with the Company. The material terms of the options are described in the section “Equity Incentive Plan Awards—Stock Options” below.

(7)

Options to acquire common stock are granted under the Long-Term Stock Program. The options vest and become exercisable in four equal annual installments beginning on the first anniversary of the grant date. The material terms of the options are described in the section “Equity Incentive Plan Awards—Stock Options” below.

(8)

The amounts reported in this column reflect the grant-date fair value of the stock award or option award determined under the principles used to calculate the grant-date fair value of equity awards for purposes of our financial statements. For the assumptions and methodologies used to value the awards, see footnote 3 to the “Summary Compensation Table” above.

Non-Equity Incentive Plan Awards.    The material terms of the non-equity incentive plan awards reported in the table above are described in the “Compensation Discussion and Analysis” section under the heading, “2020 Annual Incentive Plan” and “Elements of Compensation—Annual Cash Incentive Payment.”

Equity Incentive Plan Awards.    Each of the equity incentive awards reported in the table above was granted under, and is subject to, the terms of the Long-Term Stock Program. The Compensation Committee administers the Long-Term Stock

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Program and has authority to interpret the plan provisions and make all required determinations thereunder. Additional terms of the equity incentive awards reported in the table above are described in the “Compensation Discussion and Analysis” section under the heading, “Elements of Compensation—Long-Term Incentive Awards” and in the footnotes accompanying the table above. The terms of the accelerated vesting provisions for equity incentive awards are described in this section and in the section titled “Potential Payments Upon a Termination or Change in Control.”

The table above reports awards of stock options granted to our NEOs in 2020. Each option represents a contractual right to receive one share of our common stock if the option becomes vested and is exercised, subject to payment of the exercise price of the option by the award holder. The terms of each option are summarized in the chart below.

STOCK OPTIONS

Maximum Term (expiration date)	• Seven years from grant date

Exercise Price Per Share	• Fair market value of a share of common stock on the grant date

Vesting Schedule—Regular (all option grants in the chart above awarded to Messrs. Ullem and Wood)	• 25% annually over four years following the grant date

Vesting Schedule—Retirement-Eligible (Messrs. Mussallem, Bobo and Lemercier)	• Monthly over 36 months following the grant date

Effect of Change in Control

•  No automatic acceleration upon a change in control of the Company

•  Accelerated vesting upon a change in control with either (1) a specified termination of employment (a “double-trigger”) under the NEO’s change-in-control severance agreement, or (2) termination of the awards in connection with the change in control

Effect of Termination of Employment of Retirement-Eligible NEOs (Messrs. Mussallem, Bobo and Lemercier)

•  Unvested options held by the NEO will immediately terminate and be forfeited

•  Vested options held by the NEO will remain exercisable and will terminate on the earlier of five years from termination date or the normal expiration date

Effect of Termination of Employment of Non-Retirement-Eligible NEOs (Messrs. Ullem and Wood)

•  Unvested options held by the NEO will immediately terminate and be forfeited

•  Vested options held by the NEO will remain exercisable and will terminate on the earlier of 90 days from termination date or the normal expiration date

Dividend Rights	• No dividend rights

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

The “Grant of Plan-Based Awards in Fiscal Year 2020” table above reports awards of RSUs granted to our NEOs in 2020. Each RSU represents a contractual right to receive one share of our common stock if the time-based vesting requirements applicable to the award are satisfied, as summarized in the chart below.

RESTRICTED STOCK UNITS

Vesting Schedule	• 25% of the total number of units subject to the award on the first, second, third and fourth anniversaries of the award date

Effect of Change in Control

•  No automatic acceleration upon a change in control of the Company; accelerated vesting upon a change in control with either (1) a specified termination of employment (a “double-trigger”) under the NEO’s change-in-control severance agreement, or (2) termination of the awards in connection with the change in control

Effect of Termination of Employment of Retirement- Eligible NEOs (including Messrs. Mussallem, Bobo and Lemercier)

•  RSUs held by the NEO will vest 25% for each full year of employment from the grant date

•  Any remaining unvested RSUs held by the NEO and not earned as mentioned above will terminate and be forfeited

Effect of Termination of Employment of Non-Retirement-Eligible NEOs (including Messrs. Ullem and Wood)	• Unvested RSUs held by the NEO will immediately terminate and be forfeited

Dividend Rights

•  Dividend equivalent units may be paid or credited, either in cash or in actual or phantom shares of common stock, on outstanding RSUs; however, to date we have never paid a dividend on our common stock

The “Grant of Plan-Based Awards in Fiscal Year 2020” table above reports awards of PBRSUs granted to our NEOs in 2020. Each PBRSU represents a contractual right to receive one share of our common stock if the performance-based and time-based vesting requirements applicable to the award are satisfied, as summarized in the chart below.

PERFORMANCE-BASED RESTRICTED STOCK UNITS

Right and Vesting Schedule

•  Receive 0% to 175% of the target number of shares subject to the award based on TSR measured over a 3-year performance period compared to comparator companies, generally subject to continued employment through the applicable vesting date

TSR Definition

•  The average of the closing price of a share for each trading day during the one month ending on the first day of the performance period compared to the average of the closing price of a share for each trading day during the one month ending on the last day of the performance period

Effect of Change in Control

•  No automatic acceleration upon a change in control of the Company; accelerated vesting upon a change in control with either (1) a specified termination of employment (a “double-trigger”) under the NEO’s change-in-control severance agreement, or (2) termination of the awards in connection with the change in control

Effect of Termination due to Death, Disability, Retirement or Termination Without “Cause” or for “Good Reason”

•  Any unvested PBRSUs will remain eligible to vest at the end of the performance period based on actual attainment of the performance goals, and, for termination due to retirement, the NEO will receive a pro-rata portion of the shares subject to the award (after giving effect to the performance conditions) based on the NEO’s whole months of service during the performance period

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

PERFORMANCE-BASED RESTRICTED STOCK UNITS (Continued)

Effect of any Other Termination of Employment	• Any unvested PBRSUs held by the NEO will terminate and be forfeited

Compensation Committee Determination, Vesting Date

•  At the meeting of the Compensation Committee in May after the end of the performance period, the Compensation Committee will determine the exact number of shares issuable; payout will be interpolated on a linear basis between the points indicated in the table under “Performance Criteria” below

Dividend Rights

•  Dividend equivalent units may be paid or credited, either in cash or in actual or phantom shares of common stock, on outstanding RSUs; however, to date we have never paid a dividend on our common stock

Performance Period	• Begins April 30 of the grant year and ends on April 30 in the third year following the grant year

Comparator Companies	• Companies that were listed in the SPSIHE Subset on the grant date that are still publicly traded companies on the last day of the performance period

Performance Criteria	Performance Levels	Company’s TSR vs Median of SPSIHE Subset	Payout as a Percentage of Target Award

	Maximum	+7.5% points from Median	175%

	Target	Median	100%

	Threshold	-7.5% points from Median	25%

	No Payout	More than -7.5% points from Median	0%

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table provides certain summary information concerning outstanding equity awards held by our NEOs as of December 31, 2020, including the vesting schedules for the portions of these awards that had not vested as of that date.

		Option Awards					Stock Awards

Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Mr. Mussallem	05/08/2014	459,750	—		13.9800	05/07/2021	—	—		—		—
	05/14/2015	573,600	—		21.7600	05/13/2022	—	—		—		—
	05/12/2016	352,500	—		35.1967	05/11/2023	—	—		—		—
	05/11/2017	352,200	—		36.7500	05/10/2024	—	—		—		—
	05/17/2018	269,433	43,467	(2)	45.2767	05/16/2025	—	—		—		—
	05/08/2019	135,528	121,272	(2)	59.2567	05/07/2026	—	—		—		—
	05/07/2020	41,238	170,862	(2)	72.6800	05/06/2027	—	—		—		—
	05/11/2017	—	—		—	—	17,964	1,638,856	(3)	—		—
	05/17/2018	—	—		—	—	31,800	2,901,114	(3)	—		—
	05/17/2018	—	—		—	—	—	—		39,750	(5)	3,626,393
	05/08/2019	—	—		—	—	26,025	2,374,261	(3)	—		—
	05/08/2019	—	—		—	—	—	—		32,475	(5)	2,962,694
	05/07/2020	—	—		—	—	21,225	1,936,357	(4)	—		—
	05/07/2020	—	—		—	—	—	—		26,475	(5)	2,415,314

Total		2,184,249	335,601				97,014	8,850,588		98,700		9,004,401

Mr. Ullem	05/12/2016	80,700	—		35.1967	05/11/2023	—	—		—		—
	05/11/2017	59,850	19,950	(6)	36.7500	05/10/2024	—	—		—		—
	05/17/2018	33,750	33,750	(6)	45.2767	05/16/2025	—	—		—		—
	05/08/2019	14,925	44,775	(6)	59.2567	05/07/2026	—	—		—		—
	05/07/2020	—	56,100	(6)	72.6800	05/06/2027	—	—		—		—
	05/11/2017	—	—		—	—	4,539	414,093	(3)	—		—
	05/17/2018	—	—		—	—	7,875	718,436	(3)	—		—
	05/17/2018	—	—		—	—	—	—		9,825	(5)	896,335
	02/21/2019	—	—		—	—	1,725	157,372	(3)	—		—
	05/08/2019	—	—		—	—	6,750	615,803	(3)	—		—
	05/08/2019	—	—		—	—	—	—		8,475	(5)	773,174
	05/07/2020	—	—		—	—	6,225	567,907	(4)	—		—
	05/07/2020	—	—		—	—	—	—		7,725	(5)	704,752

Total		189,225	154,575				27,114	2,473,611		26,025		2,374,261

Mr. Bobo	05/08/2014	52,308	—		13.9800	05/07/2021	—	—		—		—
	05/14/2015	132,600	—		21.7600	05/13/2022	—	—		—		—
	05/12/2016	80,700	—		35.1967	05/11/2023	—	—		—		—
	05/11/2017	85,500	—		36.7500	05/10/2024	—	—		—		—
	05/17/2018	60,705	9,795	(2)	45.2767	05/16/2025	—	—		—		—
	05/08/2019	29,922	26,778	(2)	59.2567	05/07/2026	—	—		—		—
	05/07/2020	9,507	39,393	(2)	72.6800	05/06/2027	—	—		—		—
	05/11/2017	—	—		—	—	4,350	396,851	(3)	—		—
	05/17/2018	—	—		—	—	7,200	656,856	(3)	—		—
	05/17/2018	—	—		—	—	—	—		9,000	(5)	821,070
	05/08/2019	—	—		—	—	5,775	526,853	(3)	—		—
	05/08/2019	—	—		—	—	—	—		7,200	(5)	656,856
	05/07/2020	—	—		—	—	4,875	444,746	(4)	—		—
	05/07/2020	—	—		—	—	—	—		6,075	(5)	554,222

Total		451,242	75,966				22,200	2,025,306		22,275		2,032,148

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		Option Awards					Stock Awards

Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Mr. Lemercier	02/20/2014	15,006	—		11.3500	02/19/2021	—	—		—		—
	05/08/2014	52,080	—		13.9800	05/07/2021	—	—		—		—
	05/14/2015	34,980	—		21.7600	05/13/2022	—	—		—		—
	05/12/2016	19,920	—		35.1967	05/11/2023	—	—		—		—
	05/11/2017	32,400	10,800	(6)	36.7500	05/10/2024	—	—		—		—
	05/17/2018	41,073	6,627	(2)	45.2767	05/16/2025	—	—		—		—
	05/08/2019	20,265	18,135	(2)	59.2567	05/07/2026	—	—		—		—
	05/07/2020	6,708	27,792	(2)	72.6800	05/06/2027	—	—		—		—
	05/11/2017	—	—		—	—	2,439	222,510	(3)	—		—
	05/17/2018	—	—		—	—	4,875	444,746	(3)	—		—
	05/17/2018	—	—		—	—	—	—		6,075	(5)	554,222
	05/08/2019	—	—		—	—	3,900	355,797	(3)	—		—
	05/08/2019	—	—		—	—	—	—		4,875	(5)	444,746
	05/07/2020	—	—		—	—	3,450	314,744	(4)	—		—
	05/07/2020	—	—		—	—	—	—		4,275	(5)	390,008

Total		222,432	63,354				14,664	1,337,797		15,225		1,388,976

Mr. Wood	05/12/2016	78,300	—		35.1967	05/11/2023	—	—		—		—
	05/11/2017	57,600	19,200	(6)	36.7500	05/10/2024	—	—		—		—
	05/17/2018	32,400	32,400	(6)	45.2767	05/16/2025	—	—		—		—
	05/08/2019	13,425	40,275	(6)	59.2567	05/07/2026	—	—		—		—
	05/07/2020	—	49,800	(6)	72.6800	05/06/2027	—	—		—		—
	05/11/2017	—	—		—	—	4,350	396,851	(3)	—		—
	05/17/2018	—	—		—	—	7,500	684,225	(3)	—		—
	05/17/2018	—	—		—	—	—	—		9,375	(5)	855,281
	05/08/2019	—	—		—	—	6,075	554,222	(3)	—		—
	05/08/2019	—	—		—	—	—	—		7,575	(5)	691,067
	05/07/2020	—	—		—	—	5,475	499,484	(4)	—		—
	05/07/2020	—	—		—	—	—	—		6,900	(5)	629,487

Total		181,725	141,675				23,400	2,134,782		23,850		2,175,835

(1)

The dollar amounts shown in this column are determined by multiplying the number of shares or units reported in the “Number of Shares or Units of Stock That Have Not Vested” column by $91.23, the closing price of our common stock on the last trading day of 2020.

(2)

Options to acquire common stock granted under the Long-Term Stock Program. Consistent with vesting standards established for executives who are retirement eligible, including Messrs. Mussallem, Bobo and Lemercier, options granted since May 2015 vest and become exercisable in 36 equal monthly installments beginning one month after the award date, and are subject to the executive’s continued employment.

(3)

RSUs under the Long-Term Stock Program. RSUs become vested as to 50% of the total number of units subject to the award on each of the third and fourth anniversaries of the award date, and are subject to the executive’s continued employment.

(4)

RSUs under the Long-Term Stock Program. RSUs granted since February 2020 become vested as to 25% of the total number of units subject to the award on each anniversary of the award date, and are subject to the executive’s continued employment.

(5)

Target number of PBRSUs under the Long-Term Stock Program. PBRSUs vest on the third anniversary of the award date and are subject to the executive’s continued employment. The number of shares issuable upon vesting of these PBRSUs will range from 0% to 175% of the target number of shares subject to the award and depend on satisfaction of applicable performance requirements over a three-year performance period.

(6)

Options to acquire common stock granted under the Long-Term Stock Program. The options vest and become exercisable in four equal annual installments beginning on the first anniversary of the award date, and are subject to the executive’s continued employment.

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

Option Exercises and Stock Vested in Fiscal Year 2020

The following table sets forth for each of the NEOs the number of shares of our common stock acquired under the NEO’s RSU and PBRSU awards that vested during the year ended December 31, 2020, and the value realized on each exercise of stock options by the NEO during the year ended December 31, 2020. No stock appreciation rights have been granted to the NEOs.

	Option Awards			Stock Awards

Name	Number of Shares Acquired on Exercise(#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)(2)

Mr. Mussallem	1,182,600	(3)	73,149,442	114,204	8,335,091

Mr. Ullem	261,900	(4)	15,792,754	28,743	2,097,673

Mr. Bobo	185,136	(5)	11,438,646	27,768	2,026,875

Mr. Lemercier	41,640	(6)	2,422,858	14,472	1,053,924

Mr. Wood	143,406	(7)	7,776,920	27,654	2,018,323

(1)

The dollar amounts shown in the “Value Realized on Exercise” column are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share sale price of our common stock on the date of exercise and the exercise price of the options.

(2)

The dollar amounts shown in the “Value Realized on Vesting” column are determined by multiplying (i) the number of shares or units, as applicable, that vested, by (ii) the per-share closing market price of our common stock on the day prior to vesting.

(3)	All 1,182,600 options exercised by Mr. Mussallem were exercised pursuant to a pre-arranged stock trading plan established under Rule 10b5-1 of the Exchange Act (a “Rule 10b5-1 Plan”).

(4)	All 261,900 options exercised by Mr. Ullem were exercised pursuant to a Rule 10b5-1 Plan.

(5)	All 185,136 options exercised by Mr. Bobo were exercised pursuant to a Rule 10b5-1 Plan.

(6)	All 41,640 options exercised by Mr. Lemercier were exercised pursuant to a Rule 10b5-1 Plan.

(7)	All 143,406 options exercised by Mr. Wood were exercised pursuant to a Rule 10b5-1 Plan.

Pension Benefits

Mr. Lemercier participates in our pension plan applicable to salaried employees at our Nyon, Switzerland facility. None of our other NEOs participates in any Company pension plan. The following table sets forth the actuarial present value of Mr. Lemercier’s accumulated benefit under the Nyon pension plan (the “Nyon Pension Plan”).

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)		Payments During Last Fiscal Year ($)

Mr. Mussallem	—	—	—		—

Mr. Ullem	—	—	—		—

Mr. Bobo	—	—	—		—

Mr. Lemercier	Nyon Plan	—	$12,749,353	(2)	—

Mr. Wood	—	—	—		—

(1)

See Note 13 of the “Notes to Consolidated Financial Statements” in our 2020 Annual Report for a discussion of the assumptions and methodologies used to determine the present value of accumulated benefits under the Nyon Pension Plan.

(2)

Reported in this table by converting Swiss Francs to United States dollars using an exchange ratio of 1.126284 (which is our average monthly intercompany Swiss Franc to United States dollar exchange rate for December 2020).

The Nyon Pension Plan is a cash balance plan under which each participant has an account balance consisting of savings and interest credits earned each year. Interest credits are determined annually. Savings credits are equal to a percentage of “insured salary” based upon the age of the participant (ranging from 15% at age 18 to 28% at age 55 or older for managers opting for an additional optional contribution of 4%). Insured salary includes salary, temporary income and bonus reduced by social security offsets. The plan is funded by both employee and employer contributions, which are fully vested at all times.

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

Mr. Lemercier made a regular employee contribution of approximately $123,469 in 2020. Normal retirement age is 65. At normal retirement, a participant may choose to receive the accumulated account balance as either a lump sum or in the form of a pension annuity.

Nonqualified Deferred Compensation Plans

Executive Deferred Compensation Plan.    The following table sets forth information relating to our nonqualified deferred compensation plan (“EDCP”) for 2020 for our NEOs.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)

Mr. Mussallem	224,469	160,014	2,006,455	—	8,851,667

Mr. Ullem	66,544	55,453	68,295	—	190,292

Mr. Bobo	458,056	31,917	1,126,720	(5,402)	9,171,264

Mr. Lemercier	—	—	—	—	—

Mr. Wood	66,081	55,068	238,223	—	1,379,304

(1)	Executive contributions for 2020 are included in the “Salary” column of the “Summary Compensation Table” above.

(2)	Company contributions for 2020 are included in the “All Other Compensation” column of the “Summary Compensation Table” above.

(3)

“Earnings” is defined to reflect the difference in the account balance between the beginning and end of the year, less any executive or Company contributions and any amounts withdrawn or distributed. Earnings include realized and unrealized gains and losses, capital gains and losses, and dividends paid.

(4)

The vested balance at the end of 2020 reflects the following aggregate amounts that were previously reported as compensation in the appropriate columns of the “Summary Compensation Table” for years through and including 2018 to the extent the executive was an NEO for the applicable year: $6,460,729 for Mr. Mussallem, $0 for Mr. Ullem, $7,338,345 for Mr. Bobo, $0 for Mr. Lemercier, and $1,019,932 for Mr. Wood. In addition, Mr. Bobo deferred $221,628 from his 2019 Non-Equity Incentive payout into the EDCP.

The EDCP provides the NEOs and certain other employees with the opportunity to defer specified percentages (up to 25%) of their cash compensation and receive matching employer contributions that could not be deferred or contributed to the 401(k) because of the limitations under such plan imposed by the Internal Revenue Code (the “Code”). The EDCP also permits the participants to defer up to 100% of their annual cash incentive bonus and an additional 55% of their base pay, but we do not match the employee contribution above 25%. Participants may elect deferred amounts to be paid either in the form of a lump sum or in up to 15 annual installments upon either separation from service, a specified date, or death. Deferrals are credited with gains or losses based on the performance of one or more investment alternatives selected by the participant from among investment funds chosen by the Compensation Committee or its delegate. Investment elections made for each plan year may not be revoked, changed or modified except as permitted under the EDCP, and subject to applicable law. No actual investments will be held in the participants’ accounts and participants will at all times remain general unsecured creditors of the Company with respect to their account balances.

Potential Payments Upon Termination or Change in Control

Included below is a summary of the material terms and conditions of the only agreements we have entered into with our NEOs that provide for certain payments and benefits in connection with a termination of their employment, other than benefits that are part of employee benefit plans that apply on the same terms to all salaried employees. Also described below are the terms of the Long-Term Stock Program with respect to outstanding equity awards in the event of a change in control of the Company.

Change-in-Control Severance Agreements.    We have entered into change-in-control severance agreements with each of the NEOs and certain other executives. The change-in-control severance agreements entered into with Messrs. Mussallem, Bobo and Wood were subject to an initial term ending December 31, 2013, and the change-in-control severance agreements entered into with Messrs. Ullem and Lemercier were subject to initial terms ending December 31, 2014 and December 31, 2017, respectively. The change-in-control severance agreements are subject to automatic one-year extensions each year unless we provide notice that the agreement will not be extended. Under the terms of the change-in-control severance agreement, each executive is entitled to receive certain severance payments if, at any time during the period commencing six months prior to and ending on the date that is 24 months following a change in control, the

Edwards Lifesciences Corporation	2021 Proxy Statement	55

EXECUTIVE COMPENSATION AND OTHER INFORMATION

executive incurs a “qualifying termination” of employment. For these purposes, a “qualifying termination” means (i) the executive is involuntarily terminated by us without cause or (ii) the executive voluntarily terminates employment for good reason.

For purposes of the change-in-control severance agreements, “cause” generally includes (1) certain willful and deliberate material breaches by the executive of the executive’s duties and responsibilities that are not timely remedied; (2) the executive engaging in conduct that is willfully, demonstrably and materially injurious to the Company that is not timely remedied; or (3) the executive being convicted of, or pleading guilty or nolo contendere to, a felony that adversely affects the reputation of the executive or the Company.

For the NEOs other than Mr. Mussallem, “good reason” generally includes (1) a material change of the executive’s responsibilities or status or the assignment of the executive to duties materially inconsistent with such responsibilities or status; (2) a relocation in excess of 50 miles of the executive’s principal job location; (3) a reduction of the executive’s base salary, incentive plans or benefits; (4) our failure to require any successor company to assume the obligations under the agreement; or (5) a material breach by the Company of the material terms of the agreement. For Mr. Mussallem, “good reason” generally has the same meaning described above, except that the definition also includes that following a change in control (i) Mr. Mussallem is no longer a member of the Board or fails to be nominated for reelection to the Board; or (ii) Mr. Mussallem and the Company (or any successor company) have not mutually agreed (within five business days following a change in control) on the terms and conditions of his continued employment.

In the event of a qualifying termination, the executive would be entitled to receive a lump sum payment equal to the sum of (1) two times (three times in the case of Mr. Mussallem) the annual base salary as of the time of termination (or during the 12 months preceding the change in control, if higher); (2) two times (three times in the case of Mr. Mussallem) the Incentive Pay Objective for the year of termination (or the dollar amount of the actual bonus paid in the preceding year, if higher); (3) a pro-rated bonus for the year of termination; (4) all then-outstanding and unvested long-term incentive awards would generally be subject to accelerated vesting; and (5) continued participation in our medical and dental plans for three years following termination of employment. In addition, the executive would be entitled to reasonable outplacement services. If any such payments or benefits would constitute a parachute payment under Section 280G of the Code, then such payments and benefits would be reduced to the extent necessary to assure that the executive receives only the greater of (i) the amount of the payments which would not constitute a parachute payment, and (ii) the amount which yields the greatest after-tax benefit after taking into account any excise taxes imposed under Section 4999 of the Code. The change-in-control severance agreements do not provide for tax gross-up payments. Receipt of these severance benefits is conditioned upon the executive executing and not revoking a general release of any claims in favor of the Company.

The change-in-control severance agreements for the NEOs other than Mr. Mussallem provide that, in the event the executive is entitled to benefits under our Severance Pay Plan (the “Severance Plan”), which is described below, and the executive also has a qualifying termination under the change-in-control severance agreement, the executive will be entitled to the benefits under the change-in-control severance agreement only, and installment payments under the Severance Plan will immediately terminate without offset or reduction for any benefits already received under the Severance Plan. In the event Mr. Mussallem becomes entitled to the benefits under his change-in-control severance agreement following the time at which he became entitled to certain severance benefits under the terms of his employment agreement (which is described below), any then-remaining severance benefits under his employment agreement will immediately terminate and he will only be entitled to benefits under his change-in-control severance agreement, and the amount of certain severance benefits payable under his change-in-control severance agreement will be reduced by the amount of the severance benefits previously paid under his employment agreement.

Employment Agreement with CEO.    On March 9, 2009, the Company entered into an amended and restated employment agreement with Mr. Mussallem pursuant to which he is eligible to receive benefits in connection with certain termination circumstances. If Mr. Mussallem’s employment is terminated without cause, we will pay him the sum of (1) two times his highest base salary in the preceding 12 months; (2) the higher of one times his maximum target bonus for the year of termination, or two times the actual bonus paid in the preceding year; (3) a pro-rated bonus for the year of termination; and (4) an amount equal to the cost of continued medical and dental coverage for up to 24 months. Mr. Mussallem will not be entitled to receive any such payments if he receives payments under his change-in-control severance agreement and, as described above, any severance benefits Mr. Mussallem may receive under his change-in-control severance agreement will be offset by any benefits he received under his employment agreement. For purposes of Mr. Mussallem’s

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employment agreement, “cause” generally includes (i) the executive willfully engaging in conduct that is demonstrably and materially injurious to the Company; or (ii) the executive’s conviction of a felony.

If Mr. Mussallem’s employment is terminated due to retirement, disability or death, he will receive his pro-rated bonus for the year of termination and additional benefits as determined in accordance with our benefit plans.

For a period of 24 months following his termination of employment, Mr. Mussallem may not employ or solicit for employment any of our employees or consultants.

Severance Pay Plan.    We maintain the Severance Plan, under which the NEOs (other than Messrs. Mussallem and Lemercier) and certain other U.S. employees are eligible to receive severance benefits in connection with a termination of the individual’s employment due to elimination of his or her position or a reduction in the size of our workforce. If an NEO (other than Messrs. Mussallem and Lemercier) becomes entitled to benefits under the Severance Plan, the NEO’s benefits will consist of cash severance equal to one and one-half times the executive’s “monthly compensation” (as defined in the Severance Plan), plus 4% of the executive’s monthly compensation multiplied by the number of whole months of service completed as of the date of termination. In no event will this cash severance exceed two times the executive’s annual compensation received in the preceding 12 months. See “Change-in-Control Severance Agreements” section above for a description of the treatment of Severance Plan benefits if an NEO is also entitled to severance benefits under the change-in-control severance agreement.

Severance Benefits for Mr. Lemercier.    Mr. Lemercier is eligible to receive severance benefits if his employment is terminated by the Company for any reason other than for cause. These benefits will consist of cash severance equal to one month of his monthly base salary for every year of service, capped at two years of his annual base salary. In addition, he will be entitled to six months advance notice of a termination of employment or pay in lieu of notice of an amount equal to six months of his monthly base salary. Mr. Lemercier will not be entitled to receive any such payments if he receives payments under his change-in-control severance agreement.

Acceleration of Equity Awards.    None of our outstanding unvested equity awards will vest automatically upon a change in control (i.e., we have no “single trigger” vesting arrangements). Pursuant to the terms of the Long-Term Stock Program, all unvested equity awards held by the NEOs will vest in full if there is both a change in control and a specified termination of employment (a “double-trigger”), or if the awards are terminated in the change-in-control transaction.

Estimated Payments.    The following tables set forth the estimated payments and benefits that would have been payable to the NEOs under the terms of their agreements as described above had their employment been terminated on December 31, 2020 under the termination circumstances indicated below. Unless otherwise noted, all cash payments would be made in a lump sum and would be paid by us or our successor. The amounts set forth in these tables represent estimates and forward-looking information that is subject to substantial variation based on the timing of the applicable triggering event. We caution the reader to consider these limitations in reviewing the following tables.

For purposes of estimating the amount of payments and benefits payable as a result of a termination of the executive’s employment following a change in control, we have made the following assumptions where applicable:

•	the change in control occurred on December 31, 2020;

•	the stock price was $91.23 per share, which was the closing price of our common stock on December 31, 2020;

•	all NEOs were terminated on the date of the change in control; and

•	the NEOs received continued participation in our medical and dental plans for three years following termination of employment.

We have also assumed that outstanding and unvested stock options, RSUs and PBRSUs held by the executive accelerated and became vested (to the extent required in the circumstances) on the applicable event. If the awards were accelerated in connection with a change in control pursuant to which the awards were to be terminated, the value of the acceleration would be the same as the applicable value indicated below for “Qualifying Termination in Connection with a Change in Control” assuming that the change in control occurred on December 31, 2020. In these circumstances, there would be no

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

additional value for the accelerated vesting of the awards in connection with a termination of employment if the awards had previously accelerated because of the change in control.

Executive Benefits and Payments upon Termination: Mr. Mussallem

	Qualifying Termination in Connection with a Change in Control(1)	Termination Due to Retirement(2)	Termination Due to Disability or Death(2)	Involuntary Termination by the Company Without Cause(2)

Salary Severance	$3,342,144	—	—	$2,228,096

Bonus Severance	7,143,351	—	—	4,762,234

Pro Rata Bonus – 2020	1,615,370	$1,615,370	$1,615,370	1,615,370

Stock Option Acceleration	9,043,771	—	9,043,771	—

Restricted Stock Unit Acceleration	5,986,969	2,863,482	5,986,969	—

Performance-Based Stock Unit Acceleration	9,004,401	5,305,405	5,305,405	5,305,405

Medical and Dental Coverage Continuation	37,913	—	—	25,275

Outplacement	50,000	—	—	—

Total	$36,223,919	$9,784,257	$21,951,515	$13,936,380

(1)

Pursuant to the terms of Mr. Mussallem’s change-in-control severance agreement. Mr. Mussallem’s payments and benefits will be reduced to the extent necessary to ensure that he receives only the greater of (1) the amount of the payments which would not constitute a parachute payment, and (2) the amount which yields the executive the greatest after-tax amount of benefits after taking into account any excise taxes imposed on the executive under Section 4999 of the Code. The value of Mr. Mussallem’s severance benefits presented in the table assumes that no such reduction in his benefits would be required.

(2)	Pursuant to the terms of Mr. Mussallem’s amended and restated employment agreement, and assuming that the termination of employment is not in connection with a change in control.

Executive Benefits and Payments upon Termination: Qualifying Termination in

Connection with a Change in Control(1)

	Mr. Ullem	Mr. Bobo	Mr. Lemercier	Mr. Wood

Salary Severance	$1,284,422	$1,271,672	$1,259,625	$1,271,620

Bonus Severance	1,513,728	1,343,200	1,088,056	1,513,728

Pro Rata Bonus – 2020	500,000	480,000	392,234	520,000

Stock Option Acceleration	5,110,060	2,036,760	1,988,143	4,746,418

Restricted Stock Unit Acceleration	2,473,473	1,366,739	1,026,338	2,134,782

Performance-Based Stock Unit Acceleration	2,374,261	2,032,148	1,388,976	2,175,835

Medical and Dental Coverage Continuation	125,613	52,452	1,307,464	97,807

Outplacement	50,000	50,000	50,000	50,000

Total	$13,431,557	$8,632,971	$8,500,836	$12,510,190

(1)

Under the change-in-control severance agreements, payments and benefits will be reduced to the extent necessary to ensure that the executive receives only the greater of (1) the amount of the payments which would not constitute a parachute payment and (2) the amount which yields the executive the greatest after-tax amount of benefits after taking into account any excise taxes imposed on the executive under Section 4999 of the Code. The value of each executive’s severance benefits presented on the table assumes that no such reduction in benefits would be required.

Executive Benefits and Payments upon Termination:

Not in Connection with a Change in Control

	Mr. Ullem	Mr. Bobo	Mr. Lemercier		Mr. Wood

Cash Severance	$257,955	$719,554	$983,120	(1)	$980,207

(1)

Mr. Lemercier’s cash severance is reported in this table by converting Swiss Francs to United States dollars using an exchange ratio of 1.0657 (which is our average monthly intercompany Swiss Franc to United States dollar exchange rate for the year), and assumes that he was entitled to pay in lieu of six months advance notice of termination.

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

Death and Disability Benefits for Mr. Lemercier.    As a member of our European Management Team, Mr. Lemercier is entitled to receive death and disability benefits as part of his pension plan rules. In the event of the termination of his employment due to disability, Mr. Lemercier would be entitled to a benefit under the Nyon pension plan equal to 60% of his qualifying risk salary payable at 65. Assuming termination of his employment as of December 31, 2020 because of disability, Mr. Lemercier would have been entitled to receive $559,751 per year until age 65. In the event of his death while employed by us, Mr. Lemercier would be entitled to a lump sum payment equal to 200% of his insured salary as well as a spouse pension. Assuming his death as of December 31, 2020, Mr. Lemercier’s death benefit would have been a lump sum of $1,865,837 and a spouse’s pension of $373,167 per year payable for life. Mr. Lemercier’s benefits are reported in this paragraph by converting Swiss Francs to United States dollars using an exchange ratio of 1.126284.

CEO Pay Ratio

Pursuant to the Securities Exchange Act of 1934, as amended, we are required to disclose in this Proxy Statement the ratio of the total annual compensation of our CEO to the median of the total annual compensation of all of our employees (excluding our CEO). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our CEO’s total compensation for 2020 was $10,050,933, and the median of the total 2020 compensation of all of our employees (excluding our CEO) was $51,685. Accordingly, we estimate the ratio of our CEO’s total compensation for 2020 to the median of the total 2020 compensation of all of our employees (excluding our CEO) to be 194 to 1.

We identified the median employee by taking into account the total cash compensation paid for 2020 for all individuals, excluding our CEO, who were employed by us or one of our affiliates on October 31, 2020, the last day of the first month of our fourth fiscal quarter. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions, adjustments or estimates with respect to their total cash compensation for 2020, and we annualized the compensation for any employees who were not employed by us for all of 2020. We believe total cash compensation for all employees is an appropriate measure because we do not distribute annual equity awards to all employees.

Once the median employee was identified as described above, that employee’s total annual compensation for 2020 was determined using the same rules that apply to reporting the compensation of our NEOs (including our CEO) in the “Total” column of the Summary Compensation Table. The total compensation amounts included in the first paragraph of this pay-ratio disclosure were determined based on that methodology. The SEC’s pay ratio disclosure rules permit the use of estimates, assumptions, and adjustments, and the SEC has acknowledged that pay ratio disclosures may involve a degree of imprecision. We believe that the foregoing pay ratio is a reasonable estimate calculated in a manner consistent with the SEC’s pay ratio disclosure rules.

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s total annual compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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PROPOSAL 2 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NEOS.

In accordance with Section 14A of the Exchange Act and the related rules of the SEC, we are providing our stockholders with the opportunity to vote, on an advisory, non-binding basis, on the executive compensation of our NEOs as disclosed in this Proxy Statement (including in the compensation tables and narratives accompanying those tables as well as in the “Compensation Discussion and Analysis”).

As described more fully in the “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, retain, motivate, and engage executives with superior leadership and management capabilities. High-caliber talent is critical to our success and we strive to provide compensation that is competitive. Our strong pay-for-performance culture is reflected below:

•	A significant portion of executive compensation is performance based;

•

Our performance goals consist of a mix of Company-wide financial, operating, and strategic measures as well as personal objectives designed to further the Company’s annual and long-term business performance; and

•

We strive to align the interests of our executives with the interests of our stockholders, with a significant portion of executive compensation being in the form of equity awards with a value dependent upon our stock price.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 27, which describes in more detail how our executive compensation policies and procedures are designed and operate to achieve our compensation and strategic objectives, as well as the “Summary Compensation Table” and other related compensation tables and narrative appearing on pages 45 through 59. The Compensation Committee and the Board believe that the policies, procedures, and compensation programs described in these sections have contributed to the Company’s long-term performance.

In the advisory vote at our 2020 annual meeting, approximately 94% of the votes cast by our stockholders supported our executive compensation policies and procedures.

Even though we have regularly received strong support for our executive pay practices, the Compensation Committee continues to engage in periodic reviews of our executive compensation and benefits programs and makes changes as appropriate to reflect our compensation philosophy and objectives, and to take into account stockholder feedback.

In 2020, due to the impact of the COVID-19 pandemic and after review and input from the Compensation Consultant and other advisors as well as feedback from stockholders during the stockholder outreach conducted from October to December 2020, the Board determined that the implementation of the annual cash incentive payment as structured was not consistent with its intention to create a pay-for-performance culture that compensates executives and employees for the successful implementation of our corporate strategy and that discretion should be applied for both fiscal years 2020 and 2021, as further explained on pages 27 through 32 of this Proxy Statement. In addition, the Compensation Committee adjusted the bonus potential downwards by 35% for the CEO and 25% for the rest of the executive group, including the other NEOs, to further calibrate the results to the financial outcomes and underscore the executive team’s commitment to, and responsibility for, the Company’s performance, resulting in incentive payments to the NEOs that ranged from 45.5% to 55.1% of the Incentive Pay Objectives for the NEOs.

Another indicator of our pay-for-performance culture is the relationship of the NEOs’ target total direct compensation to TSR. Over the past five years, on average, 89% of the CEO’s target total direct compensation is performance-based, and 74% is tied to the performance of Edwards’ stock. Our stock price has increased 247% over the past five years, 143% over the past three years, and 17% over the past year.

We are asking our stockholders to indicate their support for our NEO compensation programs as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement.

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PROPOSAL 2 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure included in the Proxy Statement.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board, and it will not be construed as overriding a decision by the Company, the Compensation Committee or the Board, or creating or implying any additional fiduciary duty. However, the Board and the Compensation Committee value the opinions of our stockholders and will consider the voting results when making future decisions regarding executive compensation. Our current policy is to provide our stockholders with an opportunity to approve the compensation of the NEOs each year at the annual meeting. It is expected that the next such vote will occur at the 2022 annual meeting.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NEOS.

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EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, for each of our five equity compensation plans, which include the Long-Term Stock Program, the Nonemployee Directors Program, the 2020 Nonemployee Directors Stock Incentive Program, the 2001 Employee Stock Purchase Plan for United States Employees (the “U.S. ESPP”) and the 2001 Employee Stock Purchase Plan for International Employees (the “International ESPP”), the number of shares of our common stock subject to outstanding awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2020. These plans have each been approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(#)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(#) (excluding securities reflected in column

Equity Compensation Plans Approved by Stockholders	16,875,838	(2)	$41.27	29,167,324	(3)

Equity Compensation Plans Not Approved by Stockholders	—		—	—

Total

(1)

The weighted-average exercise price is calculated without taking into account 2,614,560 shares of common stock subject to outstanding RSUs and PBRSUs (with PBRSUs taken into account at the targeted level of performance) that will become issuable as those units vest, without any cash consideration or other payment required for such shares.

(2)

This amount includes (a) 14,261,278 shares of common stock subject to outstanding stock options, (b) 2,312,445 shares of common stock subject to RSU awards that will entitle the holder to one share of our common stock for each such unit that vests over the holder’s period of continued service, and (c) 302,115 shares subject to PBRSUs granted to executives (determined at the targeted level of performance; actual payout could range from 0% to 175% of the targeted level based on relative total stockholder return). This amount does not include 2,070 restricted shares granted to nonemployee directors that were outstanding and unvested as of December 31, 2020.

(3)

As of December 31, 2020, the following number of shares of common stock remain available for future issuance under equity compensation programs approved by our stockholders: (a) Long-Term Stock Program — 23,130,661; (b) 2020 Nonemployee Directors Stock Incentive Program – 2,267,526 (no new awards may be granted under the predecessor plan, the Nonemployee Directors Program); (c) U.S. ESPP – 2,947,813 (prior to the additional 3,300,000 shares that will be available under the plan if our stockholders approve Proposal 3); and (d) the International ESPP – 821,324 (prior to the additional 1,200,000 shares that will be available under the plan if our stockholders approve Proposal 4). The shares available under the Long-Term Stock Program may be used for any type of award authorized under the Long-Term Stock Program, including stock options, restricted stock, RSUs and PBRSUs. The shares available under the 2020 Nonemployee Directors Stock Incentive Program may be used for any type of award authorized under the 2020 Nonemployee Directors Stock Incentive Program, including stock options, stock issuances, restricted stock, RSUs and stock appreciation rights.

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PROPOSAL 3 – APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S 2001 EMPLOYEE STOCK PURCHASE PLAN FOR UNITED STATES EMPLOYEES (THE “U.S. ESPP”) TO INCREASE THE TOTAL NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE U.S. ESPP BY 3,300,000 SHARES

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE U.S. ESPP.

Increase in Aggregate Share Limit.    The Company is requesting that stockholders approve an increase in the number of shares available for issuance under the U.S. ESPP by 3,300,000 shares. The Board approved an amendment and restatement of the U.S. ESPP on February 18, 2021, which reflects the share increase, subject to stockholder approval of this Proposal 3.

The U.S. ESPP is designed to allow the Company’s eligible employees and the eligible employees of the Company’s participating parent and subsidiaries (whether now existing or subsequently established) to purchase shares of common stock at periodic intervals through their accumulated payroll deductions. The Board believes that offering the U.S. ESPP is advisable because the Board believes employee stock ownership helps us to further align employees’ interests with those of the Company’s stockholders generally.

As of January 31, 2021, 2,764,091 shares remain available for purchase under the U.S. ESPP. The Board believes that the number of shares currently available under the U.S. ESPP does not give the Company sufficient authority or flexibility to adequately provide for future incentives. The additional 3,300,000 shares requested in this proposal represents 0.53% of the Company’s total issued and outstanding common stock as of December 31, 2020.

The following summary describes the principal features of the U.S. ESPP, as amended and restated through February 18, 2021. This summary, however, does not purport to be a complete description of all the provisions of the U.S. ESPP. A copy of the amended and restated U.S. ESPP is attached as Appendix B to this Proxy Statement.

Administration.    The U.S. ESPP is administered by the Compensation Committee. Such committee, as plan administrator, has full authority to adopt administrative rules and procedures and to interpret the provisions of the U.S. ESPP.

Share Reserve.    The number of shares of common stock reserved for issuance over the term of the U.S. ESPP is currently limited to 36,300,000 shares (after giving effect to the three-to-one stock split on June 1, 2020). The authorized share reserve will increase to 39,600,000 shares if the share increase which is the subject of this Proposal 3 is approved at the Annual Meeting.

In the event of a change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization, or any partial or complete liquidation of the Company, equitable adjustments will be made to: (i) the maximum number and class of securities issuable under the U.S. ESPP, (ii) the number and class of securities and the market value and price per share in effect under each outstanding purchase right, and (iii) the maximum number of shares purchasable per participant with respect to any offering.

Offerings.    Shares of the Company’s common stock will be offered under the U.S. ESPP through a series of successive offerings. Unless the Compensation Committee determines otherwise, a new offering will commence on the first day of each calendar quarter. Each offering commencing has a duration of one year unless otherwise determined by the Compensation Committee. Shares will be purchased on the last business day of each calendar quarter in an offering (or such other dates determined by the Compensation Committee).

At the time the participant joins an offering, he or she will be granted a purchase right to acquire shares of the Company’s common stock on each purchase date during that offering. All payroll deductions collected from the participant for the offering period will be automatically applied to the purchase of common stock on such purchase dates, subject to certain limitations summarized below in the section entitled “Special Limitations.”

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PROPOSAL 3 — AMENDMENT AND RESTATEMENT OF THE U.S. ESPP

Eligibility and Participation.    Any individual who is employed on a basis under which he or she is scheduled to work for more than twenty hours per week in the Company’s employ or the employ of any of the Company’s participating parent or subsidiaries (including any corporation which subsequently becomes such a participating parent or subsidiary at any time during the term of the U.S. ESPP) will be eligible to participate in the U.S. ESPP.

Each individual who is an eligible employee on the start date of any offering may elect to participate in that offering, provided he or she does so during the enrollment period prescribed for that offering. As of January 31, 2021, approximately 6,576 employees were eligible to participate in the U.S. ESPP.

Payroll Deductions and Stock Purchases.    Each participant may authorize periodic payroll deductions in any multiple of one percent (up to a maximum of fifteen percent) of his or her base pay to be applied to the acquisition of common stock at quarterly intervals. Accordingly, on each such purchase date (generally the last business day of each calendar quarter), the payroll deductions of each participant accumulated for the offering ending on that purchase date will automatically be applied to the purchase of shares of common stock at the purchase price in effect for that purchase date. For purposes of the U.S. ESPP, the base pay of each participant will include his or her straight-time earnings plus commissions and payments in lieu of regular earnings (such as vacation, sick pay and holiday pay).

Purchase Price.    The purchase price of the common stock acquired on each quarterly purchase date will be equal to eighty-five percent of the lower of the fair market value per share of common stock on the start date of the offering or the fair market value on the purchase date.

The fair market value per share of common stock on any particular date other than a purchase date under the U.S. ESPP will be deemed to be equal to the closing selling price per share on the last trading day prior to such date on the NYSE, and the fair market value per share of common stock on a purchase date will be deemed to be equal to the closing selling price per share on such date on the NYSE. On January 29, 2021, the fair market value of the Company’s common stock determined on such basis was $82.58 per share.

Special Limitations.    The U.S. ESPP imposes certain limitations upon a participant’s rights to acquire common stock, including the following limitations:

•

Purchase rights granted to a participant may not permit such individual to purchase more than $25,000 worth of common stock (valued at the time each purchase right is granted) for each calendar year for which those purchase rights are outstanding;

•

Purchase rights may not be granted to any individual if such individual would, immediately after the grant, own or hold outstanding options or other rights to purchase, stock equaling five percent (5%) or more of the total combined voting power or value of all classes of the Company’s outstanding stock, or the outstanding stock of any of the Company’s affiliates; and

•	No participant may purchase more than 5,000 shares of common stock during any one offering.

Termination of Purchase Rights.    The participant may withdraw from the U.S. ESPP at any time up to the last business day of the offering, and his or her accumulated payroll deductions for that offering period will be applied to the purchase of common stock on the next purchase date.

The participant’s purchase right will immediately terminate upon his or her cessation of employment or loss of eligible employee status. Any payroll deductions which the participant may have made for the offering in which such cessation of employment or loss of eligibility occurs will be applied to the purchase of common stock on the next purchase date.

Stockholder Rights.    No participant will have any stockholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant’s behalf and the participant has become a holder of record of the purchased shares. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

Assignability.    No purchase rights will be assignable or transferable by the participant, and the purchase rights will be exercisable only by the participant.

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PROPOSAL 3 — AMENDMENT AND RESTATEMENT OF THE U.S. ESPP

Change in Control.    Upon a change in control (as defined in the U.S. ESPP), all outstanding purchase rights will either be assumed by the successor entity and continued in effect or will be automatically exercised immediately prior to the effective date of such acquisition. In the event of such automatic exercise, the purchase price will be equal to eighty-five percent of the lower of the fair market value per share of common stock on the start date of the offering in which such acquisition occurs or the fair market value per share of common stock immediately prior to such acquisition.

Share Pro-Ration.    Should the total number of shares of common stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the U.S. ESPP, then the Compensation Committee will make a pro-rata allocation of the available shares on a uniform and equitable basis, and the balance of payroll deductions of each participant will be refunded.

Amendment and Termination.    The Board may amend or terminate the U.S. ESPP at any time. However, the Board may not, without stockholder approval, increase the number of shares issuable under the U.S. ESPP (except as permissible adjustments in the event of changes to the Company’s capitalization) or modify the requirements for eligibility to participate in the U.S. ESPP.

Federal Tax Consequences.    Following is a general summary of the current federal income tax principles applicable to the U.S. ESPP. The following summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local or international tax consequences.

The U.S. ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the U.S. Internal Revenue Code. Participant contributions to the U.S. ESPP are made on an after-tax basis. That is, a participant’s contributions are deducted from compensation that is taxable to the participant and for which the Company is generally entitled to a tax deduction.

Generally, no taxable income is recognized by a participant with respect to either the grant or exercise of his or her purchase right under the U.S. ESPP. The Company will have no tax deduction with respect to either of those events. A participant will generally recognize income (or loss) only upon a sale or disposition of any shares that the participant acquires under the U.S. ESPP. The particular tax consequences of a sale of shares acquired under the U.S. ESPP depend on whether the participant has held the shares for a “Required Holding Period” before selling or disposing of the shares. The Required Holding Period starts on the date that the participant acquires the shares under the U.S. ESPP and ends on the later of (1) two years after the first day of the offering period in which the participant acquired the shares, and (2) one year after the purchase date on which the participant acquired the shares.

If the participant holds the shares for the Required Holding Period and then sells the shares at a price in excess of the purchase price paid for the shares, the gain on the sale of the shares will be taxed as ordinary income to the participant to the extent of the lesser of (1) the amount by which the fair market value of the shares on the first day of the offering period in which the participant acquired the shares exceeded the purchase price of the shares, and (2) the gain on the sale of the shares. Any portion of the participant’s gain on the sale of the shares not taxed as ordinary income will be taxed as long-term capital gain. If the participant holds the shares for the Required Holding Period and then sells the shares at a price less than the purchase price paid for the shares, the loss on the sale will be treated as a long-term capital loss to the participant. The Company will not be entitled to a tax deduction with respect to any shares held by the participant for the Required Holding Period, regardless of whether the shares are eventually sold at a gain or a loss.

The participant has a “Disqualifying Disposition” if the participant disposes of the shares before the participant has held the shares for the Required Holding Period. If the participant sells the shares in a Disqualifying Disposition, the participant will realize ordinary income in an amount equal to the difference between the fair market value of the shares on the date on which the participant acquired the shares and the purchase price paid for the shares, and the Company generally will be entitled to a corresponding tax deduction. In addition, if the participant makes a Disqualifying Disposition of the shares at a price in excess of the fair market value of the shares on the purchase date, the participant will realize capital gain in an amount equal to the difference between the selling price of the shares and the fair market value of the shares on the purchase date. Alternatively, if the participant makes a Disqualifying Disposition of the shares at a price less than the fair market value of the shares on the purchase date, the participant will realize a capital loss in an amount equal to the difference between the fair market value of the shares on the purchase date and the selling price of the shares. The Company will not be entitled to a tax deduction with respect to any capital gain realized by the participant.

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PROPOSAL 3 — AMENDMENT AND RESTATEMENT OF THE U.S. ESPP

New Plan Benefits.    No purchase rights will be granted, and no shares will be issued, on the basis of the share increase subject to this proposal unless such proposal is approved by the stockholders at the Annual Meeting.

Stock Purchases.    The following table sets forth, as to the individuals and groups indicated, the total number of shares of common stock purchased under the U.S. ESPP for the period from January 1, 2018 to December 31, 2020, together with the weighted average price paid per share for those purchases. The Company’s directors are not eligible to participate in the U.S. ESPP. Jean-Luc Lemercier, an NEO, is not eligible to participate in the U.S. ESPP, but is eligible to participate in the International ESPP (see “Proposal 4—International ESPP Transactions” below).

U.S. ESPP Transactions*

Name and Position	Number of Purchased Shares	Weighted Average Purchase Price Per Share ($)

Michael A. Mussallem Chairman and Chief Executive Officer	—	—

Scott B. Ullem Chief Financial Officer	—	—

Donald E. Bobo, Jr. Corporate Vice President	1,555.50	40.98

Jean-Luc Lemercier Corporate Vice President	—	—

Larry L. Wood Corporate Vice President	1,555.50	40.98

All current executive officers as a group (8 persons)	6,143.05	40.87

All employees, including current officers who are not executive officers, as a group (5,513 persons)	2,496,188.38	45.84

*

The below table sets forth, as to the individuals and groups indicated, the total number of shares of common stock purchased under the U.S. ESPP for all offering periods in which the individuals have participated from the initial implementation of the plan in 2001 through January 31, 2021, together with the weighted average price paid per share for those purchases.

Name and Position	Number of Purchased Shares	Weighted Average Purchase Price Per Share ($)

Michael A. Mussallem Chairman and Chief Executive Officer	59,944.21	1.76

Scott B. Ullem Chief Financial Officer	—	—

Donald E. Bobo, Jr. Corporate Vice President	91,559.70	4.42

Jean-Luc Lemercier Corporate Vice President	—	—

Larry L. Wood Corporate Vice President	89,948.23	4.49

All current executive officers as a group (8 persons)	422,760.22	4.29

All employees, including current officers who are not executive officers, as a group (7,774 persons)	33,117,223.47	9.14

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PROPOSAL 3 — AMENDMENT AND RESTATEMENT OF THE U.S. ESPP

Specific Benefits under the U.S. ESPP.    Participation in the U.S. ESPP is voluntary and is dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the U.S. ESPP are not determinable. If the amendments to the U.S. ESPP had been in effect in 2020, we do not expect that the number of shares purchased by participants in the amended and restated version of the U.S. ESPP during 2020 would have been materially different than the number of shares actually purchased in 2020 under the current version of the U.S. ESPP. For the period from January 1, 2020 to December 31, 2020, the aggregate number of shares of common stock purchased under the U.S. ESPP was 791,832. Accordingly, based on the number of shares purchased in that period of time, we would estimate that the 6,064,091 shares available for issuance under the U.S. ESPP if stockholders approve this proposal would permit us to continue to offer the U.S. ESPP for at least seven more years. However, because benefits under the U.S. ESPP may change based on any number of variables, including, without limitation, the fair market value of the Company’s common shares at various future dates, the number of our employees who elect to participate in the U.S. ESPP, and the amount employees elect to contribute, it is not possible to determine the benefits that will be received by employees, or the number of years we will be able to continue to offer the U.S. ESPP, if the amended and restated U.S. ESPP is approved by the stockholders.

The following paragraphs include additional information to help you assess the potential dilutive impact of the additional shares to be available under the U.S. ESPP if stockholders approve this Proposal 3. As of January 31, 2021, 2,764,091 shares of common stock remained available for issuance under the U.S. ESPP, which is 0.44% of the Company’s total issued and outstanding common stock as of that date.

“Burn rate” refers to the number of shares of the Company’s common stock purchased under the U.S. ESPP over a particular period of time. The total number of shares of the Company’s common stock purchased under our U.S. ESPP over the last three years, and to date for 2021, are as follows: 923,676 shares in 2018 (which was 0.14% of the weighted-average number of shares of the Company’s common stock issued and outstanding in 2018), 786,824 shares in 2019 (which was 0.12% of the weighted-average number of shares of the Company’s common stock issued and outstanding in 2019), and 791,832 shares in 2020 (which was 0.13% of the weighted-average number of shares of the Company’s common stock issued and outstanding in 2020).

The weighted-average number of shares of the Company’s common stock issued and outstanding in each of the last three fiscal years was 640,919,351 shares issued and outstanding in 2018; 636,742,147 shares issued and outstanding in 2019; and 631,897,341 shares issued and outstanding in 2020. The number of shares of the Company’s common stock issued and outstanding as of December 31, 2020 was 624,299,369 shares.

Board Recommendation.    The Board believes that it is in the Company’s best interests to provide the Company’s employees with the opportunity to acquire an ownership interest in the Company through their participation in the U.S. ESPP and thereby encourage them to remain in the Company’s employ and more closely align their interests with those of the stockholders.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE U.S. ESPP.

Edwards Lifesciences Corporation	2021 Proxy Statement	67

PROPOSAL 4 – APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S 2001 EMPLOYEE STOCK PURCHASE PLAN FOR INTERNATIONAL EMPLOYEES (THE “INTERNATIONAL ESPP”) TO INCREASE THE TOTAL NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE INTERNATIONAL ESPP BY 1,200,000 SHARES

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE INTERNATIONAL ESPP.

Increase in Aggregate Share Limit.    The Company is requesting that stockholders approve an increase in the number of shares available for issuance under the International ESPP by 1,200,000 shares. The Board approved an amendment and restatement of the International ESPP on February 18, 2021, which reflects the share increase, subject to stockholder approval of this Proposal 4.

The International ESPP is designed to allow eligible employees and representative directors of the Company’s participating subsidiaries (whether now existing or subsequently established) to purchase shares of common stock at periodic intervals through their accumulated payroll deductions. The Board believes that offering the International ESPP is advisable because the Board believes employee stock ownership helps us to further align employees’ interests with those of the Company’s stockholders generally.

As of January 31, 2021, 745,433 shares remain available for purchase under the International ESPP. The Board believes that the number of shares currently available under the International ESPP does not give the Company sufficient authority or flexibility to adequately provide for future incentives. The additional 1,200,000 shares requested in this proposal represents 0.19% of the Company’s total issued and outstanding common stock as of December 31, 2020.

The following summary describes the principal features of the International ESPP, as amended and restated through February 18, 2021. This summary, however, does not purport to be a complete description of all the provisions of the International ESPP. A copy of the amended and restated International ESPP is attached as Appendix C to this Proxy Statement.

Administration.    The International ESPP is administered by the Compensation Committee. Such committee, as plan administrator, has full authority to adopt administrative rules and procedures and to interpret the provisions of the International ESPP.

Share Reserve.     The number of shares of common stock reserved for issuance over the term of the International ESPP is currently limited to 9,600,000 shares (after giving effect to the three-to-one stock split on June 1, 2020). The authorized share reserve will increase to 10,800,000 shares if the share increase which is the subject of this Proposal 4 is approved at the Annual Meeting.

In the event of a change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization, or any partial or complete liquidation of the Company, equitable adjustments will be made to: (i) the maximum number and class of securities issuable under the International ESPP, (ii) the number and class of securities and the market value and price per share in effect under each outstanding purchase right, and (iii) the maximum number of shares purchasable per participant with respect to any offering.

Offerings.    Shares of the Company’s common stock will be offered under the International ESPP through a series of successive offerings. Unless the Compensation Committee determines otherwise, a new offering will commence on the first day of each calendar quarter. Each offering commencing has a duration of one year unless otherwise determined by the Compensation Committee. Shares will be purchased on the last business day of each calendar quarter in an offering (or such other dates determined by the Compensation Committee).

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PROPOSAL 4 — AMENDMENT AND RESTATEMENT OF THE INTERNATIONAL ESPP

At the time the participant joins an offering, he or she will be granted a purchase right to acquire shares of the Company’s common stock on each purchase date during that offering. All payroll deductions collected from the participant for the offering period will be automatically applied to the purchase of common stock on such purchase dates, subject to certain limitations summarized below in the section entitled “Special Limitations.”

Eligibility and Participation.    Any individual who is (1) employed on a basis under which he or she is scheduled to work for more than twenty hours per week in the employ of a participating subsidiary of the Company (including any corporation which subsequently becomes such a participating subsidiary at any time during the term of the International ESPP), (2) a representative director of a participating subsidiary, or (3) a non-employee director of a participating subsidiary will be eligible to participate in the International ESPP, unless local laws prohibit or require participation.

Each individual who is an eligible participant on the start date of any offering may elect to participate in that offering, provided he or she does so during the enrollment period prescribed for that offering. As of January 31, 2021, approximately 8,575 individuals were eligible to participate in the International ESPP.

Payroll Deductions and Stock Purchases.    Each participant may authorize periodic payroll deductions in any multiple of one percent (up to a maximum of fifteen percent) of his or her base pay to be applied to the acquisition of common stock at quarterly intervals. If local law does not permit payroll deductions, the participant may contribute by other means permitted by the administrator, up to the plan’s contributions limits. On each purchase date (generally the last business day of each calendar quarter), the payroll deductions or contributions, as applicable, of each participant accumulated for the offering ending on that purchase date will automatically be applied to the purchase of shares of common stock at the purchase price in effect for that purchase date. For purposes of the International ESPP, the base pay of each participant will include his or her straight-time earnings (including compensation paid to a representative director or non-employee director of a participating subsidiary) plus commissions (where legally permissible) and payments in lieu of regular earnings and any legally mandated bonus or other pay.

Purchase Price.    The purchase price of the common stock acquired on each quarterly purchase date will be equal to eighty-five percent of the lower of the fair market value per share of common stock on the start date of the offering or the fair market value on the purchase date.

The fair market value per share of common stock on any particular date other than a purchase date under the International ESPP will be deemed to be equal to the closing selling price per share on the last trading day prior to such date on the NYSE, and the fair market value per share of common stock on a purchase date will be deemed to be equal to the closing selling price per share on such date on the NYSE. On January 29, 2021, the fair market value of the Company’s common stock determined on such basis was $82.58 per share.

Special Limitations.    The International ESPP imposes certain limitations upon a participant’s rights to acquire common stock, including the following limitations:

•

Purchase rights granted to a participant may not permit such individual to purchase more than U.S.$25,000 worth of common stock (valued at the time each purchase right is granted) for each calendar year for which those purchase rights are outstanding;

•

Purchase rights may not be granted to any individual if such individual would, immediately after the grant, own or hold outstanding options or other rights to purchase, stock equaling five percent (5%) or more of the total combined voting power or value of all classes of the Company’s outstanding stock, or the outstanding stock of any of the Company’s affiliates; and

•	No participant may purchase more than 5,000 shares of common stock during any one offering.

Termination of Purchase Rights.    The participant may withdraw from the International ESPP at any time up to the last business day of the offering, and his or her accumulated payroll deductions or contributions, as applicable, for that offering period will be applied to the purchase of common stock on the next purchase date.

The participant’s purchase right will immediately terminate upon his or her cessation of service or loss of eligible employee status. Any payroll deductions which the participant may have made for the offering in which such cessation of service or loss of eligibility occurs will be promptly refunded to the participant in the currency in which it was paid.

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PROPOSAL 4 — AMENDMENT AND RESTATEMENT OF THE INTERNATIONAL ESPP

Stockholder Rights.    No participant will have any stockholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant’s behalf and the participant has become a holder of record of the purchased shares. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

Assignability.    No purchase rights will be assignable or transferable by the participant, and the purchase rights will be exercisable only by the participant.

Change in Control.    Upon a change in control (as defined in the International ESPP), all outstanding purchase rights will either be assumed by the successor entity and continued in effect or will be automatically exercised immediately prior to the effective date of such acquisition. In the event of such automatic exercise, the purchase price will be equal to eighty-five percent of the lower of the fair market value per share of common stock on the start date of the offering in which such acquisition occurs or the fair market value per share of common stock immediately prior to such acquisition.

Share Pro-Ration.    Should the total number of shares of common stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the International ESPP, then the Compensation Committee will make a pro-rata allocation of the available shares on a uniform and equitable basis, and the balance of payroll deductions of each participant will be refunded.

Amendment and Termination.    The Board may amend or terminate the International ESPP at any time. However, the Board may not, without stockholder approval, increase the number of shares issuable under the International ESPP (except as permissible adjustments in the event of changes to the Company’s capitalization) or modify the requirements for eligibility to participate in the International ESPP.

Federal Tax Consequences.    The International ESPP is applicable to certain of our non-United States employees and is not intended to be an “employee stock purchase plan” within the meaning of Section 423 of the U.S. Internal Revenue Code. The income taxation consequences to the Company (including any participating parent or subsidiary corporations) and its employees with respect to participation in the International ESPP vary by country. In general, participants in the International ESPP are usually subject to taxation upon the purchase of shares during an offering period.

New Plan Benefits.    No purchase rights will be granted, and no shares will be issued, on the basis of the share increase subject to this proposal unless such proposal is approved by the stockholders at the Annual Meeting.

Stock Purchases.    The following table sets forth, as to the individuals and groups indicated, the total number of shares of common stock purchased under the International ESPP for the period from January 1, 2018 to December 31, 2020, together with the weighted average price paid per share for those purchases. The Company’s non-employee directors are not eligible to participate in the International ESPP.

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PROPOSAL 4 — AMENDMENT AND RESTATEMENT OF THE INTERNATIONAL ESPP

International ESPP Transactions*

Name and Position	Number of Purchased Shares	Weighted Average Purchase Price Per Share ($)

Michael A. Mussallem Chairman and Chief Executive Officer	—	—

Scott B. Ullem Chief Financial Officer	—	—

Donald E. Bobo, Jr. Corporate Vice President	—	—

Jean-Luc Lemercier Corporate Vice President	1,537.49	41.46

Larry L. Wood Corporate Vice President	—	—

All current executive officers as a group (8 persons)	—	—

All employees, including current officers who are not executive officers, as a group (3,996 persons)	861,159.47	46.05

*

The below table sets forth, as to the individuals and groups indicated, the total number of shares of common stock purchased under the International ESPP for all offering periods in which the individuals have participated from the initial implementation of the plan in 2001 through January 31, 2021, together with the weighted average price paid per share for those purchases.

Name and Position	Number of Purchased Shares	Weighted Average Purchase Price Per Share ($)

Michael A. Mussallem Chairman and Chief Executive Officer	—	—

Scott B. Ullem Chief Financial Officer	—	—

Donald E. Bobo, Jr. Corporate Vice President	—	—

Jean-Luc Lemercier Corporate Vice President	27,233.75	9.75

Larry L. Wood Corporate Vice President	—	—

All current executive officers as a group (8 persons)	—	—

All employees, including current officers who are not executive officers, as a group (5,051 persons)	8,825,770.74	10.56

Specific Benefits under the International ESPP.    Participation in the International ESPP is voluntary and is dependent on each eligible employee or representative director’s election to participate and his or her determination as to the level of payroll deductions or contributions, as applicable. Accordingly, future purchases under the International ESPP are not determinable. If the amendments to the International ESPP had been in effect in 2020, we do not expect that the number of shares purchased by participants in the amended and restated version of the International ESPP during 2020 would have been materially different than the number of shares actually purchased in 2020 under the current version of the International ESPP. For the period from January 1, 2020 to December 31, 2020, the aggregate number of shares of common stock purchased under the International ESPP was 275,864. Accordingly, based on the number of shares purchased in that period of time, we would estimate that the 1,945,433 shares available for issuance under the International ESPP if stockholders approve this proposal would permit us to continue to offer the International ESPP for at least seven more years. However, because benefits under the International ESPP may change based on any number of variables, including, without limitation, the fair market value of the Company’s common shares at various future dates, the number of our employees or representative directors who elect to participate in the International ESPP, and the amount participants elect to contribute, it is not possible to determine the benefits that will be received by employees or representative directors, or the number of years we will be able to continue to offer the International ESPP, if the amended and restated International ESPP is approved by the stockholders.

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PROPOSAL 4 — AMENDMENT AND RESTATEMENT OF THE INTERNATIONAL ESPP

The following paragraphs include additional information to help you assess the potential dilutive impact of the additional shares to be available under the International ESPP if stockholders approve this Proposal 4. As of January 31, 2021, 745,433 shares of common stock remained available for issuance under the International ESPP, which is 0.12% of the Company’s total issued and outstanding common stock as of that date.

“Burn rate” refers to the number of shares of the Company’s common stock purchased under the International ESPP over a particular period of time. The total number of shares of the Company’s common stock purchased under our International ESPP over the last three years, and to date for 2021, are as follows: 315,012 shares in 2018 (which was 0.05% of the weighted-average number of shares of the Company’s common stock issued and outstanding in 2018), 271,821 shares in 2019 (which was 0.04% of the weighted-average number of shares of the Company’s common stock issued and outstanding in 2019), and 275,864 shares in 2020 (which was 0.04% of the weighted-average number of shares of the Company’s common stock issued and outstanding in 2020).

The weighted-average number of shares of the Company’s common stock issued and outstanding in each of the last three fiscal years was 640,919,351 shares issued and outstanding in 2018; 636,742,147 shares issued and outstanding in 2019; and 631,897,341 shares issued and outstanding in 2020. The number of shares of the Company’s common stock issued and outstanding as of December 31, 2020 was 624,299,369 shares.

Board Recommendation.    The Board believes that it is in the Company’s best interests to provide the employees and representative directors of the participating subsidiaries with the opportunity to acquire an ownership interest in the Company through their participation in the International ESPP and thereby encourage them to remain in the Company’s employ and more closely align their interests with those of the stockholders.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE INTERNATIONAL ESPP.

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AUDIT MATTERS

PROPOSAL 5 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Representatives of PwC are expected to attend the Annual Meeting and will be available to respond to appropriate questions and to make a statement if they so desire. In addition to the annual audit services, PwC performs certain non-audit services for us. Although we are not required to seek stockholder approval of the appointment of PwC, the Board believes that it is consistent with good corporate governance practices to ask stockholders to ratify the appointment. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment. In addition, even if stockholders ratify the Audit Committee’s appointment of PwC, the Audit Committee, in its discretion, may still appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of the Company and our stockholders.

PwC has been our independent registered public accounting firm since 1999, serving in that capacity and reporting on our consolidated financial statements and the effectiveness of our internal controls over financial reporting continuously since that time, including for the 2020 fiscal year.

In considering whether to reappoint PwC, the Audit Committee evaluated PwC’s performance and considered factors, including, but not limited to, the following:

•	PwC’s global capabilities;

•	the results of the Company’s annual assessment of PwC’s performance;

•

PwC’s and the audit engagement team’s independence, including whether the provision of non-audit services provided by PwC, individually and in aggregate, to the Company during 2020 was compatible with their independence;

•	the quality, timeliness, and candor of PwC’s communications with the Audit Committee and management;

•	the appropriateness of PwC’s fees;

•	PwC’s tenure as our independent registered public accounting firm;

•	the controls and processes in place that help ensure PwC’s continued independence; and

•	any Public Company Accounting Oversight Board’s firm inspection reports.

The Audit Committee maintains oversight over PwC by holding regular private sessions with PwC, performing annual evaluations, and being directly involved in the selection of new lead audit partners pursuant to SEC rules requiring that a new lead audit partner be designated in the normal course every five years to bring a fresh perspective to the audit engagement. A new partner was so designated in advance of the 2020 audit.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

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AUDIT MATTERS

Fees Paid to Principal Accountants.    During 2020 and 2019, PwC was retained to provide services in the following categories and amounts (in millions):

	2020	2019

Audit Fees	$3.4	$3.5

Audit-Related Fees	0.2	0.3

Tax Fees	1.8	1.5

All Other Fees	(1)	(1)

(1)	In both 2020 and 2019, there were $15,000 in “All Other Fees.”

Audit Fees.    Amounts paid under “Audit Fees” include aggregate fees for the audit of our consolidated financial statements and the effectiveness of internal controls over financial reporting, the three quarterly reviews of the Company’s reports on Form 10-Q and other SEC filings, and services in connection with statutory and regulatory filings.

Audit-Related Fees.    Amounts paid under “Audit-Related Fees” were for miscellaneous audit and consulting services.

Tax Fees.    Amounts paid under “Tax Fees” in 2020 were for tax compliance ($1.2 million) and other tax services ($0.6 million), and in 2019 were for tax compliance ($0.9 million) and other tax services ($0.6 million).

All Other Fees.    There were $15,000 in “All Other Fees” in both 2020 and 2019.

Pre-Approval of Services.    The Audit Committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee.

The Audit Committee at least annually reviews and provides general pre-approval for the services that may be provided by the independent registered public accounting firm; the term of the general pre-approval is 12 months from the date of approval, unless the Audit Committee specifically provides for a different period. If the Audit Committee has not provided general pre-approval, then the type of service requires specific pre-approval by the Audit Committee.

The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent registered public accounting firm, but may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The annual audit services, engagement terms, and fees are subject to the specific pre-approval of the Audit Committee. One hundred percent (100%) of audit and non-audit services performed by PwC in 2020 and 2019 were approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee comprises the four directors named below, each of whom meets the enhanced independence standards for Audit Committee members as set forth in applicable rules of the NYSE and the SEC. The Board has designated each member of the Audit Committee as an “audit committee financial expert” under applicable rules of SEC. Additional information regarding the Audit Committee, its responsibilities and meetings are described above in the section entitled “Board of Directors Matters – Corporate Governance Policies and Practices – Committees of the Board.”

Management is responsible for our internal controls, financial reporting process and compliance with laws, regulations and ethical business practices. Our independent registered public accounting firm, PwC, is responsible for performing an independent audit of our annual consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of our internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2020. The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by

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AUDIT MATTERS

the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm under applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews and discussions referred to above, and relying thereon, the Audit Committee recommended to the Board that the financial statements referred to above be included in the Company’s 2020 Annual Report on Form 10-K for filing with the SEC.

The Audit Committee:

Leslie S. Heisz (Chair)

Kieran T. Gallahue

Steven R. Loranger

Ramona Sequeira

This report shall not be deemed soliciting material or to be filed with the SEC, or incorporated by reference in any document so filed, whether made before or after the date hereof, except to the extent we specifically request that it be treated as soliciting material or it is specifically incorporated by reference therein.

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OTHER MATTERS AND BUSINESS

PROPOSAL 6 – STOCKHOLDER PROPOSAL REGARDING ACTION BY WRITTEN CONSENT

THE BOARD RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL REGARDING ACTION BY WRITTEN CONSENT.

A stockholder has submitted the proposal and supporting statement set forth below.

The Board and the Company disclaim any responsibility for its content. We will furnish, orally or in writing, as requested, the name, address and claimed share ownership of the stockholder that submitted this proposal promptly upon oral or written request to the Company’s Corporate Secretary.

Proposal 6 – Shareholder Right to Act by Written Consent

Shareholders request that our board of directors take such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This includes shareholder ability to initiate any appropriate topic for written consent.

This proposal topic won 95%-support at a Dover Corporation shareholder meeting and 88%-support at an AT&T shareholder meeting.

Taking action by written consent in place of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle like the election of a new director. For instance Mr. Kieran Gallahue received 50-times as many negative votes as Ms. Martha Marsh in 2020.

A shareholder right to act by written consent affords Edwards Lifesciences management strong protection for any status quo mentality during a changing business environment. Due to the low shareholder participation in annual meeting elections any action taken by written consent would still need more than 62% supermajority approval from the shares that normally cast ballots at the EW annual meeting to equal a majority from the EW shares outstanding.

A major advantage of special shareholder meetings has been completely blown out of the water since the publication of the 2020 EW annual meeting proxy.

A cornerstone of the 2020 management argument regarding written consent was that with special shareholder meetings shareholders have an opportunity for discussion.

To the contrary with the near universal use of tightly controlled online annual shareholder meetings, which can be only 10-minutes of stilted formalities, shareholders are severely restricted in engaging with management and making their views known because all challenging questions and comments can be screened out by management. And management is free to have friends opine in support of management.

For instance Goodyear management hit the mute button right in the middle of a formal shareholder proposal presentation at its 2020 shareholder meeting to bar constructive criticism.

Plus AT&T management refused to allow the proponents of shareholder proposals to read their proposals by telephone at the 2020 AT&T online annual meeting during pandemic travel restrictions.

And whoever approved the text in the 2020 Edwards Lifesciences proxy was apparently unaware that written consent can be structured so that all shareholders receive notice. This raises the question of whether those who did the so-called Edwards Lifesciences shareholder outreach informed shareholders of the various management protections that can be built into a shareholder right to act by written consent. It is a red flag when EW management feels obligated to address a 500-word 2020 written consent proposal with 2500-words of resistance.

Now more than ever shareholders need to have the option to take action outside of a shareholder meeting since tightly controlled online shareholder meetings are a shareholder outreach wasteland.

Please vote yes:

Shareholder Right to Act by Written Consent – Proposal 6

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OTHER MATTERS AND BUSINESS

The Board has carefully considered the above stockholder proposal and believes it is not in the best interests of our stockholders and our Company and is unnecessary. The Board recommends that stockholders vote “AGAINST” this proposal for the following reasons, which are further discussed below:

•

The same stockholder proposal was submitted by the same stockholder in 2014, 2015, 2018 and 2020. Most recently in 2018 and 2020, the proposal received support from only 23.7% and 17.8% of the votes cast, respectively, confirming what we heard in the course of our active stockholder engagement efforts—a strong majority of stockholders continue to support the Board’s position on this proposal.

•	The stockholder proposal would deprive all stockholders of the right to be consulted on key matters impacting their investment.

•

The Board expanded the right of stockholders to call special meetings in direct response to feedback received through extensive stockholder outreach led by our Lead Independent Director in 2015-2016 on this exact topic. In those conversations, stockholders overwhelmingly indicated that expansion of our existing special meeting right was superior to implementing a right for stockholders to act by written consent.

•	The existing right to call a special meeting is preferable and is set at an appropriate threshold.

•	We have a strong corporate governance structure and record of accountability.

The same stockholder proposal was submitted by the same stockholder in 2014, 2015, 2018 and 2020. Most recently in 2018 and 2020, the proposal received support from only 23.7% and 18.1% of the votes cast, respectively, confirming what we heard in the course of our active stockholder engagement efforts—a strong majority of stockholders continue to support the Board’s position on this proposal.

Ongoing active stockholder engagement efforts, and the result of the votes on the same proposal in 2018 and 2020, further affirm that most stockholders are comfortable with our existing practices. The Board and management have remained committed to engaging with stockholders, and, for the past several years, the Company has reached out to over 50% of our outstanding shares of common stock annually to discuss areas of interest. Among our engagement efforts, our Corporate Secretary and Investor Relations teams, together with other members of management and, frequently, our Lead Independent Director, engage stockholders to solicit their views and feedback on a range of topics, including corporate governance and other related matters, and to discuss the issues that matter most to our stockholders. Stockholder feedback is then shared with the Board and its committees to directly inform decisions.

Although stockholders possess a variety of views, the feedback we have received in 2020-2021 continues to affirm that most of our stockholders are supportive of the Company’s existing stockholder rights, including our special meeting threshold of 15%, and recognize that a written consent right would deprive all stockholders of the right to be consulted on key matters impacting their investment.

The stockholder proposal would deprive all stockholders of the right to be consulted on key matters impacting their investment.

Our governing documents require that actions on which stockholders will be asked to vote be considered at a meeting of stockholders. This requirement assures that all stockholders receive advance notice of the proposed action, have an opportunity to discuss it, and consider all points of view. In contrast, the proposal would allow critical actions to be approved without notice to other stockholders and without an opportunity for discussion at a stockholder meeting. This proposal, if adopted, could disenfranchise stockholders and may deprive them of these rights, while enabling other short-term or special interest investors with no fiduciary duties to stockholders or to the Company to approve proposals that are not in the best interest of the Company and all of our stockholders. Accordingly, the Board believes that the written consent process is not appropriate for our Company. This belief has been affirmed by stockholders through our robust stockholder outreach efforts over the past several years, including extensive outreach conducted during 2015-2016 on this topic, which we discuss in more detail below.

The Board expanded the right of stockholders to call special meetings in direct response to feedback received through extensive stockholder outreach led by our Lead Independent Director in 2015-2016 on this exact topic. In those conversations, stockholders overwhelmingly indicated that expansion of our existing special meeting right was superior to implementing a right for stockholders to act by written consent.

Prior to recent years, the same stockholder proposal was submitted by the same stockholder in 2014 and then again in 2015. Following the vote on this proposal in 2015 (the “2015 proposal”), which was approved by 50.8% of the votes cast

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(39% of the shares then outstanding), we, including the Board’s Lead Independent Director (then-Presiding Director), engaged in substantial stockholder outreach to inform the Board of our stockholders’ current views on this matter. The feedback provided by stockholders during these meetings was shared with the full Board for consideration.

2015 Outreach.    During 2015, our management contacted 26 of our largest stockholders representing approximately 54% of our outstanding shares of common stock to, among other things, seek their feedback on the 2015 proposal that was narrowly approved at the 2015 Annual Meeting of Stockholders. This outreach resulted in conversations with 13 stockholders representing approximately 43% of our outstanding shares of common stock. The engagement included extensive discussions of the positive and negative aspects of the special meeting versus the written consent rights, both generally and specifically as it relates to the Company.

Overall, stockholders were pleased to be consulted and, among other things, voiced two consistent themes:

•

Our stockholders strongly favored the right to call a special meeting over the right to act by written consent. Many of these stockholders said they preferred the right to call a special meeting over the right to act by written consent because while both provide stockholders an avenue to be heard outside the annual meeting cycle, special meetings provide additional protections for all stockholders and avoid the logistical issues that some stockholders have experienced when presented with a consent solicitation.

•	Regardless of their views on the right to act by written consent, stockholders believed it was important that the Board be responsive to the vote on the 2015 proposal.

Based on this feedback, the Board evaluated various alternatives. After careful deliberation and consideration of the Company’s specific circumstances, including its history of having a concentrated stockholder base, the Board determined that lowering the threshold for the special meeting right from 25% to 15% likely was the most responsive and appropriate course of action. Before doing so, however, the Board wanted to understand how our stockholders would view that action and whether they would consider it superior to the adoption of a right to act by written consent.

2016 Outreach.    To obtain feedback specific to this proposed action, in early 2016, our management contacted 20 stockholders representing approximately 51% of our outstanding shares of common stock and spoke with 18 stockholders representing just over 50% of our outstanding shares of common stock, including many stockholders who had provided their views during our initial outreach. Our Lead Independent Director (then-Presiding Director) led conversations with five of our top six stockholders. The remaining calls were conducted by the management team, which included the CFO, the Corporate Secretary and the Vice President of Investor Relations.

The results of these conversations were as follows:

•	All of these stockholders approved of the Board’s engagement process and efforts to incorporate stockholders’ perspectives into its decision-making process.

•	All but one of these stockholders said they considered the Board lowering the special meeting threshold in lieu of adopting a written consent right to be responsive to the vote on the 2015 proposal.

During our 2016 outreach, the one stockholder who said that it had voted for the 2015 proposal and would still prefer to have both special meeting and written consent rights indicated that it appreciated the Board’s thoughtful process to address the feedback received during the 2015 outreach conversations. This stockholder believed the Board was responsive to the vote on the 2015 proposal.

In light of the feedback received during the outreach—that lowering the threshold required to call a special meeting is superior to the adoption of a right to act by written consent—and also having considered the factors listed below, in February 2016, the Board amended our Bylaws to lower the threshold for the special meeting right from 25% to 15% of our outstanding shares of common stock, which remains the current threshold.

The existing right to call a special meeting is preferable and is set at an appropriate threshold.

Our existing stockholder right to call special meetings allows stockholders to propose actions without waiting for the Company’s next annual meeting of stockholders. A special meeting set at an appropriate threshold is preferable to action by written consent because a meeting allows all stockholders to participate in, and discuss the merits of, a proposed action, and allows the Board to make a thoughtful recommendation about the action. As a result, a strong stockholder special meeting right is better suited to a culture of transparency and good corporate governance.

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The Board continues to believe that having a special meeting right at 15% strikes the right balance for the Company, as it is a low enough threshold to provide a meaningful right for stockholders to act between annual meetings, yet high enough to prevent a single stockholder (or small group of stockholders) from acting without broad stockholder support. The Company has a history of having significant concentration among our top stockholders. Over the past decade, the Company has always had at least one stockholder with ownership at or above approximately 8%, and approximately two-thirds of the time, the Company has had at least one stockholder with ownership at or above approximately 10%. Four different institutions have owned at least 10% of the Company’s stock at some point during that same period.

In addition, at the present time, only 18% of S&P 500 companies maintain a special meeting right with a threshold at or below 15%, providing additional confidence to the Board that a special meeting right with a threshold of 15% is in line with the Company’s strong corporate governance structures.

We have a strong corporate governance structure and record of accountability.

Our current corporate governance structure reflects a significant and ongoing commitment to strong and effective governance practices and a willingness to be responsive and accountable to our stockholders. We regularly assess and refine our corporate governance policies and procedures to take into account evolving best practices and to address feedback provided by our stockholders during our regular engagement with them. The Board firmly believes that the Company’s strong corporate governance practices are a key enabler of the exceptional and sustainable value that the Company has created for stockholders.

In addition to adopting a special meeting right in 2014, and expanding that right in 2016, we have implemented numerous other corporate governance measures to ensure the Board remains accountable to stockholders, provide our stockholders with a meaningful voice in the nomination and election of directors, ensure the ability to communicate with directors, and promote the consideration of stockholder views. For example:

•

Annual Election of Directors and Majority Voting in Director Elections – All of our directors stand for re-election at each annual meeting of stockholders. Directors must be elected by a majority vote in an uncontested election, and a director who fails to receive the required number of votes for re-election must tender his or her written resignation for consideration by the Board.

•	Substantial Majority of the Board is Independent – The Board is composed entirely of independent directors, other than the Chief Executive Officer.

•

Lead Independent Director – We have a Lead Independent Director with defined and significant responsibilities. Based on feedback from stockholders, in 2019, the responsibilities of the Presiding Director position were further expanded and the position was renamed Lead Independent Director. Our Lead Independent Director provides strong independent leadership of the Board by, among other things, presiding at executive sessions in connection with every Board meeting and approving Board meeting agendas and meeting schedules.

•

Board Refreshment – The Board has added seven new directors over the past seven years. These additions are the result of a thoughtful process that has involved the participation of all directors and occasionally an executive search firm to assist in evaluating candidates. This process is designed to ensure that the Board benefits from fresh perspectives, diversity of thought and a collective skill set that is aligned with the needs of our business.

•

Proxy Access – In 2016, the Board amended our Bylaws to implement proxy access. Under our Bylaws, a stockholder or a group of up to 30 stockholders owning at least 3% of our outstanding shares of common stock continuously for at least three years may nominate and include in our proxy materials up to the greater of two director candidates or 20% of the Board. This right provides an avenue for stockholder action that is incremental to our special meeting right and further reduces the need for stockholders to act by written consent.

•

Eliminating Supermajority Voting – In 2013, in response to a non-binding stockholder proposal at the 2012 Annual Meeting of Stockholders, the Board recommended, and stockholders approved, amendments to our Certificate of Incorporation to eliminate the supermajority voting provision. The Board subsequently eliminated the supermajority voting provision from our Bylaws as well.

•	No Stockholder Rights Plan – We do not have a stockholder rights plan, or so-called “poison pill.”

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•

Stockholder Engagement – Stockholders can communicate directly with the Board and/or individual directors, and we regularly engage with our investors to solicit views on important issues, such as our governance practices, executive compensation program, and our stockholders’ rights. For the past several years, we have reached out to over 50% of our outstanding shares of common stock annually to discuss areas of interest, with feedback reported back to the Board to directly inform Board decisions.

Consistent with its current practice, the Board will continue to engage with our stockholders on corporate governance measures and evaluate appropriate changes to our governance structure, policies, and practices that will serve the best interests of the Company and our stockholders.

In summary, in light of the existing and carefully considered special meeting right, as well as the Board’s continuing commitment to ensuring effective corporate governance, the Board believes that this proposal is unnecessary and not in the best interests of our Company and our stockholders.

THE BOARD RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL REGARDING ACTION BY WRITTEN CONSENT.

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PROPOSAL 7 – STOCKHOLDER PROPOSAL TO ADOPT A POLICY TO INCLUDE NON-MANAGEMENT EMPLOYEES AS PROSPECTIVE DIRECTOR CANDIDATES

THE BOARD RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL TO ADOPT A POLICY TO INCLUDE NON-MANAGEMENT EMPLOYEES AS PROSPECTIVE DIRECTOR CANDIDATES

A stockholder has submitted the proposal and supporting statement set forth below in accordance with the rules of the SEC.

The Board and the Company disclaim any responsibility for its content. We will furnish, orally or in writing, as requested, the name, address and claimed share ownership of the stockholder that submitted this proposal promptly upon oral or written request to the Company’s Corporate Secretary.

Proposal 7 – Increase Diversity of Director Nominees

Resolved: Shareholders of Edwards Lifesciences Corporation (“EW” or “Company”) urge the board to adopt a policy (“Policy”) of promoting significant representation of employee perspectives among corporation decision makers by requiring the initial list of candidates from which new director nominees are chosen (“Initial List”) by the Nominations and Governance Committee include (but need not be limited to) non-management employees. The Policy should provide that any third-party consultant asked to furnish an Initial List will be requested to include such candidates.

Whereas: There is growing consensus that employees on corporate boards can contribute to long-term corporate sustainability. Policymakers note, having companies run exclusively to benefit shareholders contributes to “stagnant wages, runaway executive compensation and underinvestment in research and innovation.”1 The Business Roundtable asks corporations to align with stakeholder interests, including employees.2

Employee representation grows long-term value of companies in several ways. According to the National Bureau of Economic Research, giving workers formal control rights increases female board representation and raises capital formation.3 Employees are also often more diverse than boards in terms of race, gender, and wealth. The German “co-determination” model of shared governance provides a check against short-term capital allocation practices.4

The 2018 UK Corporate Governance Code encourages boards to establish a method for gathering workforce views. Options include a director appointed from the workforce, a formal workforce advisory panel or designating a director to liaise with workers.5

Senators Baldwin and Warren introduced legislation codifying employee representation on corporate boards, noting that modern corporate governance needs to be accountable wider interests, notably employees.6 Polling demonstrates bipartisan public support (over 53%) for employee representation.7

Anticipated benefits include reduced turnover as employees are more empowered to influence firm-specific investments, better informed decision-making because employees have specialized knowledge, better monitoring of management with increased information channels, and reduced myopia since employees often take a longer-term view.8

[1]	https://www.nytimes.com/2019/01/06/opinion/warren-workers-boards.html
[2]	https://www.corpgov.net/wp-content/uploads/2020/11/BRT-StatementonthePurposeofaCorporationOctober 2020.pdf
[3]	http://economics.mit.edu/files/17273
[4]	https://papers.ssrn.com/sol3/papers.cfm?abstract_id=3476669
[5]	https://assets.kpmg/content/dam/kpmg/uk/pdf/2018/07/designated-NED.pdf
[6]	https://www.wsj.com/articles/companies-shouldnt-be-accountable-only-to-shareholders-1534287687
[7]	https://www.dataforprogress.org/blog/2018/12/14/employee-governance
[8]	https://www.corpgov.net/2020/04/kokkinis-and-sergakis-employee-participation-in-uk-companies/

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While our Board satisfies independence requirements and strives for a culture of participation through charitable activity,9 it lacks formal representation or empowered input from non-management employees, who bring a different understanding of operations than typical directors. Additionally, EW’s CEO to median employee pay ratio is 179:1, although our Company does have an employee stock purchase plan to help grow employee wealth and possibly engagement.10

The Policy we propose resembles the Rooney Rule, which requires teams to interview minority candidates for head coaching and senior operations openings. By adopting the Rooney Rule, National Football League teams increased diversity and set a precedent for other industries. Policies similar to the Rooney Rule have been adopted by Amazon, Costco, Home Depot, Activision Blizzard, Dover, Expedia, Fastenal, Hilton Worldwide Holdings, L Bands, Robert Half International, Ross Stores and others.

Increase Long-Term Shareholder Value

Vote to Increase Diversity of Director Nominees – Proposal 7

The Board has carefully considered the above stockholder proposal and believes that it is unnecessary and not in the best interests of our Company or our stockholders. The Board recommends that stockholders vote “AGAINST” this proposal for the following reasons, which are further discussed below:

•	Our independent Compensation and Governance Committee, along with the full Board of Directors, is best positioned to identify, evaluate, and recommend director nominees.

•	Edwards has a strong culture of open communication where management and the Board receive, and are responsive to, feedback from employees.

•	The Board has deep insight into the Company’s organizational health and employees’ experience through regular updates from management.

•	Our stockholders can recommend prospective director candidates for the Compensation and Governance Committee’s consideration.

•	We have a longstanding commitment to strong corporate governance practices and are required to have a majority of independent directors on our Board.

Our independent Compensation and Governance Committee, along with the full Board of Directors, is best positioned to identify, evaluate, and recommend director nominees.

Our current director selection process is designed to identify and select the best and most qualified director candidates from all available sources. This is reflected by the fact that our directors collectively have diverse senior leadership experience at major domestic and international companies, including companies in the medical technology industry, as well as key management skills, such as risk management, operations management, risk oversight and financial reporting. Many of our directors also have experience on boards of other large public companies, giving them a broad understanding of corporate governance practices and trends, challenges, and strategies.

We maintain rigorous processes to ensure strong, independent oversight by the Board and this proposal could diminish the effectiveness of our Board. As described in more detail under “Proposal 1—Election of Directors” and in the Compensation and Governance Committee charter, when seeking director candidates, the Compensation and Governance Committee evaluates whether the candidate’s skills and experience are complementary to the existing Board members’ skills and experience, recognizing that the Board’s skills evolve in order to align with the Company’s strategy as well as emerging risks and opportunities. All members of the Board are highly engaged in the process and discussions regarding refreshment and evaluating whether a candidate’s skills and experience are complementary to the Company’s strategy. The Compensation and Governance Committee charter sets forth the membership criteria against which potential director candidates are evaluated and provides that the Company “seeks a Board with diversity of background among its members as determined by the Board in its business judgment, which may include diversity of experience, gender, race, ethnic or national origin, age or other factors as the Board determines appropriate.” In performing this

[9]	https://www.edwards.com/aboutus/employeevolunteer
[10]	https://smlr.rutgers.edu/sites/default/files/rutgerskelloggreport_april2019.pdf

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responsibility, the Compensation and Governance Committee considers, among other factors, women and minority candidates, consistent with the above membership criteria and the Company’s non-discrimination policies. The Board, led by the Compensation and Governance Committee, believes that diverse backgrounds and experiences strengthen Board performance and promote long-term stockholder value creation. As an example of our robust director evaluation and selection process, in 2020, the Board added Ramona Sequeira and Paul LaViolette as new directors and appointed Martha Marsh as our Lead Independent Director.

Edwards has a strong culture of open communication where management and the Board receive, and are responsive to, feedback from employees.

Our Company has a strong patient-focused innovation culture, at the heart of which are our employees. Engaging employees with our leadership is a priority for us. We work to ensure that our employees feel included in the direction of the Company and how the business is progressing, and that they are given the opportunity to provide feedback to senior management and the Board. We believe that establishing an innovative, inclusive work environment in which our employees feel heard is critical to our continued success.

To do this, we place an emphasis on open and respectful communication, and we have multiple formal and informal channels for all employees to be heard and exert influence outside of Board representation. Some of our employee engagement programs include:

•

Surveys. We poll our employee population at least once a year to collect feedback on specific employment topics, including employee satisfaction. These “Pulse Surveys” are confidential and conducted online. We benchmark these survey results against prior years and our industry peers to make responsive, informed policy decisions. Additionally, we share these results and plan next steps with senior leaders throughout the organization. The results of the survey are shared with the Board to ensure awareness of workforce concerns, and appropriate action is taken in response to such concerns. Our last Pulse Survey was conducted in October and November of 2020, and approximately 89% of our employees participated globally.

•

“Ask Mike” Program. At any time, employees can, and do, submit (submission may be anonymous) ideas, concerns or questions directly to our Chairman and Chief Executive Officer, Michael A. Mussallem. He or our executive leadership team responds to these submissions publicly at large employee meetings and through our intranet for all employees to access.

•

Engagement with Senior Management. We hold a quarterly all-employee meeting that is recorded and made available for viewing online afterwards. These meetings typically include business updates and provide an opportunity for employees to ask questions of senior management, including our CEO, either submitted in writing in advance of the meeting or in-person. During the pandemic, these meetings have been conducted in a virtual format. If questions cannot be answered due to time constraints, responses are made available on our intranet. Each member of our executive leadership team conducts similar employee meetings with their respective organizations several times each year. In addition, our executive leadership team serves as executive sponsors to, and engages with employees as a part of, various employee resource groups, which are groups organized for the purpose of celebrating diversity, inclusion and belonging among employees; these include Network of Women, Multicultural, Friends of Veterans Network, Generations and Rainbow Alliance.

•

Board Presentations. The Board regularly receives presentations from, and interacts with, non-management employees in the course of its regular Board and Committee meetings. This allows the Board to engage with leaders deeper within the organization as part of their oversight of talent management.

•

Engagement with the Board. During in-person meetings, at least annually, the Board engages with non-executive employees at a wide variety of different events, including, but not limited to, breakfast, lunch and dinner events, technology showcase presentations, and all-employee meetings. These events are intentionally scheduled for the purpose of providing the Board with an opportunity to receive employee feedback and in turn for employees to ask questions and better understand the directors’ perspective.

•

Hotline. The Edwards’ hotline allows employees to raise their concerns to management by providing anonymous and confidential reports 24 hours a day, 365 days a year online or by phone anywhere in the world to the extent permitted by applicable law. Edwards prohibits any form of retaliation for reporting concerns in good faith. The Board receives regular updates from the Chief Responsibility Officer regarding the reports submitted through the hotline.

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•

Direct Communication with the Board. Interested persons may also communicate directly with the Board by following the process described in the section of the Proxy Statement entitled “Communications with the Board” on page 17.

We take the information communicated through these channels very seriously, including feedback about culture, diversity, business practices, management, strategy, compensation, and compliance, and regularly provide responses and updates on issues that employees raise. Our Board believes that employees are critical to our long-term success and makes a concerted effort to consider our employees’ interests as part of the Company’s strategy. We believe the mechanisms described above provide ample opportunity for employees to provide feedback and impact the direction of the Company without mandated Board representation.

The Board has deep insight into the Company’s organizational health and employees’ experience through regular updates from management.

In addition to the employee feedback received through management updates to the Board discussed above, during each regular meeting and also at the Company’s annual strategy meetings, the Board engages with management, including with our Corporate Vice President, Human Resources, on a wide range of human capital topics. In these sessions, as part of its oversight role, the Board reviews and discusses with management key human capital management strategies and programs, including diversity and inclusion initiatives. Also, at least once per quarter, management provides the Board with an analysis of the Company’s most significant risks, including organizational and employee matters, which facilitates open discussion and dialogue between management and the Board on employee-related topics. Through these regular updates, the Board has deep insight into the Company’s organizational health and employees’ experience.

Our stockholders can recommend prospective director candidates for the Compensation and Governance Committee’s consideration.

Any stockholder can recommend a prospective director candidate, including a Company employee, for the Board’s consideration by following the process described in the section of the Proxy Statement entitled “Identification and Evaluation of Director Candidates” on page 5. No stockholder, including any employee stockholder, has ever recommended another employee for Board service. In addition, the one employee best suited to be on the Board and meet the legal duties to the Company and all of its stakeholders, including employees, is already on our Board—our Chairman and Chief Executive Officer, Michael A. Mussallem.

We have a longstanding commitment to strong corporate governance practices and are required to have a majority of independent directors on our Board.

We are committed to strong and effective corporate governance practices, and reflective of our governance philosophy, our Corporate Governance Guidelines provide that a substantial majority of the Board shall be independent. Accordingly, all of our current directors are independent, except for Mr. Mussallem. Adding non-management employees to the Board would decrease the proportion of directors who qualify as independent and could potentially impair the Board’s ability to exercise sound, independent judgment on business matters.

In summary, the Board believes that its existing director selection process properly identifies qualified director candidates with the right mix of diverse skills, backgrounds, and experiences and who can best represent the interest of all stakeholders. In addition, because employees have a variety of channels through which they are encouraged to communicate with management and the Board, and because the Board is committed to good corporate governance practices, including having an independent Board, the Board believes that changing the existing director selection process and membership framework to include non-management employees as prospective director candidates as outlined by this proposal is unnecessary and not in the best interests of the Company or our stockholders.

THE BOARD RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL TO ADOPT A POLICY TO INCLUDE NON-MANAGEMENT EMPLOYEES AS PROSPECTIVE DIRECTOR CANDIDATES

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Additional Information.    Our Bylaws, Governance Guidelines and charters of each of the Audit Committee and Compensation Committee are posted on our website at www.edwards.com under “Investors—Corporate Governance.” Our Global Business Practice Standards (applicable to all of the Company’s employees, executive officers and directors) are posted at www.edwards.com under “About Us—Corporate Responsibility.” In addition, our Sustainability Report is posted on our website at www.edwards.com under “About Us—Corporate Responsibility.” References to our website throughout this Proxy Statement are provided for convenience only and the content on our website does not constitute a part of this Proxy Statement.

Related Persons Transactions.    Under the Audit Committee charter, the Audit Committee is responsible for reviewing and approving or ratifying all transactions with related persons that are required to be disclosed pursuant to Item 404(a) of Regulation S-K adopted by the SEC. Related persons include our executive officers and directors, nominees for directors, 5% or more beneficial owners of our common stock, and immediate family members of these persons. Transactions involving amounts paid by the Company or its subsidiaries in excess of $120,000 and in which the related person has a direct or indirect material interest are referred to as “related person transactions.” The Audit Committee will generally consider all relevant factors when determining whether to approve or ratify a related person transaction. The Audit Committee reviewed and approved the following related person transaction: Mr. Bobo’s son worked for the Company for a number of years until December 1, 2020 in a business unit not under Mr. Bobo’s direction. In 2020, his total compensation surpassed the $120,000 reporting threshold.

Indemnification of Directors and Officers.    Pursuant to our Certificate of Incorporation, we indemnify our directors and officers to the fullest extent permitted by law. We have also entered into indemnification agreements with each of our directors and executive officers that contractually commit us to provide this indemnification to him or her.

Deadline for Receipt of Stockholder Proposals and Director Nominations for the 2022 Annual Meeting

Proposals for Inclusion in the Proxy Materials.    In order for a stockholder proposal to be eligible for inclusion in our proxy statement for the 2022 annual meeting, the written proposal must be received by the Corporate Secretary of the Company at its principal executive offices at the address below no later than November 23, 2021 and must comply with the requirements of the Rule 14a-8 under the Exchange Act.

Director Nominations for Inclusion in the Proxy Materials.    Under the Company’s proxy access right, a stockholder, or a group of up to 30 stockholders, owning at least 3% of our outstanding shares continuously for at least three years, is permitted to nominate up to the greater of two directors or 20% of our Board for inclusion in our proxy statement, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our Bylaws. In order for a stockholder to nominate a director for election to our Board for inclusion in our proxy statement for the 2022 annual meeting, written notice must be received by the Corporate Secretary of the Company at its principal executive offices at the address below no earlier than October 24, 2021 and no later than November 23, 2021. Other specifics regarding the content of the notice and certain other eligibility and procedural requirements, can be found in Section 10 of Article I of our Bylaws.

Proposals and Director Nominations Not Intended for Inclusion in the Proxy Materials.    In order for a stockholder to present a proposal or nominate a director for election to our Board at our 2022 annual meeting, but not have such proposal or nomination included in the proxy statement for our 2022 annual meeting, written notice of the proposal or director nomination(s) must be received by the Corporate Secretary of the Company at its principal executive offices at the address below no earlier than January 4, 2022 and no later than February 3, 2022. However, if the date of the 2022 annual meeting is a date that is not within 25 days before or after May 4, 2022 (the anniversary date of the Annual Meeting), written notice must be received no later than the close of business on the 10th calendar day after the first to occur of the day on which notice of the 2022 annual meeting is mailed or public disclosure of the date of the 2022 annual meeting is made. Other specifics regarding the notice procedures, including the required content of the notice, can be found in Section 9 of Article I (with respect to stockholder proposals) and Section 2 of Article I (with respect to director nominations) of our Bylaws.

Our Bylaws require that a stockholder must provide certain information concerning the proposing person, the nominee and the proposal, as applicable. Nominations and proposals not meeting the requirements set forth in our Bylaws will not be entertained at the 2022 annual meeting. Stockholders should contact the Corporate Secretary of the Company in writing at One Edwards Way, Irvine, California 92614 to obtain additional information as to the proper form and content of stockholder nominations or proposals.

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Annual Report on Form 10-K.    The Company will furnish without charge to each person whose proxy is solicited, upon the written request of such person, a copy of our 2020 Annual Report as filed with the SEC, including the financial statements and financial statement schedules (upon request, exhibits thereto will be furnished subject to payment of a specified fee). Requests for copies of such report should be directed to: Edwards Lifesciences Corporation, Attention: Corporate Secretary, One Edwards Way, Irvine, California 92614.

Delivery of the Proxy Materials.    We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, stockholders of record who have the same address and last name and did not receive the Notice or otherwise receive their Proxy Materials electronically will receive only one copy of the Proxy Materials unless we receive contrary instructions from one or more of such stockholders. Upon oral or written request, we will deliver promptly a separate copy of the Proxy Materials to a stockholder at a shared address to which a single copy of the Proxy Materials was delivered. If you are a stockholder of record at a shared address to which we delivered a single copy of the Proxy Materials and you desire to receive a separate copy of the Proxy Materials for the Annual Meeting or for our future meetings, or if you are a stockholder at a shared address to which we delivered multiple copies of the Proxy Materials and you desire to receive one copy in the future, please submit your request to Computershare at P.O. Box 505000, Louisville, Kentucky 40233-5000, (800) 446-2617. If you are a beneficial stockholder, please contact your bank, broker or other nominee directly if you have questions, require additional copies of the Proxy Materials, wish to receive multiple reports by revoking your consent to householding or wish to request single copies of the Proxy Materials in the future.

By Order of the Board of Directors,

Linda J. Park

Vice President, Associate General Counsel,

and Corporate Secretary

ALL STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES PROMPTLY.

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APPENDIX A

EDWARDS LIFESCIENCES CORPORATION

Non-GAAP Financial Information

We report our financial results in accordance with Generally Accepted Accounting Principles (“GAAP”). We also use non-GAAP historical financial measures. The Company uses the term “adjusted sales” or “underlying growth rate” when referring to non-GAAP sales information, which excludes foreign exchange fluctuations and includes the prior year sales results of a business acquired as if the acquisition had occurred at the beginning of the earliest period presented.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results, and evaluating current performance. These non-GAAP financial measures are used in addition to, and in conjunction with, results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company’s operations by investors that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the Company’s business and facilitate comparability to historical periods.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A reconciliation of the non-GAAP historical financial measure used herein to the most comparable GAAP measure is provided in the table below.

Fluctuations in exchange rates impact the comparative results and sales growth rates of the Company’s underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its sales growth provides investors a more useful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the “Reconciliation of Sales” table below.

RECONCILIATION OF SALES

(in millions, except percentage data)

					2019 Adjusted

Sales (YTD)	YTD 4Q 2020	YTD 4Q 2019	Change	GAAP Growth Rate*	CASMED Acquisition	FX Impact	YTD 4Q 2019 Adjusted Sales	Underlying Growth Rate*

Total	$4,386.3	$4,348.0	$38.3	0.9%	$7.5	$4.9	$4,360.4	0.6%

*	Numbers may not calculate due to rounding.

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APPENDIX B

EDWARDS LIFESCIENCES CORPORATION

2001 Employee Stock Purchase Plan

For United States Employees

(As Amended and Restated February 18, 2021)

ARTICLE I — PURPOSE

1.01.	Purpose

The Edwards Lifesciences Corporation 2001 Employee Stock Purchase Plan for United States Employees is intended to provide a method whereby employees of Edwards Lifesciences Corporation (the “Company”) and its participating subsidiary companies authorized by the Committee (or an officer designated by the Committee pursuant to Section 9.02) to extend the benefits of the Plan to their Eligible Employees will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Company’s common stock. It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended, although the Company makes no undertaking or representation to maintain such qualification. The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of Code Section 423.

The Plan was initially adopted by the Board on February 8, 2001, and subsequently approved by the stockholders on May 10, 2001. The Plan was subsequently amended and restated by the Board on February 20, 2003, September 13, 2005, February 15, 2007, July 9, 2009, November 10, 2009, February 21, 2013, February 23, 2017, May 7, 2020, November 18, 2020 and February 18, 2021.

ARTICLE II — DEFINITIONS

2.01.	Base Pay

“Base Pay” shall mean regular straight-time earnings plus commissions and payments in lieu of regular earnings (such as vacation, sick pay and holiday pay). In the case of a part-time hourly employee, such employee’s base pay during an Offering shall be determined by multiplying such employee’s hourly rate of pay by the number of regularly scheduled hours of work for such employee during such Offering.

2.02.	Change in Control

“Change in Control” of the Company shall mean the occurrence of any one of the following events:

(a)

Any “Person”, as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, and any trustee or other fiduciary holding securities under an employee benefit plan of the Company or such proportionately owned corporation), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or

(b)

During any period of not more than twenty-four (24) months, individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 2.02(a), 2.02(c), or 2.02(d) of this Section 2.02) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

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APPENDIX B

(c)

The consummation of a merger or consolidation of the Company with any other entity, other than: (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than thirty percent (30%) of the combined voting power of the Company’s then outstanding securities; or

(d)

The Company’s stockholders approve a plan of complete liquidation or dissolution of the Company, or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect).

2.03.	Code

“Code” shall mean the Internal Revenue Code of 1986, as amended.

2.04.	Committee

“Committee” shall mean the individuals appointed by the Board of Directors of the Company to administer the Plan as described in Article IX.

2.05.	Company

“Company” shall mean Edwards Lifesciences Corporation.

2.06.	Corporate Affiliate

“Corporate Affiliate” shall mean any parent or subsidiary corporation or limited liability company of the Company (as determined in accordance with Code section 424), whether now existing or subsequently established.

2.07.	Eligible Employee

“Eligible Employee” means, unless local laws prohibit such employee’s participation in the Plan, any regular employee of a Participating Company who is scheduled to work twenty (20) or more hours per week.

2.08.	Enrollment Period

“Enrollment Period” shall mean with respect to any Offering, the period designated by the Committee prior to such Offering during which Eligible Employees may authorize payroll deductions through a Subscription. Unless the Committee determines otherwise, the Enrollment Period with respect to any Offering shall end on the twenty-fifth (25th) day of the month immediately preceding the Offering Commencement Date and any Subscription received after such date shall be deemed to be an enrollment in the next following Offering.

2.09.	Exchange Act

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

2.10.	Fair Market Value

The “Fair Market Value” of a share of Stock on a given day shall be determined as follows: (i) if the Stock is listed on any established stock exchange or a national market system, (a) for any date of determination except the Purchase Date, Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sale is reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or (b) for the Purchase Date, Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sale is reported) as quoted on such exchange or system on the Purchase Date, as reported in The Wall Street Journal or such other source as the Committee deems reliable, or (ii) in the absence of an established market for the Stock, the Fair Market Value thereof shall be determined in good faith by the Committee.

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APPENDIX B

2.11.	Offering

“Offering” shall mean the quarterly offering of the Company’s Stock, the duration of which shall not exceed twenty seven (27) months.

2.12.	Offering Commencement Date

“Offering Commencement Date” shall mean June 1, 2001 and, unless determined otherwise by the Committee, the first day of each calendar quarter thereafter.

2.13.	Offering End Date

“Offering End Date” shall mean the day preceding the first annual anniversary of the Offering Commencement Date, unless determined otherwise by the Committee prior to the Offering Commencement Date or such date as determined pursuant to Section 6.04.

2.14.	Participant

“Participant” shall mean an Eligible Employee who has elected to participate in an Offering by entering a Subscription during the Enrollment Period for such Offering.

2.15.	Participating Company

“Participating Company” shall mean the Company and each Corporate Affiliate as may be authorized from time to time by the Committee to extend the benefits of the Plan to their Eligible Employees and set forth in Appendix A to this Plan.

2.16.	Plan

“Plan” shall mean the Edwards Lifesciences Corporation 2001 Employee Stock Purchase Plan for United States Employees, as amended from time to time.

2.17.	Purchase Date

“Purchase Date” shall mean with respect to any Offering, the last day of each calendar quarter (or such other dates determined by the Committee prior to the Offering Commencement Date or pursuant to Section 6.04) during the period beginning with the Offering Commencement Date for such Offering and ending with the Offering End Date; provided, however, if any such day is not a business day, the Purchase Date shall be the next preceding business date on which shares of Stock are traded.

2.18.	Stock

“Stock” shall mean the common stock, par value $1.00, of the Company.

2.19.	Subscription

“Subscription” shall mean an Eligible Employee’s authorization for payroll deductions made in the form and manner specified by the Committee (which may include enrollment by submitting forms, by internet access or other electronic means). Unless withdrawn earlier in accordance with Section 6.02, each Subscription shall be in effect for the duration of the Offering to which it applies. No more than one Subscription may be in effect for an Eligible Employee during any calendar quarter.

ARTICLE III — ELIGIBILITY AND PARTICIPATION

3.01.	Initial Eligibility

Any individual who is an Eligible Employee on an Offering Commencement Date shall be eligible to participate in the Offering commencing on such date, subject to the terms and conditions of the Plan.

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APPENDIX B

3.02.	Leave of Absence

For purposes of participation in the Plan, a Participant on a leave of absence shall be deemed to be an Eligible Employee for a period of up to ninety (90) days or, if longer, during the period the Participant’s right to reemployment is guaranteed by statute or contract. If the leave of absence is paid, deductions authorized under any Subscription in effect at the time the leave began will continue. If the leave of absence is unpaid, no deductions or contributions will be permitted during the leave. If such a Participant returns to active status within ninety (90) days or the guaranteed reemployment period, as applicable, payroll deductions under the Subscription in effect at the time the leave began will automatically begin again upon the Participant’s return to active status, unless the Subscription has expired. If the Participant does not return to active status within ninety (90) days or the guaranteed reemployment period, as applicable, the Participant shall be treated as having terminated employment for all purposes of the Plan. If such terminated Participant later returns to active employment as an Eligible Employee or if a Participant returns to active employment as an Eligible Employee after the Subscription has expired, such individual will be treated as a new employee and will be eligible to participate in Offerings commencing after his or her reemployment date by filing a Subscription during the applicable Enrollment Period for such Offering.

3.03.	Restrictions on Participation

Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee shall be granted a right to purchase Stock:

(a)

if, immediately after the grant, such employee would own Stock, and/or hold outstanding options to purchase Stock, possessing 5% or more of the total combined voting power or value of all classes of the Company’s stock (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining stock ownership of any employee); or

(b)

which permits the employee’s rights to purchase Stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 in Fair Market Value of the Stock (determined at the time such right to purchase Stock is granted) for each calendar year in which such right is outstanding (as computed to comply with Section 423(b)(8) of the Code).

Further, with respect to any Offering, in no event shall an employee be granted a right to purchase in excess of 5,000 shares of Stock, subject to adjustment pursuant to Section 10.03.

3.04.	Commencement of Participation

An Eligible Employee may become a Participant in any Offering by entering a Subscription during the Enrollment Period for such Offering. Payroll deductions for such Offering shall commence on the applicable Offering Commencement Date and shall end on the applicable Offering End Date unless withdrawn by the Participant or sooner terminated in accordance with Article VII. Only one Subscription may be in effect with respect to any Participant at any one time.

3.05.	Participation After Rehire

An Eligible Employee’s Subscription will automatically terminate on the date he or she is no longer an employee of any Participating Company. If the Eligible Employee terminates employment with a Subscription in effect with respect to an Offering and is rehired prior to the Offering End Date for that Offering, the Subscription will not be reinstated and the Eligible Employee will not be allowed to again make payroll deductions under such Offering. The Eligible Employee may elect to participate in Offerings commencing after his or her reemployment date by entering a Subscription during the applicable Enrollment Period for such Offering.

3.06.	Transfers

An Eligible Employee’s transfer from one Participating Company under this Plan to another, as of the time of such transfer of employment, shall not terminate such Eligible Employee’s Subscription.

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APPENDIX B

If an Eligible Employee transfers to a Corporate Affiliate that is not a Participating Company under this Plan at the time of such transfer of employment, the employee will be treated as a terminated Participant under this Plan. The employee may become eligible to participate in the Company’s stock purchase plan for international employees if the employee is transferred to a subsidiary or affiliate of the Company that is designated to participate in the stock purchase plan for international employees subject to the terms and conditions set forth in that plan.

ARTICLE IV — OFFERINGS

4.01.	Quarterly Offerings

The Plan commenced with an Offering beginning on June 1, 2001 and, unless determined otherwise by the Committee, will continue in operation with a new Offering commencing on the first day of each calendar quarter thereafter. Eligible Employees may not have in effect more than one Subscription at a time.

Participants may subscribe to any Offering by entering a Subscription during the Enrollment Period for such Offering in such manner as the Committee may prescribe (which may include enrollment by submitting forms, by internet access or other electronic means).

A Subscription that is in effect on an Offering End Date will automatically be deemed to be a Subscription for the Offering that commences immediately following such Offering End Date, provided that the Participant is still an Eligible Employee and has not withdrawn the Subscription. Under the foregoing automatic enrollment provisions, payroll deductions will continue at the level in effect immediately prior to the new Offering Commencement Date, unless changed in advance by the Participant in accordance with Section 5.03.

4.02.	Purchase Price

The purchase price per share of Stock under each Offering shall be the lower of:

(a)	85% of the Fair Market Value of the Stock on the Offering Commencement Date; or

(b)	85% of the Fair Market Value of the Stock on the Purchase Date.

Such purchase price may only be paid with accumulated payroll deductions in accordance with Article V.

ARTICLE V — PAYROLL DEDUCTIONS

5.01.	Amount of Deduction

An Eligible Employee’s Subscription shall authorize payroll deductions at a rate, in whole percentages, of no less than 1% and no more than 12% (15%, effective January 1, 2021) of Base Pay on each payday that the Subscription is in effect.

5.02.	Participant’s Account

All payroll deductions made with respect to a Participant shall be credited to his or her recordkeeping account under the Plan. A Participant may not make any separate cash payment into such account. No interest will accrue or be paid on any amount withheld from a Participant’s pay under the Plan or credited to the Participant’s account. Except in the case that any purchase limits set forth under the Plan would be exceeded, all amounts in a Participant’s account will be used to purchase shares of Stock and no cash refunds shall be made from such account. Upon the purchase of shares of Stock on a Purchase Date, the Participant’s account shall be reduced by the aggregate purchase price of such shares. Shares of Stock issued may be whole shares and/or fractional shares. Any amounts that are withheld but unable to be applied to the purchase of Stock because of the limitations of Section 3.03 shall be returned to the Participant without interest and will not be used to purchase shares with respect to any other Offering under the Plan.

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APPENDIX B

5.03.	Changes in Payroll Deductions

During an Offering, a Participant may change his or her level of payroll deduction with respect to such Offering within the limits described in Section 5.01 in accordance with procedures established by the Committee (including, without limitation, rules relating to the frequency of such changes); provided, however, if the Participant reduces his or her payroll deductions to zero, it shall be deemed to be a withdrawal of the Subscription and the Participant may not thereafter participate in such Offering but must wait until the next Offering to resubscribe to the Plan. Any such discontinuance or change in level shall be effective as soon as administratively practicable.

ARTICLE VI — EXERCISE OF RIGHTS TO PURCHASE STOCK

6.01.	Automatic Exercise

A Participant’s right to purchase Stock with respect to any Offering will be automatically exercised on each Purchase Date for the Offering. The right to purchase Stock will be exercised by using the accumulated payroll deductions in the Participant’s account as of each such Purchase Date to purchase the number of shares of Stock that may be purchased at the purchase price on such date, determined in accordance with Section 4.02. The Participant’s account shall be reduced on each Purchase Date by the aggregate purchase price of the shares of Stock purchased on such Purchase Date.

6.02.	Withdrawal From Offering

A Participant may not withdraw the accumulated payroll deductions in his or her account during an Offering. If the Participant withdraws his or her Subscription with respect to any Offering, the accumulated payroll deductions in the Participant’s account at the time the Subscription is withdrawn will be used to purchase shares of Stock at the next Purchase Date for the Offering to which the Subscription related, in accordance with Section 6.01.

6.03.	Delivery of Stock

Stock purchases under the Plan will be held in an account in the Participant’s name in uncertificated form unless certification is requested by the Participant. Furthermore, Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant.

6.04.	Change in Control

If pursuant to a Change in Control rights to purchase Stock are not assumed or otherwise continued in full force and effect, then each right to purchase Stock under each Offering in effect at the time of the Change in Control shall automatically be exercised, immediately prior to the effective date of any Change in Control, by applying the payroll deductions of each Participant for the Offering in which such Change in Control occurs to the purchase of shares of Stock at a purchase price per share equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Stock on the start date of the applicable Offering or (ii) the Fair Market Value per share of Stock immediately prior to the effective date of such Change in Control.

ARTICLE VII — WITHDRAWAL

7.01.	Effect on Subsequent Participation

The Committee shall have the authority to decide the Participant’s eligibility to participate in any succeeding Offering if Participant withdraws from an Offering.

7.02.	Termination of Employment

Subject to the following provisions of this Section 7.02, upon termination of the Participant’s employment for any reason that results in the Participant not qualifying as an Eligible Employee, any Subscription then in effect will be deemed to have been withdrawn and any payroll deductions credited to the Participant’s account will be used to purchase Stock on the next Purchase Date for the Offering with respect to which such deductions relate. Notwithstanding the foregoing, if the

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APPENDIX B

Participant has a Subscription in effect on the Participant’s termination of employment, payroll deductions (at the rate in effect on the termination date) shall continue to be made from Base Pay earned prior to termination of employment, if any, that is paid to the Participant after such termination of employment and before the earlier of (i) the three (3)-month anniversary of such termination of employment, and (ii) the Offering End Date of such Offering. Any such payroll deduction shall be used to purchase Stock on the next Purchase Date for the Offering after the deduction is made.

7.03.	Effect of Hardship Rules

At the discretion of the Company, the Company may cancel or suspend a Participant from participating in the Plan if the Participant claims a hardship with respect to his/her participation in any applicable benefit program and pursuant to the applicable benefit program, the Participant cannot be permitted to continue to participate in the Plan. If cancellation or suspension is required, the Company will determine whether accumulated contributions should be refunded or may be held to purchase shares on the next Purchase Date and when the Participant will become eligible to participate in the Plan in the future.

ARTICLE VIII — STOCK

8.01.	Maximum Shares

The maximum number of shares which may be issued under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Section 10.03, shall be thirty-nine million six hundred thousand (39,600,000) shares. If the total number of shares for which rights to purchase Stock are exercised on any Purchase Date exceeds the maximum number of shares available for issuance, the Company shall make a pro rata allocation of the shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to the account of each Participant under the Plan shall be returned to him as promptly as possible.

8.02.	Participant’s Interest in Rights to Purchase Stock

The Participant will have no interest in Stock covered by a right to purchase Stock under the Plan until such right has been exercised.

ARTICLE IX — ADMINISTRATION

9.01.	Appointment of Committee

The Company’s Board of Directors shall appoint a Committee to administer the Plan. No member of the Committee who is not an Eligible Employee shall be eligible to purchase Stock under the Plan.

9.02.	Authority of Committee

Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, to adopt sub-plans creating additional rules and restrictions for participation and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee shall also have full power and authority to determine whether, to what extent and under what circumstances any Eligible Employee’s participation in the Plan shall be cancelled or suspended as a result of 401(k) hardship rules or similar rules, as determined at the sole discretion of the Committee. The Committee’s determination on the foregoing matters shall be conclusive. The Committee shall also have the authority to determine if and when the employees of Corporate Affiliates organized or acquired after the Effective Date shall be eligible for participation in the Plan. The Committee may delegate to an officer its authority under this Section 9.02 to determine if and when the employees of a Corporate Affiliate shall be eligible or ineligible for participation in the Plan.

9.03.	Rules Governing the Administration of the Committee

The Company’s Board of Directors may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Committee

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APPENDIX B

may select one of its members as its Chairman and shall hold its meetings at such times and places as it shall deem advisable and may hold telephonic meetings. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

9.04.	Statements

Each Participant shall be provided with a statement of his or her account showing the number of shares of Stock held and the amount of cash credited to such account. Such statements will be provided as soon as administratively feasible following the end of each calendar quarter.

ARTICLE X — MISCELLANEOUS

10.01.	Transferability

Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of a right to purchase Stock or to receive Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect. During a Participant’s lifetime, rights to purchase Stock that are held by such Participant shall be exercisable only by that Participant.

10.02.	Use of Funds

All payroll deductions received or held by the Participating Company under this Plan may be used by the Participating Company for any corporate purpose and the Participating Company shall not be obligated to segregate such payroll deductions.

10.03.	Adjustment Upon Changes in Capitalization

In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368), or any partial or complete liquidation of the Company, the Committee shall adjust equitably (a) the number and class of shares or other securities that are reserved for sale under the Plan, (b) the number and class of shares or other securities that are subject to outstanding rights to purchase Stock, (c) the maximum number of shares of Stock that can be purchased by a Participant with respect to any Offering and (d) the appropriate market value and other price determinations applicable to rights to purchase Stock. The Committee shall make all determinations under this Section 10.03, and all such determinations shall be conclusive and binding.

10.04.	Amendment and Termination

The Company’s Board of Directors shall have complete power and authority to terminate or amend the Plan at any time and for any reason; provided, however, that the Company’s Board of Directors shall not, without the approval of the stockholders of the Company in accordance with Section 423 of the Code, (i) increase the maximum number of shares which may be issued under any Offering (except pursuant to Section 10.03); (ii) amend the requirements as to the class of employees eligible to purchase stock under the Plan; or (iii) permit members of the Committee who are not Eligible Employees to purchase stock under the Plan.

Upon termination of the Plan, the date of termination shall be considered a Purchase Date, and any cash remaining in Participant accounts will be applied to the purchase of Stock, unless determined otherwise by the Company’s Board of Directors. Upon termination of the Plan, the Company’s Board of Directors shall have authority to establish administrative procedures regarding the exercise of outstanding rights to purchase Stock or to determine that such rights shall not be exercised.

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APPENDIX B

10.05.	Effective Date

This Plan became effective as of June 1, 2001.

10.06.	No Employment Rights

The Plan does not, directly or indirectly, create in any employee or class of employees any right with respect to continuation of employment with the Company or any Corporate Affiliate, and it shall not be deemed to interfere in any way with the right of the Company or any Corporate Affiliate employing such person to terminate, or otherwise modify, an employee’s employment at any time.

10.07.	Effect of Plan

The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each employee participating in the Plan, including, without limitation, such employee’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such employee.

10.08.	Governing Law

The law of the State of California will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.

10.09.	Tax Withholding

Notwithstanding anything else contained in this Plan herein to the contrary, the Company may deduct from a Participant’s account balance as of a Purchase Date, before the exercise of the Participant’s right to purchase Stock is given effect on such date, the amount of any taxes which the Company reasonably determines it or any Corporate Affiliate may be required to withhold with respect to such exercise. In such event, the maximum number of Shares subject to the Participant’s purchase right (subject to the other limits set forth in this Plan) shall be purchased on the Purchase Date at the purchase price on such date with the balance of the Participant’s account (after reduction for the tax withholding amount).

Should the Company for any reason be unable, or elect not to, satisfy its or any Corporate Affiliate’s tax withholding obligations in the manner described in the preceding paragraph with respect to a Participant’s exercise of a purchase right, or should the Company or any Corporate Affiliate reasonably determine that it or an affiliated entity has a tax withholding obligation with respect to a disposition of Shares acquired pursuant to the exercise of a purchase right prior to satisfaction of the holding period requirements of Section 423 of the Code or at any other time in respect of a Participant’s participation in this Plan, the Company or Corporate Affiliate, as the case may be, shall have the right at its option to (i) require the Participant to pay or provide for payment of the amount of any taxes which the Company or Corporate Affiliate reasonably determines that it or any affiliate is required to withhold with respect to such event or (ii) deduct from the Participant’s account or from any amount otherwise payable to or for the account of the Participant the amount of any taxes which the Company or Corporate Affiliate reasonably determines that it or an affiliate is required to withhold with respect to such event.

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APPENDIX B

APPENDIX A

LIST OF PARTICIPATING COMPANIES

Following is a list of Participating Companies as of February 2021:

Edwards Lifesciences Corporation

Edwards Lifesciences International Assignments Inc.

Edwards Lifesciences LLC

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APPENDIX C

EDWARDS LIFESCIENCES CORPORATION

2001 Employee Stock Purchase Plan

For International Employees

(As Amended and Restated February 18, 2021)

ARTICLE I — PURPOSE

1.01.	Purpose

The Edwards Lifesciences Corporation 2001 Employee Stock Purchase Plan for International Employees is intended to provide a method whereby certain employees of participating subsidiary companies of Edwards Lifesciences Corporation (the “Company”) authorized by the Committee (or an officer designated by the Committee pursuant to Section 9.02) to extend the benefits of the Plan to their Eligible Employees will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Company’s common stock.

The Plan was initially adopted by the Board on February 8, 2001, and subsequently amended and restated by the Board on February 20, 2003, September 13, 2005, July 9, 2009, November 10, 2009, February 20, 2014, May 7, 2020, November 18, 2020 and February 18, 2021.

ARTICLE II — DEFINITIONS

2.01.	Base Pay

“Base Pay” shall mean regular straight-time earnings (including compensation paid to a representative director or non-employee director of a Participating Company) plus commissions (where legally permissible and administratively feasible as determined by the Company in its sole discretion) and payments in lieu of regular earnings and any legally mandated bonus or other pay. In the case of a part-time hourly employee, such employee’s base pay during an Offering shall be determined by multiplying such employee’s hourly rate of pay by the number of regularly scheduled hours of work for such employee during such Offering.

2.02.	Change in Control

“Change in Control” of the Company shall mean the occurrence of any one of the following events:

(a)

Any “Person”, as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, and any trustee or other fiduciary holding securities under an employee benefit plan of the Company or such proportionately owned corporation), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or

(b)

During any period of not more than twenty-four (24) months, individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 2.02(a), 2.02(c), or 2.02(d) of this Section 2.02) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

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APPENDIX C

(c)

The consummation of a merger or consolidation of the Company with any other entity, other than: (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than thirty percent (30%) of the combined voting power of the Company’s then outstanding securities; or

(d)

The Company’s stockholders approve a plan of complete liquidation or dissolution of the Company, or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect).

2.03.	Code

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

2.04.	Committee

“Committee” shall mean the individuals appointed by the Board or Directors of the Company to administer the Plan as described in Article IX.

2.05.	Company

“Company” shall mean Edwards Lifesciences Corporation.

2.06.	Corporate Affiliate

“Corporate Affiliate” shall mean any parent or subsidiary corporation or limited liability company of the Company (as determined in accordance with Code section 424) whether now existing or subsequently established.

2.07.	Conversion Rate

“Conversion Rate” shall mean with respect to any non-United States currency, the rate established by the Company’s Corporate Treasury Department for purposes of converting such currency to United States dollars.

2.08.	Eligible Employee

“Eligible Employee” means, unless local laws prohibit or require such employee’s participation in the Plan, any regular employee of a Participating Company who is scheduled to work twenty (20) or more hours per week or a representative director or non-employee director of a Participating Company. Eligible Employee shall also mean any other employee of a Participating Company to the extent that local law requires the Plan to be extended to such employee. The Committee shall designate the Corporate Affiliates that shall be eligible to participate in the Plan.

2.09.	Enrollment Period

“Enrollment Period” shall mean with respect to any Offering, the period designated by the Committee prior to such Offering during which Eligible Employees may authorize payroll deductions (or, if payroll deductions are not permitted or advisable under local law, other means of contributions specified by the Committee) through a Subscription. Unless the Committee determines otherwise, the Enrollment Period with respect to any Offering shall end on the twenty-fifth (25th) day of the month immediately preceding the Offering Commencement Date and any Subscription received after such date shall be deemed to be an enrollment in the next following Offering.

2.10.	Exchange Act

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

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APPENDIX C

2.11.	Fair Market Value

The “Fair Market Value” of a share of Stock on a given day shall be determined as follows: (i) if the Stock is listed on any established stock exchange or a national market system, (a) for any date of determination except the Purchase Date, Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sale is reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or (b) for the Purchase Date, Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sale is reported) as quoted on such exchange or system on the Purchase Date, as reported in The Wall Street Journal or such other source as the Committee deems reliable, or (ii) in the absence of an established market for the Stock, the Fair Market Value thereof shall be determined in good faith by the Committee.

2.12.	Offering

“Offering” shall mean the quarterly offering of the Company’s Stock, the duration of which shall not exceed twenty seven (27) months.

2.13.	Offering Commencement Date

“Offering Commencement Date” shall mean June 1, 2001 and, unless determined otherwise by the Committee, the first day of each calendar quarter thereafter.

2.14.	Offering End Date

“Offering End Date” shall mean the day preceding the first annual anniversary of the Offering Commencement Date, unless determined otherwise by the Committee prior to the Offering Commencement Date or such date as determined pursuant to Section 6.04.

2.15.	Participant

“Participant” shall mean an Eligible Employee who has elected to participate in an Offering by entering a Subscription during the Enrollment Period for such Offering.

2.16.	Participating Company

“Participating Company” shall mean each Corporate Affiliate as may be authorized from time to time by the Committee to extend the benefits of the Plan to their Eligible Employees and set forth in Appendix A of this Plan. The Committee may determine that some Eligible Employees of a Participating Company shall not be offered participation in the Plan.

2.17.	Plan

“Plan” shall mean the Edwards Lifesciences Corporation 2001 Employee Stock Purchase Plan for International Employees, as amended from time to time.

2.18.	Purchase Date

“Purchase Date” shall mean with respect to any Offering, the last day of each calendar quarter (or such other dates determined by the Committee prior to the Offering Commencement Date or pursuant to Section 6.04) during the period beginning with the Offering Commencement Date for such Offering and ending with the Offering End Date; provided, however, if any such day is not a business day, the Purchase Date shall be the next preceding business date on which shares of Stock are traded.

2.19.	Stock

“Stock” shall mean the common stock, par value US$1.00, of the Company.

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APPENDIX C

2.20.	Subscription

“Subscription” shall mean an Eligible Employee’s authorization for payroll deductions or contributions, as applicable, made in the form and manner specified by the Committee (which may include enrollment by submitting forms, by internet access or other electronic means). Unless withdrawn earlier in accordance with Section 6.02, each Subscription shall be in effect for the duration of the Offering to which it applies. No more than one Subscription may be in effect for an Eligible Employee during any calendar quarter.

ARTICLE III — ELIGIBILITY AND PARTICIPATION

3.01.	Initial Eligibility

Any individual who is an Eligible Employee on an Offering Commencement Date shall be eligible to participate in the Offering commencing on such date, subject to the terms and conditions of the Plan.

3.02.	Leave of Absence

For purposes of participation in the Plan, a Participant on a leave of absence shall be deemed to be an Eligible Employee for a period of up to ninety (90) days or, if longer, during the period the Participant’s right to reinstatement as an employee or non-employee director of a Participating Company is guaranteed by statute or contract. If the leave of absence is paid, deductions authorized under any Subscription in effect at the time the leave began will continue. If the leave of absence is unpaid, no deductions or contributions will be permitted during the leave unless this provision is contrary to applicable local law. If such a Participant returns to active status within ninety (90) days or the guaranteed reemployment period, as applicable, payroll deductions or contributions, as applicable, under the Subscription in effect at the time the leave began will automatically begin again upon the Participant’s return to active status, unless the Subscription has expired. If the Participant does not return to active status within ninety (90) days or the guaranteed reinstatement period, as applicable, the Participant shall be treated as having terminated service for all purposes of the Plan, unless otherwise required under local law. If such terminated Participant later returns to active service as an Eligible Employee or if a Participant returns to active service as an Eligible Employee after the Subscription has expired, such individual will be eligible to participate in Offerings commencing after his or her new service start date by filing a Subscription during the applicable Enrollment Period for such Offering.

3.03.	Restrictions on Participation

Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee shall be granted a right to purchase Stock: (a) if, immediately after the grant, such individual would own Stock, and/or hold outstanding options to purchase Stock, possessing 5% or more of the total combined voting power or value of all classes of the Company’s stock (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining stock ownership of any individual); or (b) which permits the individual’s rights to purchase Stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 in Fair Market Value of the Stock (determined at the time such right to purchase Stock is granted) for each calendar year in which such right is outstanding. Further, the Committee may additionally limit the number of shares of Stock or contributions per Eligible Employee made available for purchase under the Plan by Eligible Employees in certain countries, locations or Participating Companies, if necessary or advisable to avoid securities law filings, achieve tax objectives or to meet or facilitate other Company compliance objectives in particular locations outside the U.S.

Further, with respect to any Offering, in no event shall an individual be granted a right to purchase in excess of 5,000 shares of Stock, subject to adjustment pursuant to Section 10.03.

3.04.	Commencement of Participation

An Eligible Employee may become a Participant in any Offering by entering a Subscription during the Enrollment Period for such Offering. Payroll deductions or contributions, as applicable, for such Offering shall commence on the applicable Offering Commencement Date and shall end on the applicable Offering End Date unless withdrawn by the Participant or sooner terminated in accordance with Article VII. Only one Subscription may be in effect with respect to any Participant at any one time.

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APPENDIX C

3.05.	Participation After Rehire

An Eligible Employee’s Subscription will automatically terminate on the date he or she is no longer providing service to any Participating Company. If the Eligible Employee terminates service with a Subscription in effect with respect to an Offering and is reinstated prior to the Offering End Date for that Offering, the Subscription will not be reinstated and the Eligible Employee will not be allowed to again make payroll deductions or contributions, as applicable, under such Offering. The Eligible Employee may elect to participate in Offerings commencing after his or her reinstatement date by entering a Subscription during the applicable Enrollment Period for such Offering.

3.06.	Transfers

An Eligible Employee’s transfer from one Participating Company under this Plan to another, as of the time of such transfer of service, shall not terminate such Eligible Employee’s Subscription.

If an Eligible Employee transfers to the Company or a Corporate Affiliate that is not a Participating Company under this Plan at the time of such transfer of service, the individual will be treated as a terminated Participant under this Plan. The individual may become eligible to participate in the Company’s stock purchase plan for United States employees if the individual is transferred to the Company or a subsidiary or affiliate of the Company that is designated to participate in the stock purchase plan for United States employees subject to the terms and conditions set forth in that plan.

ARTICLE IV — OFFERINGS

4.01.	Quarterly Offerings

The Plan commenced with an Offering beginning on June 1, 2001 and, unless determined otherwise by the Committee, will continue in operation with a new Offering commencing on the first day of each calendar quarter thereafter. Eligible Employees may not have in effect more than one Subscription at a time.

Participants may subscribe to any Offering by entering a Subscription during the Enrollment Period for such Offering in such manner as the Committee may prescribe (which may include enrollment by submitting forms, by internet access or other electronic means).

A Subscription that is in effect on an Offering End Date will automatically be deemed to be a Subscription for the Offering that commences immediately following such Offering End Date, provided that the Participant is still an Eligible Employee and has not withdrawn the Subscription. Under the foregoing automatic enrollment provisions, payroll deductions or contributions, as applicable, will continue at the level in effect immediately prior to the new Offering Commencement Date, unless changed in advance by the Participant in accordance with Section 5.03.

4.02.	Purchase Price

The purchase price per share of Stock under each Offering shall be the lower of:

(a)	85% of the Fair Market Value of the Stock on the Offering Commencement Date; or

(b)	85% of the Fair Market Value of the Stock on the Purchase Date.

Such purchase price may only be paid with accumulated payroll deductions or contributions, as applicable, subject to and in accordance with Article V.

ARTICLE V — PAYROLL DEDUCTIONS

5.01.	Amount of Deduction

An Eligible Employee’s Subscription shall authorize payroll deductions at a rate, in whole percentages, of no less than 1% and no more than 12% (15%, effective January 1, 2021) of Base Pay on each payday that the Subscription is in effect, unless payroll deductions are not permitted or advisable under local laws, in which case, an Eligible Employee may contribute by such other means as specified by the Committee subject to the contribution limits specified in this section.

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APPENDIX C

5.02.	Participant’s Account

All payroll deductions or contributions, as applicable, made with respect to a Participant shall be credited to his or her recordkeeping account under the Plan unless a separate bank account is required to be set up under applicable local law. A Participant may not make any separate cash payment into such account unless required under applicable local law. Unless required by local law, no interest will accrue or be paid on any amount withheld from a Participant’s pay under the Plan or credited to the Participant’s account. Except in the case that any purchase limits set forth under the Plan would be exceeded, all amounts in a Participant’s account will be used to purchase shares of Stock and no cash refunds shall be made from such account. Upon the purchase of shares of Stock on a Purchase Date, the Participant’s account shall be reduced by the aggregate purchase price of such shares. Shares of Stock issued may be whole shares and/or fractional shares. Any amounts that are withheld but unable to be applied to the purchase of Stock because of the limitations of Section 3.03 shall be returned to the Participant without interest and will not be used to purchase shares with respect to any other Offering under the Plan.

5.03.	Changes in Payroll Deductions

During an Offering, a Participant may change his or her level of payroll deduction or contributions, as applicable with respect to such Offering within the limits described in Section 5.01 in accordance with procedures established by the Committee (including, without limitation, rules relating to the frequency of such changes); provided, however, if the Participant reduces his or her payroll deductions or contributions, as applicable, to zero, it shall be deemed to be a withdrawal of the Subscription and the Participant may not thereafter participate in such Offering but must wait until the next Offering to resubscribe to the Plan. Any such discontinuance or change in level shall be effective as soon as administratively practicable.

ARTICLE VI — EXERCISE OF RIGHTS TO PURCHASE STOCK

6.01.	Automatic Exercise

A Participant’s right to purchase Stock with respect to any Offering will be automatically exercised on each Purchase Date for the Offering. The right to purchase Stock will be exercised by using the accumulated payroll deductions in the Participant’s account as of each such Purchase Date or contributions, as applicable, to purchase the number of shares of Stock that may be purchased at the purchase price on such date, determined in accordance with Section 4.02. If the Participant is paid in a non-United States currency, the Participant’s accumulated payroll deductions or contributions shall be converted into United States dollars using the Conversion Rate in effect on the Purchase Date. The Participant’s account shall be reduced on each Purchase Date by the aggregate purchase price of the shares of Stock purchased on such Purchase Date.

6.02.	Withdrawal From Offering

A Participant may not withdraw the accumulated payroll deductions in his or her account during an Offering unless the Committee determines otherwise for local law reasons. If the Participant withdraws his or her Subscription with respect to any Offering, the accumulated payroll deductions or contributions, as applicable, in the Participant’s account at the time the Subscription is withdrawn will be used to purchase shares of Stock at the next Purchase Date for the Offering to which the Subscription related, in accordance with Section 6.01. Notwithstanding the foregoing, in the event a Participant withdraws his or her Subscription with respect to an Offering and terminates his or her service prior to the next Purchase Date for which the Participant’s accumulated payroll deductions or contributions would be used to purchase shares of Stock, then Participant’s accumulated payroll deductions or contributions shall be refunded to Participant in accordance with Section 7.02.

6.03.	Delivery of Stock

Stock purchases under the Plan will be held in an account in the Participant’s name in uncertificated form unless certification is requested by the Participant. Furthermore, Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant.

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APPENDIX C

6.04.	Change in Control

If pursuant to a Change in Control rights to purchase Stock are not assumed or otherwise continued in full force and effect, then each right to purchase Stock under each Offering in effect at the time of the Change in Control shall automatically be exercised, immediately prior to the effective date of any Change in Control, by applying the payroll deductions or contributions, as applicable, of each Participant for the Offering in which such Change in Control occurs to the purchase of shares of Stock at a purchase price per share equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Stock on the start date of the applicable Offering or (ii) the Fair Market Value per share of Stock immediately prior to the effective date of such Change in Control.

ARTICLE VII — WITHDRAWAL

7.01.	Effect on Subsequent Participation

The Committee shall have the authority to decide the Participant’s eligibility to participate in any succeeding Offering if Participant withdraws from an Offering.

7.02.	Termination of Employment

Upon termination of the Participant’s service with a Participating Company for any reason that results in the Participant not qualifying as an Eligible Employee, any Subscription then in effect will be deemed to have been withdrawn and any payroll deductions or contributions, as applicable, credited to the Participant’s account will be promptly refunded to such Participant in the currency in which such Participant is paid by his or her Participating Company.

7.03.	Effect of Hardship Rules

At the discretion of the Company, the Company may cancel or suspend a Participant from participating in the Plan if the Participant claims a hardship with respect to his/her participation in any applicable benefit program and pursuant to the applicable benefit program, the Participant cannot be permitted to continue to participate in the Plan. If cancellation or suspension is required, the Company will determine whether accumulated contributions should be refunded or may be held to purchase shares on the next Purchase Date and when the Participant will become eligible to participate in the Plan in the future.

ARTICLE VIII — STOCK

8.01.	Maximum Shares

The maximum number of shares which may be issued under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Section 10.03, shall be ten million eight hundred thousand (10,800,000) shares. If the total number of shares for which rights to purchase Stock are exercised on any Purchase Date exceeds the maximum number of shares available for issuance, the Company shall make a pro rata allocation of the shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions or contributions, as applicable, credited to the account of each Participant under the Plan shall be returned to him as promptly as possible.

8.02.	Participant’s Interest in Rights to Purchase Stock

The Participant will have no interest in Stock covered by a right to purchase Stock under the Plan until such right has been exercised.

ARTICLE IX — ADMINISTRATION

9.01.	Appointment of Committee

The Company’s Board of Directors shall appoint a Committee to administer the Plan. No member of the Committee who is not an Eligible Employee shall be eligible to purchase Stock under the Plan.

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APPENDIX C

9.02.	Authority of Committee

Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, to adopt sub-plans creating additional rules and restrictions for participation and to make all other determinations deemed necessary or advisable for administering the Plan. Without limiting the generality of the foregoing, the Committee specifically is authorized to adopt rules and regulations regarding the handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures, participation limits and handling of stock certificates which vary with local requirements. The Committee shall also have full power and authority to determine whether, to what extent and under what circumstances any Eligible Employee’s participation in the Plan shall be cancelled or suspended as a result of applicable hardship rules or similar rules, as determined at the sole discretion of the Committee. The Committee’s determination on the foregoing matters shall be conclusive. The Committee shall also have the authority to determine if and when individuals working for Corporate Affiliates organized or acquired after the Effective Date shall be eligible for participation in the Plan. The Committee may delegate to an officer its authority under this Section 9.02 to determine if and when individuals working for a Corporate Affiliate shall be eligible or ineligible for participation in the Plan.

9.03.	Rules Governing the Administration of the Committee

The Company’s Board of Directors may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it shall deem advisable and may hold telephonic meetings. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

9.04.	Statements

Each Participant shall be provided with a statement of his or her account showing the number of shares of Stock held and the amount of cash credited to such account. Such statements will be provided as soon as administratively feasible following the end of each calendar quarter.

ARTICLE X — MISCELLANEOUS

10.01.	Transferability

Neither payroll deductions or contributions credited to a Participant’s account nor any rights with regard to the exercise of a right to purchase Stock or to receive Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect. During a Participant’s lifetime, rights to purchase Stock that are held by such Participant shall be exercisable only by that Participant.

10.02.	Use of Funds

All payroll deductions or contributions, as applicable, received or held by the Participating Company under this Plan may be used by the Participating Company for any corporate purpose and the Participating Company shall not be obligated to segregate such payroll deductions or contributions, as applicable; provided, however, such amounts shall be held in trust or otherwise segregated from the Participating Company’s general assets to the extent required under local law.

10.03.	Adjustment Upon Changes in Capitalization

In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368), or any partial or complete liquidation of the Company, the Committee shall adjust equitably (a) the number and class of shares

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APPENDIX C

or other securities that are reserved for sale under the Plan, (b) the number and class of shares or other securities that are subject to outstanding rights to purchase Stock, (c) the maximum number of shares of Stock that can be purchased by a Participant with respect to any Offering and (d) the appropriate market value and other price determinations applicable to rights to purchase Stock. The Committee shall make all determinations under this Section 10.03, and all such determinations shall be conclusive and binding.

10.04.	Amendment and Termination

The Company’s Board of Directors shall have complete power and authority to terminate or amend the Plan at any time and for any reason. Upon termination of the Plan, the date of termination shall be considered a Purchase Date, and any cash remaining in Participant accounts will be applied to the purchase of Stock, unless determined otherwise by the Company’s Board of Directors. Upon termination of the Plan, the Company’s Board of Directors shall have authority to establish administrative procedures regarding the exercise of outstanding rights to purchase Stock or to determine that such rights shall not be exercised.

10.05.	Effective Date

This Plan became effective as of June 1, 2001.

10.06.	No Employment Rights

The Plan does not, directly or indirectly, create in any employee or class of employees or directors any right with respect to continuation of employment or service with the Company or any Corporate Affiliate, and it shall not be deemed to interfere in any way with the right of the Company or any Corporate Affiliate retaining such person to terminate, or otherwise modify, an individual’s employment or service position at any time.

10.07.	Effect of Plan

The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each individual participating in the Plan, including, without limitation, such individual’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such individual.

10.08.	Governing Law

The law of the State of California will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.

10.09.	Tax Withholding

Notwithstanding anything else contained in this Plan herein to the contrary, the Company may deduct from a Participant’s account balance as of a Purchase Date, before the exercise of the Participant’s right to purchase Stock is given effect on such date, the amount of any taxes which the Company reasonably determines it or any Corporate Affiliate may be required to withhold with respect to such exercise. In such event, the maximum number of Shares subject to the Participant’s purchase right (subject to the other limits set forth in this Plan) shall be purchased on the Purchase Date at the purchase price on such date with the balance of the Participant’s account (after reduction for the tax withholding amount).

Should the Company for any reason be unable, or elect not to, satisfy its or any Corporate Affiliate’s tax withholding obligations in the manner described in the preceding paragraph with respect to a Participant’s exercise of a purchase right, or should the Company or any Corporate Affiliate reasonably determine that it or an affiliated entity has a tax withholding obligation with respect to a disposition of Shares acquired pursuant to the exercise of a purchase right prior to satisfaction of the holding period requirements of Section 423 of the Code (if applicable) or at any other time in respect of a Participant’s participation in this Plan, the Company or Corporate Affiliate, as the case may be, shall have the right at its option to (i) require the Participant to pay or provide for payment of the amount of any taxes which the Company or Corporate Affiliate reasonably determines that it or any affiliate is required to withhold with respect to such event or (ii) deduct from the Participant’s account or from any amount otherwise payable to or for the account of the Participant the amount of any taxes which the Company or Corporate Affiliate reasonably determines that it or an affiliate is required to withhold with respect to such event.

Edwards Lifesciences Corporation	2021 Proxy Statement	C-9

APPENDIX C

APPENDIX A

LIST OF PARTICIPATING COMPANIES

Following is a list of Participating Companies as of February 2021:

Edwards Legal Entity	Country of Incorporation

Edwards Lifesciences Austria GmbH	Austria

Edwards Lifesciences Pty. Limited	Australia

Edwards Lifesciences B.V.	Belgium

Edwards Lifesciences Comercio de Produtos Medico-Cirurgicos Ltda.	Brazil

Edwards Lifesciences (Canada) Inc.	Canada

Edwards (Shanghai) Medical Products Co., Ltd.	China

Edwards Lifesciences Colombia S.A.S.	Columbia

Edwards Lifesciences Costa Rica, S.R.L.	Costa Rica

Edwards Lifesciences Czech Republic s.r.o.	Czech Republic

Edwards Lifesciences A/S	Denmark

Edwards Lifesciences SAS	France

Edwards Lifesciences Services GmbH	Germany

Edwards Lifesciences Hellas, M.E.P.E.	Greece

Edwards Lifesciences (India) Private Limited	India

Edwards Lifesciences Ireland, Limited	Ireland

Edwards Lifesciences Sales (Israel) Ltd	Israel

Valtech Cardio Ltd. (Israel)	Israel

Edwards Lifesciences Italia Srl	Italy

Edwards Lifesciences (Japan) Limited	Japan

Edwards Lifesciences Korea Co., Ltd.	Korea

Edwards Lifesciences (Malaysia) Sdn. Bhd.	Malaysia

Edwards Lifesciences Asia Pacific Sdn. Bhd.	Malaysia

Edwards Lifesciences Mexico, S.A. de C.V.	Mexico

Edwards Lifesciences B.V.	The Netherlands

BMEYE BV	The Netherlands

Edwards Lifesciences (New Zealand) Limited	New Zealand

Edwards Lifesciences (Poland) Sp. z.o.o.	Poland

Edwards Lifesciences (Portugal) Comércio e Distribuicao de Dispositivos Medicos, Lda.	Portugal

Edwards Lifesciences Export (Puerto Rico) Corporation	Puerto Rico

Edwards Lifesciences (Asia) Pte., Ltd.	Singapore

Edwards Lifesciences (Singapore) Pte Ltd	Singapore

Edwards Lifesciences (Proprietary) LTD	South Africa

Edwards Lifesciences S.L.	Spain

Edwards Lifesciences Nordic AB	Sweden

Edwards Lifesciences AG*	Switzerland

Edwards Lifesciences Technology S.A.R.L.	Switzerland

Edwards Lifesciences (Taiwan) Corporation	Taiwan

Edwards Lifesciences (Thailand) Ltd.	Thailand

Edwards Lifesciences Limited	United Kingdom

*	Any individuals employed by Edwards Lifesciences AG in Russia or Saudi Arabia shall not be eligible to participate in the Plan.

C-A-1	Edwards Lifesciences Corporation	2021 Proxy Statement

APPENDIX C

ADDENDUM FOR PARTICIPANTS

IN JAPAN WORKING FOR

EDWARDS LIFESCIENCES LIMITED

Effective February 20, 2014

For purposes of Eligible Employees of Edwards Lifesciences Limited, the Company’s subsidiary in Japan, the following terms shall apply and replace any similar provisions in the Plan document. To the extent there is a conflict between the terms of the Plan document and this Addendum, this Addendum shall govern. Otherwise, the terms of the Plan document shall control.

2.12	Offering

“Offering” shall mean the annual offering on July 1 of each year of the Company’s Stock, the duration of which shall not exceed twenty seven (27) months.

2.13	Offering Commencement Date

“Offering Commencement Date” shall mean July 1 of each year, unless determined otherwise by the Committee.

4.01	Annual Offerings

The Plan shall consist of annual Offering commencing on July 1 of each calendar year. Eligible Employees may not have in effect more than one Subscription at a time.

Participants may subscribe to any Offering by entering a Subscription during the Enrollment Period for such Offering in such manner as the Committee may prescribe (which may include enrollment by submitting forms, by internet access or other electronic means).

A Subscription that is in effect on an Offering End Date will automatically be deemed to be a Subscription for the Offering that commences immediately following such Offering End Date, provided that the Participant is still an Eligible Employee and has not withdrawn the Subscription. Under the foregoing automatic enrollment provisions, payroll deductions or contributions will continue at the level in effect immediately prior to the new Offering Commencement Date, unless changed in advance by the Participant in accordance with Section 5.03.

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APPENDIX C

ADDENDUM FOR PARTICIPANTS

IN MALAYSIA WORKING FOR

EDWARDS LIFESCIENCES (MALAYSIA) SDN. BHD.

Effective October 1, 2016

For purposes of Eligible Employees of Edwards Lifesciences (Malaysia) Sdn. Bhd., the Company’s subsidiary in Malaysia, the following terms shall apply and replace any similar provisions in the Plan document. To the extent there is a conflict between the terms of the Plan document and this Addendum, this Addendum shall govern. Otherwise, the terms of the Plan document shall control.

2.12	Offering

“Offering” shall mean the annual offering on October 1 of each year of the Company’s Stock, the duration of which shall not exceed twenty seven (27) months.

2.13	Offering Commencement Date

“Offering Commencement Date” shall mean October 1 of each year, unless determined otherwise by the Committee.

4.01	Annual Offerings

The Plan shall consist of annual Offerings commencing on October 1 of each calendar year. Eligible Employees may not have in effect more than one Subscription at a time.

Participants may subscribe to any Offering by entering a Subscription during the Enrollment Period for such Offering in such manner as the Committee may prescribe (which may include enrollment by submitting forms, by internet access or other electronic means).

A Subscription that is in effect on an Offering End Date will automatically be deemed to a be a Subscription for the Offering that commences immediately following such Offering End Date, provided that the Participant is still an Eligible Employee and has not withdrawn the Subscription. Under the foregoing automatic enrollment provisions, payroll deductions or contributions will continue at the level in effect immediately prior to the new Offering Commencement Date, unless change in advance by the Participant in accordance with Section 5.03.

C-A-3	Edwards Lifesciences Corporation	2021 Proxy Statement

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Edwards Lifesciences Corporation Annual Meeting of Stockholders For Stockholders as of March 10, 2021	CONTROL NUMBER

<— Please fold here — Do not separate —>

TIME: PLACE:	Tuesday, May 4, 2021 10:00 a.m. PT Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/EW for more details and to view the proxy materials

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Martha H. Marsh and Michael A. Mussallem (together, the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Edwards Lifesciences Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

This proxy will also serve to instruct the trustee of Edwards Lifesciences Corporations 401(k) Savings and Investment Plan and the Edwards Lifesciences Technology Sarl Retirement Savings Plan (formerly known as the Edwards Lifesciences Corporation of Puerto Rico Savings and Investment Plan) (together, the “Plans”) to vote in accordance with the instructions on the reverse side all shares held for the undersigned in the Plans. For shares held in the Plans, voting instructions submitted over the Internet, by telephone or by mail must be received by the Plans’ trustee by 11:59 p.m. ET on April 29, 2021. The Plans’ trustee will vote allocated shares for which it receives no written instructions in the same proportion as the allocated shares for which voting instructions have been received.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD/VOTING INSTRUCTION FORM AND MARK ON THE REVERSE SIDE

Copyright © 2021 Mediant Communications Inc. All Rights Reserved

Edwards Lifesciences Corporation

Annual Meeting of Stockholders

Please make your marks like this: ☒ Use dark black pencil or pen only

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3, 4 AND 5.

	PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS

1.	Election of Directors
		FOR	AGAINST	ABSTAIN
	1.01 Kieran T. Gallahue	☐	☐	☐	FOR

	1.02 Leslie S. Heisz	☐	☐	☐	FOR

	1.03 Paul A. LaViolette	☐	☐	☐	FOR

	1.04 Steven R. Loranger	☐	☐	☐	FOR

	1.05 Martha H. Marsh	☐	☐	☐	FOR

	1.06 Michael A. Mussallem	☐	☐	☐	FOR

	1.07 Ramona Sequeira	☐	☐	☐	FOR

	1.08 Nicholas J. Valeriani	☐	☐	☐	FOR

		FOR	AGAINST	ABSTAIN
2.	Advisory Vote to Approve Named Executive Officer Compensation	☐	☐	☐	FOR

3.	Approval of the Amendment and Restatement of the Company's 2001 Employee Stock Purchase Plan for United States Employees (the "U.S. ESPP") to Increase the Total Number of Shares of Common Stock Available for Issuance under the U.S. ESPP by 3,300,000 Shares	☐	☐	☐	FOR

4.	Approval of the Amendment and Restatement of the Company's 2001 Employee Stock Purchase Plan for International Employees (the "International ESPP") to Increase the Total Number of Shares of Common Stock Available for Issuance under the International ESPP by 1,200,000 Shares	☐	☐	☐	FOR

5.	Ratification of Appointment of Independent Registered Public Accounting Firm	☐	☐	☐	FOR

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 6 AND 7.

6.	Advisory Vote on a Stockholder Proposal Regarding Action by Written Consent	☐	☐	☐	AGAINST

7.	Advisory Vote on a Stockholder Proposal to Adopt a Policy to Include Non-Management Employees as Prospective Director Candidates	☐	☐	☐	AGAINST

You must register to attend the meeting online at www.proxydocs.com/EW.

This Proxy Card is valid only when signed and dated.

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations or partnerships should provide full name of corporation or partnership and title of authorized officer signing the Proxy Card/Voting Instruction Form. You may hold Edwards shares in multiple accounts and therefore receive more than one Proxy Card or Voting Instruction Form and related materials. Please vote EACH Proxy Card and Voting Instruction Form that you receive.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date